Filed Pursuant to Rule 424(b)(3)
REGISTRATION NO. 333-139216

PROSPECTUS

OXIS INTERNATIONAL, INC.

19,362,857 Shares of Common Stock

This prospectus relates to an aggregate of up to 19,362,857 shares of our common stock, which may be offered by the selling security holders identified in this prospectus for their own account. Of such shares, 4,840,714 shares are issuable to the selling security holders upon conversion of our convertible debentures held by them, and 14,522,143 shares are issuable upon exercise of warrants issuable to the selling security holders upon the exercise of warrants held by them. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to certain of the selling security holders to register for resale the shares issuable upon the conversion of the debentures and the exercise of the warrants held them. The selling security holders may sell common stock from time to time through the market on which the stock is quoted, at the prevailing market price or in negotiated transactions.

This offering is not an underwritten offering. The securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the shares by these selling security holders.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “OXIS.OB”. The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on April 30, 2007 was $0.22.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 1, 2007

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements.” To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “might,” “would,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis and Plan of Operation” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” section above and “Management’s Discussion and Analysis or Plan of Operation” section below, and other sections of this prospectus.

The statements contained in this Registration Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. For a more detailed explanation of such risks, please see “Risk Factors” below. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward- looking statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes included in this prospectus and the section entitled “Management’s Discussion and Analysis or Plan of Operation” included in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, throughout this prospectus the terms “OXIS International,” “OXIS,” the “Company,” “we,” “us” or “our” refer to OXIS International, Inc.

Our Company

OXIS International, Inc. focuses on the research and development of technologies and therapeutic products in the field of oxidative stress/inflammatory reaction. The company’s research agents, assays and therapeutic products have the potential to predict early disease development as well as treat conditions associated with oxidative stress/inflammatory reaction. The company’s present revenues are mostly derived from sales of diagnostic reagents and assays to medical research laboratories. Our diagnostic products include approximately 25 research reagents and assays to measure markers of oxidative stress and inflammation.  We also hold the rights to four therapeutic classes of anti-oxidant/anti-inflammatory compounds. Specifically, one example of a potent antioxidant, is L-Ergothioneine, that may be appropriate for sale over-the-counter as a dietary supplement. We have acquired a 51% interest in and have the option to purchase the remaining 49% of BioCheck, Inc.

Our majority-held subsidiary, BioCheck, Inc. is a leading producer of clinical diagnostic assays, including high quality enzyme immunoassay research services and immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones designed to improve the accuracy, efficiency, and cost-effectiveness of in vitro (outside the body) diagnostic testing in clinical laboratories. BioCheck focuses primarily on the immunoassay segment of the clinical diagnostics market. BioCheck offers over 40 clinical diagnostic assays manufactured in its 15,000 square foot, U.S. Food and Drug Administration, or FDA, certified Good Manufacturing Practices device-manufacturing facility in Foster City, California.

In 1965, the corporate predecessor of OXIS, Diagnostic Data, Inc. was incorporated in the State of California. Diagnostic Data changed its state of incorporation to Delaware in 1972; and changed its name to DDI Pharmaceuticals, Inc. in 1985. In 1994, DDI Pharmaceuticals merged with International BioClinical, Inc. and Bioxytech S.A. and changed its name to OXIS International, Inc. Our principal executive offices were relocated to 323 Vintage Park Drive, Suite B, Foster City, California 94404 on February 15, 2006. Our telephone number is (650) 212-2568.

Recent Convertible Debenture and Warrant Financing

On October 25, 2006, we entered into a securities purchase agreement with four accredited investors. At the closing of this financing, we sold and issued Secured Convertible Debentures and Series A, B, C, D, and E common stock warrants (referred to throughout this prospectus as the “warrants”) to the purchasers, and also entered into a registration rights agreement and a security agreement.

Pursuant to the terms of the securities purchase agreement, we issued debentures in an aggregate principal amount of $1,694,250 to the Purchasers. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this prospectus as the “conversion price”). Beginning on February 1, 2007, the debentures are amortized in equal installments on a monthly basis, and complete repayment is scheduled to occur by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of our common stock, the stock will be valued at a price per share that is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount. For additional details regarding the terms and conditions of the debentures and warrants, see Exhibits 10.2 and 10.3 to our report on Form 8-K filed with the SEC on October 26, 2006. The above description is qualified in its entirety by reference to the full text of these instruments.

The performance of our duties and obligations under the debentures are secured by substantially all of our assets under a security agreement. As additional security to the debenture holders, we have also pledged the shares we hold in our subsidiaries, including 51% of BioCheck, Inc., and all of the shares of capital stock of our wholly-owned subsidiaries, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited. In addition, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited have each provided the debenture holders with a subsidiary guarantee in which these subsidiaries have guaranteed the performance, at the parent level, of our obligations under the debentures. For additional details regarding the terms and conditions of the security agreement, see Exhibit 10.5 to our report on Form 8-K filed with the SEC on October 26, 2006. The above description is qualified in its entirety by reference to the full text of this agreement.

On October 25, 2006 in conjunction with the issuance of the debentures, we also issued (1) five year Series A warrants to purchase an aggregate of 2,420,357 shares of common stock at an initial exercise price of $0.35 per share, (2) one year Series B warrants to purchase 2,420,357 shares of common stock at an initial exercise price of $0.385 per share, (3) two year Series C warrants to purchase an aggregate of 4,840,714 shares of common stock at an initial exercise price of $0.35 per share, (4) six year Series D warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.35 per share, which become exercisable on a pro-rata basis only upon the exercise of the Series C warrants, and (5) six year Series E warrants to purchase 2,420,357 shares of common stock with an initial exercise price of $0.385 per share, which similar to the Series D warrants, become exercisable on a pro-rata basis only upon the exercise of the Series C warrants. The debenture holders were issued Series A, B, C, D and E warrants in proportion to the amounts invested by the debenture holders in our debentures. The initial exercise prices for each warrant are adjustable in accordance with a full ratchet anti-dilution provision and upon the occurrence of a stock split or a related event. For purposes of illustrating the effect of the anti-dilution provision, if for instance we offered and issued shares of our common stock in an offering at a price per share below the exercise price of any of the warrants, the exercise price of the applicable warrant would be adjusted to match the lower price per share in the offering, and the number of shares purchasable under the warrant would be adjusted upward, so that the aggregate exercise price would be equal to the aggregate exercise price of the applicable warrant before the anti-dilution adjustment was made. For additional details regarding the terms and conditions of the warrants, see Exhibit 10.3 to our report on Form 8-K filed with the SEC on October 26, 2006. The above description is qualified in its entirety by reference to the full text of these instruments.

THE OFFERING

We are registering shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling security holders consist of:

•	4,840,714 shares of common stock underlying the debentures issued in our private placement on October 25, 2006;

•	9,681,429 shares of common stock underlying Series A, Series C and Series D common stock warrants issued in our private placement on October 25, 2006; and

•	4,840,714 shares of common stock underlying Series B and Series E common stock warrants issued in our private placement on October 25, 2006.

We are registering a total of 19,362,857 shares of our common stock that may become issuable upon conversion of the debentures and exercise of the warrants by the selling security holders, assuming the full conversion and exercise of these securities for the maximum number of shares issuable. This amount represents approximately 43.5% of our current outstanding stock, based on 44,527,476 shares of common stock outstanding as of December 1, 2006, which excludes: (i) 96,230 shares of Series C preferred stock convertible into 27,800 shares of common stock, which are not being registered for resale; (ii) up to 6,738,789 shares of common stock reserved for issuance to employees, directors and consultants as outstanding stock options or available for issuance under our 2003 Stock Incentive Plan; (iii) warrants to purchase an aggregate of 712,500 shares of common stock at a price of $0.50 per share, which are not being registered for resale, (iv) warrants to purchase an aggregate of 1,127,969 shares of common stock at a price of $1.00 per share, which are not being registered for resale, (v) warrants to purchase an aggregate of 108,000 shares of common stock at a price of $0.39 per share, which are not being registered for resale, (vi) warrants to purchase an aggregate of 1,158,857 shares of common stock at a price of $0.35 per share, which are not being registered for resale, (vii) warrants to purchase an aggregate of 2,416,108 shares of common stock at a price of $0.20 per share, which are not being registered for resale, (viii) warrants to purchase an aggregate of 6,438,685 shares of common stock at a price of $0.66 per share, which were previously registered for resale, and (ix) warrants to purchase an aggregate of 6,438,681 shares of common stock at a price of $1.00 per share, which were previously registered for resale. Upon full conversion of the debentures and exercise of the warrants, assuming no issuance of additional shares by us, and no adjustments to the conversion price of the debentures or the exercise prices of the warrants, we would have a total of 63,890,333 shares of common stock issued and outstanding.

USE OF PROCEEDS

This prospectus relates to 19,362,857 shares of our common stock, which may be sold from time to time by the selling security holders. We will not receive any part of the proceeds from the sale of common stock by the selling security holders. However, in order for the selling security holders to obtain the common stock underlying the warrants held by them, the selling security holders must either exercise the warrants by paying us a cash exercise price, or exercise the warrants without cash by forfeiting underlying shares.

Up to 14,522,143 shares of common stock are issuable upon exercise of outstanding warrants issued pursuant to the October 25, 2006 private placement. Of these warrants, (i) 9,681,429 have an exercise price of $0.35 per share and (ii) 4,840,714 have an exercise price of $0.385 per share.  As of the last trading day immediately prior to this prospectus, May 31, 2007, the latest closing price for our common stock as quoted on the OTCBB was $0.24 per share. If all such warrants are fully exercised without using any applicable cashless exercise provisions and assuming no anti-dilution adjustment of the applicable exercise prices, we will receive approximately $5,252,175 in cash from the warrant holders. We anticipate that any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes. There can be no assurance that any warrants will be exercised, or that we will receive any proceeds from the exercise of warrants. If the quoted price of our common stock for the duration of the warrants does not justify exercise of the warrants by their holders, we may not receive any proceeds from the warrants.

SELLING SECURITY HOLDERS

This prospectus covers the offer and sale by the selling security holders of up to 4,840,714 shares of our common stock issuable upon conversion of debentures and an additional 14,522,143 shares of Common Stock issuable upon exercise of warrants. The terms of the warrants preclude the holders thereof from exercising such warrants if the exercise would result in the holder and/or its affiliates beneficially owning in excess of either 4.99% or 9.99%, as elected by the holder at the time of purchase of the warrants held by such holder, of our outstanding common stock following the exercise. Each warrant holder can waive this provision with respect to the warrants it holds by providing 61 days’ advance written notice to us.

Except as listed below, none of the selling security holders had a material relationship with us within the past three years.

We are required to pay the fees and expenses incurred by us incident to the registration of the shares under this registration statement of which this prospectus is a part. We have also agreed to indemnify certain of the selling security holders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in this registration statement or prospectus, including liabilities under the Securities Act.

In the purchase agreements, each of the selling security holders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling security holders represented that it qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of common stock issuable pursuant to conversion of the debentures by the selling security holders. We will receive proceeds from the warrants, if exercised. The following table also sets forth the name of each security holder who is offering the resale of shares of common stock for resale under this prospectus, the number of shares of common stock beneficially owned by each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each selling security holder will own after the offering, assuming they sell all of the shares offered. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares the selling security holder has the right to acquire within 60 days.

Name of beneficial owner	Number of Shares Owned Before Offering		Number of Shares Being Offered (1)	Number of Shares Owned After Offering (2)

Bristol Investment Fund, Ltd.	13,472,994	(3)	5,737,144	7,735,850

Alpha Capital Anstalt	5,737,144	(4)	5,737,144	0

Whalehaven Capital Fund Limited	4,302,856	(5)	4,302,856	0

Cranshire Capital, L.P.	4,717,791	(6)	3,585,714	1,132,076

TOTAL:			19,362,857

*	Denotes broker-dealer.

**	Denotes affiliate of broker-dealer.

(1)

As required by SEC rules, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days.

(2)

Assumes for purposes of this table that all selling security holders will have converted the debentures and exercised the warrants to purchase our common stock in this offering, and will have later sold in the offering all shares of our common stock underlying the debentures and warrants.

(3)

Holdings of Bristol Investment Fund, Ltd. include 3,867,925 shares of common stock, 1,434,286 shares issuable upon the voluntary conversion by Bristol Investment Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share, warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 2,868,572 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 1,434,286 shares of common stock at a purchase price of $0.385 per share. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.

(4)

Holdings of Alpha Capital Anstalt include 1,434,286 shares issuable upon the voluntary conversion by Alpha Capital Anstalt of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 2,868,572 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 1,434,286 shares of common stock at a purchase price of $0.385 per share.

(5)

Holdings of Whalehaven Capital Fund Limited include 1,075,714 shares issuable upon the voluntary conversion by Whalehaven Capital Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 2,151,428 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 1,075,714 shares of common stock at a purchase price of $0.385 per share.

(6)

Holdings of Cranshire Capital, LP. include 896,429 shares issuable upon the voluntary conversion by Cranshire Capital of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 283,019 shares of common stock at a price of $0.66 per share, warrants to purchase 283,019 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 1,792,857 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 896,428 shares of common stock at a purchase price of $0.385 per share. Mitchell P. Kopin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole investment power and voting control over the securities held by Cranshire Capital, L.P.

PLAN OF DISTRIBUTION

The selling security holders (referred to throughout this prospectus as the “selling security holders”) of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of the initial final prospectus covering the resale of common stock by the selling security holders;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been sold or may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the expiration of twenty-four (24) months following the date on which the SEC initially declared the Registration Statement effective. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any part of the proceeds from the sale of these shares by any of the selling security holders although we may receive proceeds in the event that some or all of the warrants held by the selling security holders are exercised.

The selling security holders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Also, the selling security holders are not restricted as to the number of shares which may be sold at any one time.

There is no assurance that any of selling security holder will sell any or all of the shares described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this Prospectus.

We will need to raise additional capital to fund our general and administrative expenses, and if we are unable to raise such capital, we will have to curtail or cease operations.

We had cash and cash equivalents of $416,000 at our parent level at December 31, 2006. We cannot access the cash held by our majority-held subsidiary, BioCheck, to pay for our operating expenses at the parent level, since currently BioCheck is not our wholly-owned subsidiary. We obtained debt financing in the amount of $1,350,000 on October 25, 2006 and are seeking additional equity financing to obtain sufficient funds to sustain operations, including our development and commercialization programs and purchase the remaining 49% share of BioCheck that we currently do not own. We have incurred significant obligations in relation to the termination of our former president and chief executive officer. We repaid debt including accrued interest and expenses in the amount of $426,000 to Fagan Capital and $209,000 to our former chief executive officer. If we are unable to raise additional capital in 2007, we may have to curtail or cease operations.   If we raise short term capital by incurring additional debt, we will have to obtain equity financing sufficient to repay such debt and accrued interest. Further, incurring additional debt may make it more difficult for us to successfully consummate future equity financings.

Restrictive provisions of the Securities Purchase Agreement signed with purchasers of debentures and warrants in our recent convertible debt and warrant financing may make it more difficult for us to consummate an equity financing transaction.

Pursuant to the Securities Purchase Agreement entered into with four accredited purchasers on October 25, 2006, we are prohibited from issuing shares of common stock or securities convertible into common stock except pursuant to options issued under our stock option plan and other limited exceptions, until after May 13, 2007, or later for each day that the purchasers are unable to sell shares pursuant to the applicable registration statement, unless the volume weighted average quoted price of our common stock for each of the twenty days immediately prior to any such issuance of equity securities is higher than $0.40 per share, subject to adjustment for stock splits. Given the recent price range of our common stock between $0.20 and $0.35, unless the price of our common stock increases significantly within the next six to seven months, we will be unable to raise additional funds through an equity financing. Under the Securities Purchase Agreement in our October 25, 2006 financing, the purchasers of the debentures have the right to participate in up to 100% of any future equity financing involving issuance of common stock or securities convertible into or exercisable for common stock that we undertake within one year after the effective date of the registration statement which we are required to file in relation to the securities issued in our October 25, 2006 financing. This provision may make potential investors reluctant to enter into term sheets with us for future equity transactions.

Since we have not made monthly redemption payments due to purchasers of debentures in our October 2006 convertible debt and warrant financing, unless we receive applicable waivers from the debenture purchasers, such purchasers could exercise their rights under the default provisions of the Secured Convertible Debentures.

As of March 31, 2007, we have not made required monthly redemption payments that began on February 1, 2007 to purchasers of debentures issued in October 2006. Pursuant to the provisions of the Secured Convertible Debentures, such non-payment is an event of default. Penalty interest accrues on any unpaid redemption balance at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Upon an event of default, each purchaser has the right to accelerate the cash repayment of at least 130% of the outstanding principal amount of the debenture plus accrued but unpaid liquidated damages and interest. If we fail to make such payment in full, the purchasers would have the right to sell substantially all of our assets pursuant to their security interest to satisfy any such unpaid balance. We are negotiating with such purchasers for waivers from such events of default and issue shares in lieu of cash payment of the unpaid redemption payments plus accrued interest to the purchasers. We cannot give any assurance that the each of the four purchasers will accept such a cure of our breach.

Repayment of recently issued debentures in shares and the exercise of recently issued warrants would cause substantial dilution to our stockholders and would likely to depress our stock price, making it more difficult for us to consummate future equity financings.

In our October 25, 2006 debenture financing with four accredited purchasers, we issued secured convertible debentures in an aggregate principal amount of $1,694,250. We also issued Series A, B, C, D, and E warrants to the purchasers of the debentures, which provide them the right to purchase of an aggregate of approximately 14.5 million shares of our common stock, at initial exercise prices ranging from $0.35 to $0.385 per share, subject to adjustment as provided in the warrants, including a full ratchet anti-dilution provision which will lower the exercise price in the event that we conduct a financing at a price per share below $0.35 or $0.385 per share, respectively. The Series D and E warrants are only exercisable on a pro rata basis, if the Series C warrants are exercised. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this Prospectus as the “conversion price”). Pursuant to the terms of the debentures, beginning on February 1, 2007, we began to amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount.

Due to the floating conversion price of the debentures that applies when we choose to repay the debentures in shares, we would need to issue approximately ten million shares to the holders of the debentures, assuming that stock prices remain in their recent price range. The number of shares that we may have to issue to the debenture holders could increase significantly if our stock price declines from the current price range. In addition, we would have to issue approximately five million shares if the debenture holders exercise their Series A and B warrants, an additional approximately five million shares would be issued upon exercise of their Series C warrants and finally, an additional approximately five million shares would be issued upon exercise of their Series D and E warrants pro rata subsequent to the exercise of the Series C warrants. The future potential dilution due to exercise of the above warrants could be increased if the full ratchet anti-dilution provision applicable to the exercise price of the warrants is triggered. This future potential dilution would likely depress our stock price, making it difficult for us to consummate a future equity financing.

As of March 31, 2007 we were in technical default under the October 2006 debentures, because of non-payment of the Monthly Redemption Amounts which became due beginning on February 1, 2007. We are currently in negotiations with the debenture holders regarding the form of payment of these Monthly Redemption Amounts, which may be in the form of shares of our common stock or cash.

Restrictions on our ability to repay the debentures in shares rather than in cash may deplete our cash resources and will require future financings to avoid default.

Under the terms of the debentures we issued in October 2006, our right to make monthly redemption payments is conditioned upon several factors. Beginning on February 1, 2007, we are obligated to amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date either in cash or in shares. The monthly redemptions, if made in cash to all debenture holders would equal approximately $85,000 per month. We may not make the monthly redemption in shares if, among other conditions, the issuance of the shares to the debenture holders would cause any debenture holder to beneficially own in excess of either 9.99% or 4.99% of our total outstanding shares at that time (depending on the particular debenture holder, either the 9.99% or the 4.99% threshold applies). One of the debenture holders currently beneficially owns approximately 9% of our total outstanding shares. In addition, we may not make monthly redemption payments to any debenture holder in shares rather than cash if the daily trading volume for our common stock does not exceed 50,000 shares per trading day for a period of twenty trading days prior to any applicable date in question beginning after April 25, 2007. If we must make all or a substantial amount of its monthly redemption payments to the debenture holders in cash rather than shares, its cash reserves will be depleted and it will have to raise substantial additional capital to avoid default of the debentures.

As we have failed to make payments due to BioCheck under our Mutual Services Agreement, BioCheck could exercise its rights under the default provisions of that agreement to terminate the agreement and cease production of many of our research test kit assays.

As mentioned above, on June 23, 2006, we entered into a mutual services agreement with our majority owned subsidiary, BioCheck. Pursuant to the agreement, we agreed to pay BioCheck approximately $128,000 that we owed to BioCheck for services that BioCheck had provided to us during the twelve months ended September 30, 2006. As mutually agreed with BioCheck, we did not make this payment to BioCheck, and instead we agreed to use these funds to repurchase BioCheck shares from its current shareholders. If, however, we receive written notice of breach of the mutual services agreement due to non-payment of any other obligations, it will have 15 days to cure that breach. If we fail to cure the breach during the cure period, BioCheck would have the right to terminate the agreement. We currently manufacture the bulk of our research assay test kits together with BioCheck, which assists in packaging and shipping such research assay test kits to our customers, and undertaking research and development of certain new OXIS research assay test kits. If BioCheck ceases to perform these services, we will have to turn to third party suppliers for the manufacturing of its research assay test kits, where that is possible, and will likely have to cease research and development of new OXIS research assay test kits. There can be no assurance that possible third party suppliers of research assay test kits will be willing or able to manufacture our research assay test kits at competitive prices or at all, or that we would be able to pay for such services. Disruption or cessation of manufacturing due to the termination of the mutual services agreement would have immediate and deleterious effects on our future revenues.

Raising additional capital may be necessary in order to complete our acquisition of the outstanding shares of BioCheck that we do not own, which constitutes 49% of BioCheck’s issued and outstanding shares.

On September 19, 2005 we entered into a stock purchase agreement with BioCheck and the stockholders of BioCheck pursuant to which we undertook to purchase up to all of the outstanding shares of common stock of BioCheck for an aggregate purchase price of $6.0 million in cash. On December 6, 2005, pursuant to the terms of the stock purchase agreement with BioCheck, at the initial closing, we purchased an aggregate of fifty-one percent (51%) of the outstanding shares of common stock of BioCheck from each of the stockholders of BioCheck on a pro rata basis, for an aggregate of $3,060,000 in cash. Pursuant to the stock purchase agreement, we will use its reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings. The purchase price for any BioCheck shares purchased after the initial closing will be increased by an additional 8% per annum from the date of the initial closing through the date of such purchase. Under the terms of our purchase agreements with BioCheck and its stockholders, BioCheck’s earnings (specifically, its earnings before interest, taxes, depreciation and amortization expenses, or EBITDA), if any, will be used to repurchase the remaining outstanding BioCheck shares at one or more additional closings. There can be no assurance that BioCheck will generate any earnings in the next several years which would be sufficient to purchase additional shares of BioCheck pursuant to the stock purchase agreement. Even if BioCheck generates earnings, there can be no assurance that such earnings would be sufficient to complete our acquisition of the remaining 49% of BioCheck’s outstanding shares.

To avoid an increase in the purchase price of the remaining shares of BioCheck at the rate of 8% per annum, we would need to consummate a financing transaction to complete the acquisition of the remaining 49% of the outstanding shares of BioCheck. The successful completion of our acquisition of BioCheck in this manner is dependent upon obtaining financing on acceptable terms. No assurances can be given that we will be able to complete such a financing sufficient to undertake our acquisition of the outstanding shares of BioCheck on terms favorable to us, or at all. Any financing that we do undertake to finance the acquisition of BioCheck would likely involve dilution of our common stock if it is an equity financing, or will involve the assumption of significant debt by us.

We will need additional financing in order to complete our development and commercialization programs.

As of December 31, 2006, we had an accumulated deficit of approximately $70,319,000. We currently do not have sufficient capital resources to complete the development and commercialization of our antioxidant therapeutic technologies and oxidative stress assays, and no assurances can be given that we will be able to raise such capital in the future on terms favorable to us, or at all. The lack of availability of additional capital could cause us to cease or curtail our operations and/or delay or prevent the development and marketing of our potential products. In addition, we may choose to abandon certain issued United States and international patents that we consider to be of lesser importance to our strategic direction, in an effort to preserve our financial resources.

Our future capital requirements will depend on many factors including the following:

•	continued scientific progress in our research and development programs and the commercialization of additional products;
•	the cost of our research and development and commercialization activities and arrangements, including sales and marketing;
•	the costs associated with the scale-up of manufacturing;
•	the success of pre-clinical and clinical trials;
•	the establishment of and changes in collaborative relationships;
•	the time and costs involved in filing, prosecuting, enforcing and defending patent claims;
•	the time and costs required for regulatory approvals;
•	the acquisition of additional technologies or businesses;
•	technological competition and market developments; and
•	the cost of complying with the requirements of the Autorité des Marchés Financiers, or AMF, the French regulatory agency overseeing the Nouveau Marché in France.

We will need to raise additional capital to fund our development and commercialization programs. Our current capital resources are not sufficient to sustain operations and our development program with respect to our Ergothioneine as a nutraceutical supplement. We have granted a licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to the licensed compounds. Due to the lack of financial resources, we ceased further testing of BXT-51072 but continue to review the possibility of further developing applications for BXT-51072 and related compounds outside of the areas defined in the license. However, further development and commercialization of antioxidant therapeutic technologies, oxidative stress assays or currently unidentified opportunities, or the acquisition of additional technologies or businesses, may require additional capital. The fact that further development and commercialization of a product or technology would require us to raise additional capital, would be an important factor in our decision to engage in such further development or commercialization. No assurances can be given that we will be able to raise such funds in the future on terms favorable to us, or at all.

If we complete our acquisition of BioCheck, our business could be materially and adversely affected if we fail to adequately integrate the operations of the two companies.

If we complete the acquisition of BioCheck as planned, and we do not successfully integrate the operations of the two companies, or if the benefits of the transaction do not meet the expectations of financial or industry analysts, the market price of our common stock may decline. The acquisition could result in the use of significant amounts of cash, dilutive issuances of equity securities, or the incurrence of debt or expenses related to goodwill and other intangible assets, any of which, or all taken together, could materially adversely affect our business, operating results and financial condition.

We may not be able to successfully integrate the BioCheck business into our existing business in a timely and non-disruptive manner, or at all. In addition, the acquisition may result in, among other things, substantial charges associated with acquired in-process research and development, future write-offs of goodwill that is deemed to be impaired, restructuring charges related to consolidation of operations, charges associated with unknown or unforeseen liabilities of acquired businesses and increased general and administrative expenses. Furthermore, the acquisition may not produce revenues, earnings or business synergies that we anticipate.   There can be no assurance that BioCheck will continue to manufacture our research assay test kits if that agreement is terminated.

In addition, in general, acquisitions such as these involve numerous risks, including:

•	difficulties in assimilating the operations, technologies, products and personnel of an acquired company;
•	risks of entering markets in which we have either no or limited prior experience;
•	diversion of management’s attention from other business concerns; and
•	potential loss of key employees of an acquired company.

The time, capital management and other resources spent on the acquisition, if it fails to meet our expectations, could cause our business and financial condition to be materially and adversely affected.

We may experience disruption or may fail to achieve any benefits in connection with the recent changes in executive management and in board membership.

During the second quarter of 2004, our former Chief Executive Officer retired, and during the third quarter of 2004 our Chief Operating and Financial Officer resigned from his position at our company. As a result, others who had limited experience within our senior management were appointed to serve as acting Chief Executive Officer, acting Chief Operating Officer and acting Chief Financial Officer. On February 28, 2005, the Board appointed Mr. Steven T. Guillen as our President and Chief Executive Officer, and as a member of our board. On January 6, 2006, we hired Michael D. Centron as our Vice President and Chief Financial Officer. On September 15, 2006, Mr. Guillen’s employment as President and Chief Executive Officer was terminated, and Marvin S. Hausman, M.D. was appointed our new President and Chief Executive Officer. On November 15, 2006 Michael Centron, our Vice President and Chief Financial Officer resigned. In addition, during 2004 and early 2005, following the acquisition of a then-majority interest in our company by Axonyx, eight directors resigned from our board resulting in a four-person board. During 2005 we added independent director John E. Repine, M.D., and Gary M. Post joined our board of directors on March 15, 2006, resulting in a six-person board. Timothy C. Rodell, M.D., declined to stand for re-election at the Annual Meeting of Stockholders held on August 1, 2006. On January 11, 2007, Matthew Spolar was appointed to our board of directors. On April 12, 2007, Mr. Guillen resigned from the board of directors. All five directors currently serving on the board commenced their service on the board during the period of 2004 through the date hereof.

One impact of such changes has been to delay our sales promotions in the research assay market and in the development of Ergothioneine market opportunities. Further, we narrowed our strategic focus to concentrate resources, including discontinuing our Animal Health Profiling program. In addition, the decreased sales at our parent company level during 2006 are attributable to lower sales volume that was caused, in part, by the disruption arising from relocating our operations from Portland, Oregon to Foster City, California, the consolidation of our product offerings, and the lowering of sale prices for some of our products for competitive reasons. There can be no assurances that these changes will not cause further disruptions in, or otherwise adversely affect, our business and results of operations.

If we fail to attract and retain key personnel, our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. We deferred the hiring of senior management personnel in order to allow our newly-engaged full time Chief Executive Officer to select such key personnel. We cannot predict whether we will be successful in finding suitable new candidates for our key management positions. On September 15, 2006, Mr. Guillen’s employment as President and Chief Executive Officer was terminated, and Marvin S. Hausman, M.D. was appointed our new President and Chief Executive Officer. On November 15, 2006, Michael Centron resigned as our Vice President and Chief Financial Officer. Dr. Hausman has assumed the role of chief financial and accounting officer on an interim basis. While we have entered into an employment agreement with Dr. Hausman, he is free to terminate his employment “at will.” Further, we cannot predict whether Dr. Hausman will be successful in his role as our President and Chief Executive Officer, or whether senior management personnel hires will be effective. The loss of services of executive officers or key personnel, any transitional difficulties with our new Chief Executive Officer or the inability to attract qualified personnel could have a material adverse effect on our financial condition and business. As we currently do not have a Chief Financial Officer, it is crucial that we find a qualified individual to fill that role and to oversee and certify the periodic reports we must file with the Securities and Exchange Commission. As we currently have limited cash resources, if any of our key personnel leaves, replacing them will be difficult. We do not have any key employee life insurance policies with respect to any of our executive officers.

The success of our business depends upon our ability to successfully develop and commercialize products.

We cannot assure you that our efforts to develop and commercialize a cardiac predictor product, an Ergothioneine nutraceutical product or any other products will be successful. The cost of such development and commercialization efforts can be significant and the likelihood of success of any such programs is difficult to predict. The failure to develop or commercialize such new products could be materially harmful to us and our financial condition.

Our future profitability is uncertain.

We cannot predict our ability to increase our revenues or achieve profitability. We may be required to increase our research and development expenses in order to develop potential new products. As evidenced by the substantial net losses during and 2006 and 2005, losses and expenses may increase and fluctuate from quarter to quarter. There can be no assurance that we will ever achieve profitable operations.

Our ability to successfully develop and commercialize our nutraceutical or clinical diagnostic product candidates, and make them available for sale, is uncertain.

All of our nutraceutical and clinical diagnostic candidates are at an early stage of development and all of such nutraceutical and clinical diagnostic candidates will require expensive and lengthy testing and regulatory clearances. None of our nutracutical or clinical diagnostic candidates have been approved by regulatory authorities. We may not be able to make many of our product candidates commercially available for several years, if at all. There are many reasons we may fail in our efforts to develop our nutraceutical and clinical diagnostic candidates, including:

•	our nutraceutical and clinical diagnostic candidates may be ineffective, toxic or may not receive regulatory clearances,
•	our nutraceutical and clinical diagnostic candidates may be too expensive to manufacture or market or may not achieve broad market acceptance,
•	third parties may hold proprietary rights that may preclude us from developing or marketing our nutraceutical and clinical diagnostic candidates, or
•	third parties may market equivalent or superior products.

Clinical development is inherently uncertain and expense levels may fluctuate unexpectedly because we cannot accurately predict the timing and level of such expenses.

Our future success may depend in part upon the results of clinical trials undertaken by us or our licensees designed to assess the safety and efficacy of our potential products. We do not have substantial experience in developing and running clinical trials. The completion of clinical trials often depends significantly upon the rate of patient enrollment, and our expense levels will vary depending upon the rate of enrollment. In addition, the length of time necessary to complete clinical trials and submit an application for marketing and manufacturing approvals varies significantly and is difficult to predict. The expenses associated with each phase of development depend upon the design of the trial. The design of each phase of trials depends in part upon results of prior phases, and additional trials may be needed at each phase. As a result, the expense associated with future phases cannot be predicted in advance. Further, if we undertake clinical trials, we may decide to terminate or suspend ongoing trials. Failure to comply with extensive FDA regulations may result in unanticipated delay, suspension or cancellation of a trial or the FDA’s refusal to accept test results. The FDA may also suspend our clinical trials at any time if it concludes that the participants are being exposed to unacceptable risks. As a result of these factors, we cannot predict the actual expenses that we will incur with respect to clinical trials for any of our potential products, and we expect that our expense levels will fluctuate unexpectedly in the future.

Competition in most of our primary current and potential market areas is intense and expected to increase.

The diagnostic, pharmaceutical and nutraceutical industries are highly competitive. The main commercial competition at present in our research assay business is represented by, but not limited to, the following companies: Cayman Chemical Company, Assay Designs and Randox Laboratories Ltd. In addition, our competitors and potential competitors include large pharmaceutical/nutraceutical companies, universities and research institutions. Compared to us, these competitors may have substantially greater capital resources, research and development staffs, facilities, as well as greater expertise manufacturing and making products. In addition, these companies, as well as others, may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products. There can be no assurance that we can compete successfully.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to commercialize existing technologies or new technologies on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and technologies, which could materially adversely affect our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors and any failure to do so would have a material adverse effect upon our business, operating results and financial condition.

TorreyPines Therapeutics, Inc. holds significant stockholder voting power, and may be in a position to influence matters affecting us.

TorreyPines Therapeutics, Inc. or TorreyPines, which merged with Axonyx Inc. in October 2006, currently owns approximately 36% of our issued and outstanding stock. In addition, Dr. Marvin Hausman is a member of the board of directors of TorreyPines and is our President and Chief Executive Officer and the chairman of our board of directors. Given these circumstances, TorreyPines may influence our business direction and policies, and, thus, may have the ability to control certain material decisions affecting us. In addition, such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. Section 203 also limits the extent to which an interested stockholder can receive benefits from our assets. These provisions could complicate or prohibit certain transactions (including a financing transaction between us and TorreyPines), or limit the price that other investors might be willing to pay in the future for shares of our common stock.

If we are unable to develop and maintain alliances with collaborative partners, we may have difficulty developing and selling our products and services.

Our ability to realize significant revenues from new products and technologies is dependent upon, among other things, our success in developing business alliances and licensing arrangements with nutraceutical, biopharmaceutical and/or health related companies to develop and market these products. To date, we have had limited success in establishing foundations for such business alliances and licensing arrangements and there can be no assurance that our efforts will result in the development of mature relationships or that any such relationships will be successful. Further, relying on these or other alliances is risky to our future success because:

•	our partners may develop products or technologies competitive with our products and technologies;
•	our partners may not devote sufficient resources to the development and sale of our products and technologies;
•	our collaborations may be unsuccessful; or
•	we may not be able to negotiate future alliances on acceptable terms.

Our revenues and quarterly results have fluctuated historically and may continue to fluctuate, which could cause our stock price to decrease.

Our revenues and operating results may fluctuate due in part to factors that are beyond our control and which we cannot predict. Material shortfalls in revenues will materially adversely affect our results and may cause us to experience losses. In particular, our revenue growth and profitability depend on sales of our research assays and fine chemicals. Factors that could cause sales for these products and other products to fluctuate include:

•	an inability to produce products in sufficient quantities and with appropriate quality;
•	an inability to obtain sufficient raw materials;
•	the loss of or reduction in orders from key customers;
•	variable or decreased demand from our customers;
•	the receipt of relatively large orders with short lead times;

•	our customers’ expectations as to how long it takes us to fill future orders;
•	customers’ budgetary constraints and internal acceptance review procedures;
•	there may be only a limited number of customers that are willing to purchase our research assays and fine chemicals;
•	a long sales cycle that involves substantial human and capital resources; and
•	potential downturns in general or in industry specific economic conditions.

    Each of these factors has impacted, and may in the future impact, the demand for and availability of our products and our quarterly operating results. For example, due to the unavailability of beef liver as a source for bSOD we were unable to sell any bSOD during 2006, 2005 and 2004, as compared to sales of $562,000 in 2003. We do not anticipate this source becoming available again within the foreseeable future and do not anticipate any revenues from sales of this product in the foreseeable future. In addition, a decrease in the demand for our Ergothioneine product resulted in a reduction of sales of Ergothioneine to $1,000 in 2006, $18,000 in 2005 and $87,000 in 2004, compared to $333,000 in 2003. We cannot predict with any certainty our future sales of Ergothioneine.

If the sales or development cycles for research assays and fine chemicals lengthen unexpectedly, our revenues may decline or not grow as anticipated and our results from operations may be harmed.

Changes in accounting standards regarding stock option plans could increase our reported losses, cause our stock price to decline and limit the desirability of granting stock options.

In December 2004, the FASB issued SFAS 123R. SFAS 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123R establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity’s financial statements over the period during which the employee is required to provide services in exchange for the award. Management implemented SFAS 123R effective January 1, 2006. Expensing such stock options will add to our losses or reduce our profits, if any. In addition, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program.

Our income may suffer if we receive relatively large orders with short lead times, or our manufacturing capacity does not otherwise match our demand.

Because we cannot immediately adapt our production capacity and related cost structures to rapidly changing market conditions, when demand does not meet our expectations, our manufacturing capacity will likely exceed our production requirements. Fixed costs associated with excess manufacturing capacity could adversely affect our income. Similarly, if we receive relatively large orders with short lead times, we may not be able to increase our manufacturing capacity to meet product demand, and, accordingly, we will not be able to fulfill orders in a timely manner. During a market upturn, we may not be able to purchase sufficient supplies to meet increasing product demand. In addition, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. These factors could materially and adversely affect our results.

Our success will require that we establish a strong intellectual property position and that we can defend ourselves against intellectual property claims from others.

Maintaining a strong patent position is important to us in order to establish and maintain a competitive advantage. We currently have 81 patents either granted or applied for in 16 countries with expiration dates ranging from 2009 to 2025. Litigation on patent-related matters has been prevalent in our industry and we expect that this will continue. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection is highly uncertain, so there can be no assurance that the patent rights we have or may obtain will be valuable. Others may have filed, or may in the future file, patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot assure investors that any such patent applications will not have priority over our patent applications. Further, we may choose to abandon certain issued United States and international patents that we consider to be of lesser importance to our strategic direction, in an effort to preserve our financial resources. Abandonment of patents could substantially affect the scope of our patent protection. In addition, we may in future periods incur substantial costs in litigation to defend against patent suits brought by third parties or if we initiate such suits.

In addition to patent protection, we also rely upon trade secret protection for our confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for our trade secrets or other proprietary information. In addition, there can be no assurance that trade secrets and other proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our trade secrets and other proprietary information. If we cannot obtain, maintain or enforce our intellectual property rights, competitors may seize the opportunity to design and commercialize competing technologies.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

•	enforce patents that we own or license;
•	protect trade secrets or know-how that we own or license; or
•	determine the enforceability, scope and validity of the proprietary rights of others.

Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of our products. We may seek to acquire additional insurance for liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could have a serious adverse effect on our business, financial condition and results of operations.

Disclosure controls are no assurance that the objectives of the control system are met.

Although we have an extensive operating history, resources are limited for the development and maintenance of our control environment. We have a very limited number of personnel and therefore segregation of duties can be somewhat limited as to their scope and effectiveness. We believe, however, that we are in reasonable compliance with the best practices given the environment in which we operate. Although existing controls in place are deemed appropriate for the prevention, detection and minimization of fraud, theft and errors, they may result in only limited assurances, at best, that the total objectives of the control system are met. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, can be detected and/or prevented and as such this is a risk area for investors to consider.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for such shares.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board, or OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between bid and ask quotations. The market price of our common stock is extremely volatile. To demonstrate the volatility of our stock price, during 2006, the volume of our common stock traded on any given day ranged from 0 to 2,786,900 shares. Moreover, during that period, our common stock traded as low as $0.18 per share and as high as $0.44 per share, a 144% difference. This may impact an investor’s decision to buy or sell our common stock. As of December 31, 2006 there were approximately 5,200 holders of our common stock. Factors affecting our stock price include:

•	our financial results;
•	fluctuations in our operating results;
•	announcements of technological innovations or new commercial health care products or therapeutic products by us or our competitors;
•	government regulation;
•	developments in patents or other intellectual property rights;
•	developments in our relationships with customers and potential customers; and
•	general market conditions.

Furthermore, volatility in the stock price of other companies has often led to securities class action litigation against those companies.  Any such securities litigation against us could result in substantial costs and divert management's attention and resources, which could seriously harm our business and financial condition.

Our common stock may be subject to “penny stock” rules which may be detrimental to investors.

Our common stock may be, or may become, subject to the regulations promulgated by the SEC for “penny stock.” SEC regulation relating to penny stock is presently evolving, and the OTCBB may react to such evolving regulation in a way that adversely affects the market liquidity of our common stock. Penny stock currently includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements may adversely affect the market liquidity of our common stock.

Sales of our common stock may require broker-dealers to make special suitability determinations regarding prospective purchasers.

Our common stock may be, or may become, subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. Applicability of this rule would adversely affect the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Accordingly, the market for our common stock may be limited and the value negatively impacted.

We will incur expenses in connection with registration of our shares which may be significant.

We are required to pay fees and expenses incident to the registration with the SEC of the shares issued in the private placements of equity which closed on January 6, 2005 and October 25, 2006 and maintain adequate disclosure in connection with such registration, including updating prospectuses and under certain circumstances, filing amended registration statements. These expenses were approximately $302,000 in 2006, and we may incur significant additional expenses in the future related to maintaining effective registration statements for prior financings and any additional registrations related to future financings. We have also agreed to indemnify such selling security holders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in our registration statement and related prospectuses, including liabilities under the Securities Act. In the event such a claim is made in the future, such losses, claims, damages and liabilities arising therefrom could be significant in relation to our revenues.

A large number of additional shares may be sold into the public market in the near future, which may cause the market price of our common stock to decline significantly, even if our business is successful.

Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. After our October 25, 2006 debenture and warrant financing, and assuming the full conversion of the debentures and full exercise of the Series A, B, C, D and E warrants for the maximum number of shares for which such warrants are exercisable, we would have approximately 64 million shares of common stock outstanding (assuming no other issuances of common stock). Upon full issuance of these shares of common stock upon conversion of the debentures and exercise of the warrants, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

A large number of common shares are issuable upon exercise of outstanding common share options and warrants and upon conversion of our outstanding debentures. The exercise or conversion of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in OXIS as well as the book value of your common shares. The sale of a large amount of common shares received upon exercise of these options and warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

As of December 31, 2006, there are outstanding warrants entitling the holders to purchase up to a maximum of 9,681,840 common shares at an exercise price of $0.35 per share. In addition, there are outstanding warrants entitling the holders to purchase up to a maximum of 4,840,740 common shares at an exercise price of $0.385 per share. There are also debentures outstanding which are convertible into a maximum of 4,840,740 common shares at a conversion price per common share of $0.35 per common share. Further, we have relied heavily on option and warrant grants as an alternative to cash as a means of compensating our officers, advisors and consultants. In 2006, we issued options and warrants to officers, director and consultants for the purchase of approximately 4.4 million shares of our common stock, with exercise prices ranging from $0.18 to $0.39 per share. The exercise price for all of the aforesaid options and warrants may be less than your cost to acquire our common shares. In the event of the exercise and/or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the options and warrants may sell underlying common shares in tandem with their exercise of those warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options and warrants.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

We are continuing to take measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with being a public company. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Our common shares are thinly traded and, if you are a holder of debentures, you may be unable to sell at or near ask prices or at all if you need to convert your debentures into common stock and sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common shares have historically been sporadically or “thinly-traded” on the “Over-The-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you convert your debentures into our common stock many be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by its shareholders may disproportionately influence the price of those shares in either direction. The price for its shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Investors should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our board of directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The market represented by the OTCBB is limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported on the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
Fiscal Year 2004	First Quarter	$0.90	$0.52
	Second Quarter	$0.84	$0.45
	Third Quarter	$0.69	$0.32
	Fourth Quarter	$0.65	$0.41
Fiscal Year 2005	First Quarter	$0.57	$0.28
	Second Quarter	$0.43	$0.27
	Third Quarter	$0.48	$0.28
	Fourth Quarter	$0.39	$0.24
Fiscal Year 2006	First Quarter	$0.38	$0.26
	Second Quarter	$0.44	$0.32
	Third Quarter	$0.36	$0.21
	Fourth Quarter	$0.28	$0.18

Stockholders

As of December 31, 2006, we had approximately 44,527,476 shares of common stock issued and outstanding which were held by approximately 2,834 stockholders of record, which total does not include stockholders who hold their shares in street name. The transfer agent for our common stock is ComputerShare, whose address is 250 Royall Street, Canton, Massachusetts 02021.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. We utilize our assets to develop our business and, consequently, we have never paid a dividend and does not expect to pay dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

BUSINESS

Overview

OXIS International, Inc. focuses on the research and development of technologies and therapeutic products in the field of oxidative stress/inflammatory reaction. The company’s research agents, assays and therapeutic products have the potential to predict early disease development as well as treat conditions associated with oxidative stress/inflammatory reaction. The company’s present revenues are mostly derived from sales of diagnostic reagents and assays to medical research laboratories. Our diagnostic products include approximately 25 research reagents and assays to measure markers of oxidative stress and inflammation.   We also hold the rights to four therapeutic classes of anti-oxidant/anti-inflammatory compounds. Specifically, one example of a potent antioxidant, is L-Ergothioneine, that may be appropriate for sale over-the-counter as a dietary supplement. We have acquired a 51% interest in and have the option to purchase the remaining 49% of BioCheck, Inc.

Our majority-held subsidiary, BioCheck, Inc. is a leading producer of clinical diagnostic assays, including high quality enzyme immunoassay research services and immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones designed to improve the accuracy, efficiency, and cost-effectiveness of in vitro (outside the body) diagnostic testing in clinical laboratories. BioCheck focuses primarily on the immunoassay segment of the clinical diagnostics market. BioCheck offers over 40 clinical diagnostic assays manufactured in its 15,000 square foot, U.S. Food and Drug Administration, or FDA, certified Good Manufacturing Practices device-manufacturing facility in Foster City, California.

It is the intent of management of both companies to use mutual diagnostic and clinical expertise and sales expertise of each company to maximize the value of their respective portfolios of reagents and diagnostic assays. Moreover, OXIS and BioCheck are collaborating in research and development relating to new predictive biomarker assays applicable to diseases in both humans and animals, and we expect this collaboration to continue.

We are presenting the business descriptions of the parent company OXIS International, Inc., followed by that of our 51% owned subsidiary, BioCheck, Inc., in separate sections for greater clarity.

OXIS INTERNATIONAL, INC.

OXIS International, Inc. focuses on the research and development of technologies and therapeutic products in the field of oxidative stress/inflammatory reaction, diseases that are associated with damage from free radicals and reactive oxygen species. Biological free radicals are the result of naturally occurring processes such as oxygen metabolism and inflammatory reactions. Free radicals react with key organic substances such as lipids, proteins and DNA. Oxidation of these biomolecules can damage them, disturbing normal functions and may contribute to a variety of disease states. Organ systems that are predisposed to oxidative stress and damage are the pulmonary system, the brain, the eye, circulatory system, and reproductive systems. A prime objective of OXIS is to use its broad portfolio of oxidative stress biomarkers to identify associations between reactive biomarker signals and various disease etiologies and conditions

We presently derive our revenues primarily from sales of research diagnostic reagents and assays to medical research laboratories. Our diagnostic products include approximately 25 research reagents and assays to measure markers of oxidative stress.   We hold the rights to four therapeutic classes of compounds in the area of oxidative stress and inflammation. One such compound is L-Ergothioneine, a potent antioxidant produced by OXIS, that may be appropriate for sale over-the-counter as a dietary supplement. In September 2005 we acquired a 51% interest in and have the option to purchase the remaining 49% of BioCheck, Inc.

Oxidative stress and/or inflammation are associated with an excess of free radicals/reactive oxygen species and a decrease in antioxidant levels resulting in the development of tissue or organ damage OXIS has invested significant resources to build a substantial patent position on our portfolio of antioxidant therapeutic technologies and selected oxidative stress/inflammatory reaction assays.

Marketed Products

We have developed, commercialized and marketed an extensive product line that provides several types of tools for researchers to identify and measure the balance between oxidative, nitrosative, antioxidant and inflammatory biomarkers in biological samples. We offer more than 60 research products for sale, including 25 research diagnostic assay test kits for markers of oxidative and nitrosative stress. We also market antibodies, enzymes and controls for use primarily in research laboratories. The antibodies provide detection of oxidative, nitrosative, antioxidant and inflammatory markers in some cases different from those measured by our assay test kits. The enzymes have been shown in early in vitro studies and preclinical animal studies to allow manipulation and control of oxidative biomarkers of protein and DNA, nitric oxide, antioxidant enzymes and inflammatory neutrophils. Our assays are useful, as shown in controlled in vitro studies and in vivo preclinical studies, in monitoring oxidative biomarkers of lipids, proteins and DNA, and nitrosative and antioxidant biomarkers. In addition, we have marketed the antioxidant Ergothioneine to selected customers, including prominent industry leaders in the cosmetics industry.

OXIS Research Diagnostic Assays

Our primary research diagnostic assay product line is comprised of approximately 25 assay test kits which measure key markers in free radical biochemistry for oxidative and nitrosative stress. Specifically, these assays measure levels of general and specific antioxidant activity, oxidative alterations to lipid, protein and DNA substrates, and pro-oxidant activation of specific white blood cells. Fifteen of our research assays were manufactured at our facility in Portland, Oregon and with the closing of the Portland facility, the manufacturing of our research assays was transferred to BioCheck’s Foster City facility during the first quarter of 2006. As of the date of this Prospectus, we along with BioCheck are manufacturing research assays under a mutual services agreement between BioCheck and us. If BioCheck ceased participating in the manufacture of our research assays before we engaged an alternative manufacturer, our business would be adversely affected. Ten other research assays are manufactured by third party suppliers pursuant to private label arrangements or in-house development and manufacture.

Our research diagnostic assay test kits utilize either chemical (colorimetric) or immunoenzymatic (EIA) reactions that can be read using laboratory spectrophotometers and/or microplate readers, respectively. We believe our assays offer advantages over other laboratory methods, including ease of use, speed, specificity, accuracy and proprietary technology. Our research diagnostic assays for markers of oxidative stress are generally protected by trade secrets, and to some extent, patents. Five U.S. patents and eight international patents have been issued with respect to these assays. The oxidative stress assays are sold under the registered trademark “Bioxytech.” We continue to offer a few proprietary antioxidants and specialty chemicals but our product development focus and support are directed at assays, antibodies and enzymes in the area of oxidative and nitrosative stress.

Ergothioneine

L-Ergothioneine (ERGO) is a naturally occurring, water soluble, antioxidant amino acid molecule found in most animals and plants. It is considered one of the most potent biological antioxidants known. ERGO neutralizes hydroxyl free radicals and hypochlorous acid, which are common products of immune and inflammatory responses in vivo. This nutrient increases respiration and oxidation of fat, protects the mitochondria from damage due to environmental ultraviolet radiation and aids in the detoxification of the liver. We have developed the only published and patented method for producing commercial quantities of enantiomerically pure ERGO, which is analytically indistinguishable from the biological material. We hold the patents and patent applications for the protective effect of ERGO on mitochondria, the commercial preparation process and the neuroprotective effects of ERGO.

OXIS has sold ERGO to selected customers as a potentially anti-aging component in skin care products sold by the cosmetics industry. Sales of ERGO were temporarily halted pending development of a large scale-up manufacturing process as well as new chiral analytic procedures. Sales of ERGO were $1,000 in 2006 and $18,000 in 2005. Sales during 2006 were made to three customers in research quantities. Sales during 2005 were to one customer in the cosmetics industry in connection with such customer’s marketing campaign of a formulation of cosmetics which included, among other components, ERGO. We have not received any indication that additional orders are expected. We can give no assurances that sales of ERGO to this customer or other cosmetics industry customers will resume.

Marketing

We market products and technologies related to oxidative stress. Oxidative stress occurs as a result of an imbalance between damaging free-radicals and related molecules and their inactivation by antioxidants. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response.

During 2006, we continued to market our research diagnostic assay products to professional scientists in academia, industry and government through our OXIS Research catalog. Our marketing program is centered on targeting medical, environmental and various industry audiences interested in oxidative and nitrosative stress. Nitrosative stress occurs when the generation of reactive nitrogen species in a system exceeds the system’s ability to neutralize and eliminate them. Primary vehicles for this marketing program include printed literature, the OXIS Research website and attendance at conferences targeting neuroscience, cancer, cardiac and nutritional researchers.

Our assays for markers of oxidative stress are currently being sold both directly by us and through a network of distributors to researchers primarily in the United States, Europe and the Pacific Rim. We estimate that there are more than 10,000 scientists and clinicians who are working directly in research on free radical biochemistry, and who are potential customers for these research diagnostic assays. We continue to seek to strengthen our international distribution network by adding new distributors around the world. These distributors are primarily focused on sales of research products in the life science market. In 2006, 43 distributors accounted for approximately 44% of our total revenues. Although we have not recruited distributors for Ergothioneine, we intend to establish and implement a plan to do so in the future.

During 2006, approximately 9% of our total revenues were from Funakoshi, a distributor customer located in Japan. We expect revenues from sales to Funakoshi for fiscal year 2007 to be similar to those in 2006.

Foreign Operations and Export Sales

Revenues attributed to countries outside the United States based on the location of customers were:

	2006	2005
Japan	$151,000	$163,000
Korea	55,000	76,000
Poland	53,000	54,000
France	45,000	94,000
Canada	35,000	47,000
Other foreign countries	296,000	275,000

Revenues to other foreign countries included sales in more than 40 countries. International revenue accounted for 42% of our 2006 revenues.

Other OXIS Therapeutic Compounds

Our therapeutic and nutraceutical product portfolio includes four classes of antioxidant molecules: glutathione peroxidase mimics including BXT-51072, Ergothioneine analogs, lipid soluble antioxidants and superoxide dismutase (Palosein/Orgotein).

BXT (Organoselenium) Compounds

Our lead therapeutic antioxidant drug candidate, BXT-51072, completed a Phase IIA clinical trial in inflammatory bowel disease in 1999, but due to the lack of financial resources, we ceased further testing of BXT-51072. In September 2004, we entered into an Exclusive Licensing Agreement relating to BXT-51072 and related compounds with HaptoGuard, Inc., which has since been merged into Alteon Inc. Under the agreement, we granted HaptoGuard exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds.

On April 2, 2007, we entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. (“Alteon”), under which we have granted Alteon worldwide exclusive rights to a family of orally bioavailable organoselenium compounds that have demonstrated potent anti-oxidant and anti-inflammatory properties in clinical and preclinical studies. The amended and restated exclusive license agreement supercedes and replaces our prior agreement with HaptoGuard. The new agreement expands the scope of the original agreement to also include non-cardiovascular indications.

Under the new agreement, Alteon agreed to invest a minimum of $7.5 million over a three year period following the effective date of the agreement, in its development program for the development, discovery and manufacture of licensed products based on the processes and compounds covered under the license. Alteon agreed to pay us a non-refundable sum of $500,000, payable in six monthly installments of $50,000, with the remaining $200,000 payable upon the closing of a financing of Alteon approved by Alteon’s shareholders. The agreement also provides for milestone payments to us upon certain significant milestone events in the development of a potential drug product. The agreement also entitles us to various levels of sublicensing fees and royalties based on a percentage of net sales of the licensed product. For additional details regarding this license agreement, see the section entitled “License Agreement with Alteon” on page 52 of this Prospectus.

Ergothioneine as a Veterinary Product

On March 21, 2007, we signed a supply agreement for ERGO with Golden Gourmet Mushrooms (GGM) of San Marcos, California, a leading marketer to the equine industry of natural organic dietary supplements. OXIS will allow GGM to market the product under our owned trademark, ERGOLDTM. GGM currently markets Mushroom Matrix (M2™) to the United States equine market and small animal pet market as a natural organic dietary supplement. GGM’s marketing plan is to add ERGO (ERGOLDTM) to the M2™ product to confer viral shield capacity and sell the product through veterinary practices. The research data underscoring this nutritional approach was shown in a recently published paper entitled “Activity of the Dietary Antioxidant Ergothioneine in a Virus Gene-Based Assay for Inhibitors of HIV Transcription.” Potential future markets include making this product available to domestic animals such as dogs and cats.

Ergothioneine as a Nutraceutical Supplement

We believe that our Ergothioneine compound may be well suited for development as a nutraceutical supplement that can be sold over the counter in the human and veterinary markets and we intend to pursue the development of Ergothioneine for use in such markets. We have outsourced the manufacturing of the raw material and we are working to expand this manufacturing capacity. We are currently testing Ergothioneine produced in bulk to ensure that its purity level is acceptable.

Lipid Soluble Antioxidants Patented Compound Group

Our LSA molecules are designed to mimic the activity of the body’s natural cell membrane-protecting antioxidant, vitamin E. Molecules from this series are 20 to 40 fold more potent than vitamin E and move into cell membranes much more quickly, making them more appropriate as drugs than the natural vitamin. The primary disease targets for this series of molecules will include neurodegenerative diseases such as Alzheimer’s and Parkinson’s disease as well as cardiovascular diseases.

Superoxide Dismutase (SOD)

SOD is a naturally occurring genzyme found in essentially all living organisms. SOD catalyzes the destruction of the “Superoxide” molecule. OXIS SOD has been marketed in Europe by Tedec-Meiji under the brand name Orgotein. This product has been used in Spain for many years in the treatment of Chronic Inflammatory Joint Diseases and in the prevention of Radiation Fibrosis and scarring in patients with Colerectal Carcinoma undergoing radiation treatment. Palosein (superoxide dismutase) is our proprietary free radical scavenger, which has demonstrated clinical efficacy as a potent anti-inflammatory drug for tendon and ligament injuries, arthritis and disc disease in dogs and horses. The product had been marketed under the brand name Palosein for veterinary use in the United States. The FDA has notified us that an updated release formulation protocol must be submitted to the agency for approval prior to any further marketing in the U.S. of this product. We are currently evaluating various paths to facilitate reintroduction of Palosein/Orgotein to the marketplace.

We intend to focus on and intensify our efforts to form diagnostic, pharmaceutical and nutraceutical relationships and strategic partnerships with larger companies for the purpose of further developing and exploiting our antioxidant molecules. No assurance can be given that our efforts will generate the results anticipated by our management or will in the future be favorable to us.

Myeloperoxidase Assay/Cardiovascular Predictor Product

Given sufficient capital resources, we intend to pursue further development of our myeloperoxidase assay, or MPO, a research assay, which could be utilized either alone or in combination with other assays in the clinical predictive/ diagnostic market. Currently, biomarkers used for prediction of heart attacks (myocardial infarction) present significant limitations in predictive quality due to variability of patient population, the range for abnormal test results and other factors including assay sensitivity and ease of use. In contrast, blood plasma MPO levels, as measured by our MPO kit using our proprietary monoclonal antibody, appear to be a better predictor of patients at risk for cardiac events before they occur, according to a report in the October 23, 2003 New England Journal of Medicine. Our MPO assay kit was used in that study to evaluate myeloperoxidase levels in 604 hospital emergency room patients with chest pain. A single measurement of plasma myeloperoxidase using our MPO assay kit was able to identify patients at risk for a future heart attack, even when no tissue damage to the heart was evident. Furthermore, the test was better than some established biomarkers at predicting the risk of a major cardiac event following the initial visit to the emergency room.

We have undertaken collaborative research with selected research scientists on the development of a cardiovascular predictor product using our MPO assay combined with other assays currently in-house or under development.   We are reassessing this development program in the context of our new research and development association with BioCheck.

Out-Licensed Technology

Our lead therapeutic drug candidate, BXT-51072 (BXT), is a low molecular weight oral drug that mimics the antioxidant enzyme known as glutathione peroxidase. BXT directly neutralizes hydrogen peroxide and appears to protect cells from peroxide mediated damage. It also inhibits nucleic transcription and prevents the activation of cytokines, adhesion molecules and inflammatory enzymes, which are all mediators of inflammation. We completed a Phase IIA clinical trial in inflammatory bowel disease with BXT-51072 in 1999. This Phase IIA trial was a multi-center, nonrandomized, open-label, two-arm study which assessed the safety, pharmacokinetics, and efficacy of BXT-51072; clinical results showed potential promise as a therapeutic agent in GI disease. Due to the lack of financial resources, we ceased further testing of BXT-51072 at that time until further funding could be obtained.

In September 2004, we entered into an Exclusive License and Supply Agreement relating to BXT-51072 and related compounds with HaptoGuard, Inc., a New York based biopharmaceutical company which has since been merged into Alteon Inc. Under the agreement, we granted Alteon exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. Under the license agreement, Alteon (as successor of Haptoguard) is responsible for worldwide product development programs with respect to the licensed compounds. We received an upfront license fee of $450,000, and Alteon is obligated to pay royalties on net sales of certain licensed products, and additional fees in excess of US $21 million for the achievement of development milestones as well as regulatory approvals. There can be no assurances that royalty payments will result or that milestone payments will be realized.

On July 20, 2006, we entered into an amendment to the exclusive license and supply agreement originally dated September 28, 2004 with HaptoGuard (now merged with Alteon). Under the agreement, as subsequently amended on March 22, 2005, July 20, 2006 and April 6, 2006, we granted Alteon three-month extensions to fulfill its obligation to begin Phase II clinical trials with a licensed product, upon payment of $50,000 for each extension. In addition, under those amendments we agreed to change the timeline for initiation of Phase IIb clinical trials with a licensed product under the license agreement and agreed to allow the same extension arrangement for that milestone. We received a $50,000 payment from Alteon on July 24, 2006 for the first extension ending on September 30, 2006.

On April 2, 2007 we entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. pursuant to which we granted Alteon an exclusive, sole, worldwide license to develop, manufacture and market BXT-51072 and related compounds covered by certain patent rights, with the right to sublicense. This license agreement amends and supersedes the Exclusive License and Supply Agreement previously entered into between OXIS and HaptoGuard, Inc. (now part of Alteon) on September 28, 2004, as amended. Alteon’s lead compound under the previous license, ALT-2074 (formerly BXT 51072) is currently in a Phase 2 clinical study for cardiovascular indications and is one of a family of licensed compounds that are orally bioavailable organoselenium compounds that have demonstrated potent anti-oxidant and anti-inflammatory properties in clinical and preclinical studies. Unlike the previous license agreement with HaptoGuard, in this Amended and Restated Exclusive License Agreement, the license is not limited in relation to particular clinical indications. Under the license agreement, Alteon is responsible for funding product development programs with respect to the licensed compounds. OXIS shall receive a non-refundable up-front license fee of $500,000 and Alteon is obligated to pay royalties on net sales of licensed products, with certain adjustments under certain conditions, as well as additional fees for the achievement of certain development and regulatory approval milestones. There can be no assurances that royalty payments will result or that milestone payments will be realized. In addition, within 14 days of the effective date of the license agreement, Alteon will purchase shares of common stock at a premium to the market price in the aggregate amount of $500,000. Alteon shall control, prosecute and maintain all licensed patents and shall be responsible for all costs and expenses in connection with the filing, prosecution and maintenance of the licensed patents.

We have the right to terminate the license agreement if Alteon fails to pay us any required payments under the license agreement and such failure is not cured after written notice. Alteon may terminate the agreement by providing us with 180 days’ written notice. Either party may terminate the agreement upon 30 days’ written notice upon certain events relating to the other party’s bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party’s uncured breach of any material provision of the agreement. Otherwise, the license agreement terminates upon the expiration of the underlying patents relating to the licensed compounds, on a country by country basis.

BIOCHECK, INC.

Our majority-held subsidiary, BioCheck, is a leading producer of clinical diagnostic assays, including high quality enzyme immunoassay research services and immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones designed to improve the accuracy, efficiency, and cost-effectiveness of in vitro (outside the body) diagnostic testing in clinical laboratories. BioCheck focuses primarily on the immunoassay segment of the clinical diagnostics market. BioCheck manufactures over 40 clinical diagnostic assays in its 15,000 square-foot, U.S. Food and Drug Administration, or FDA, certified Good Manufacturing Practices device-manufacturing facility in Foster City, California.

On September 19, 2005, we entered into a stock purchase agreement with BioCheck and its stockholders to purchase all of its common stock for $6.0 million in cash. BioCheck is a leading producer of enzyme immunoassay diagnostic kits for clinical laboratories. On December 6, 2005, we purchased 51% of the shares of BioCheck’s common stock from each of its stockholders on a pro rata basis for $3,060,000 in cash. Pursuant to the stock purchase agreement, we will use our reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings.

John Chen, Ph.D., co-founded BioCheck in January 1997 and has since served as Chief Executive Officer and Chairman of the Board. He is a biochemist and clinical chemist with 30 years of research and development and assay development expertise. Dr. Chen has developed over 50 enzyme immunoassay and rapid tests, a number of which have been approved for marketing by the FDA. His technical expertise in immunology and biochemistry is complemented by his ability to facilitate technology transfer from research and development to manufacturing.

Dr. Chen co-founded Rapid Diagnostics, Inc. in 1998, specializing in the development of rapid diagnostic test kits for the drugs of abuse. The company was acquired by ICN Pharmaceuticals, Inc. in 2002.

Prior to co-founding BioCheck, Dr. Chen co-founded Medix Biotech, Inc. in 1983, specializing in monoclonal/polyclonal antibodies, enzyme immunoassay test kits, and rapid test kits. Following Medix Biotech’s acquisition by Genzyme Corporation in 1992, Dr. Chen remained as Vice President of Research and Development until 1995. Between 1981 and 1983, he co-founded Pacific Biotech Inc. that was subsequently acquired by Eli Lilly and Company in 1990. At Pacific Biotech, Dr. Chen was instrumental in the development of the first rapid pregnancy test. He also previously served research scientist roles at Sigma Chemical, Mallinckrodt, and Beckman Instruments. Dr. Chen holds a B.S. in Chemistry from Tunghai University in Taiwan and a Ph.D. in Biochemistry from the University of Alberta, Edmonton, Canada.

Effective December 6, 2005 and in connection with our acquisition of a 51% majority stake in BioCheck, Dr. Chen entered into an executive employment agreement, under which Dr. Chen became employed as President of BioCheck. Dr. Chen has agreed to devote not less than 90% of his business time and efforts to the primary business of BioCheck. In the event that BioCheck terminates the employment of Dr. Chen at any time other than for cause, Dr. Chen will receive an amount equal to 12 months of his then-current base salary.

BioCheck Products and Services

BioCheck offers its clinical laboratory and in vitro diagnostics customers over 40 clinical diagnostic assays manufactured in its 15,000 square-foot, U.S. Food and Drug Administration, or FDA, certified Good Manufacturing Practices device-manufacturing facility in Foster City, California. Of the 40 total clinical diagnostic assays offered by BioCheck, 17 clinical diagnostic assays have been cleared by the FDA for marketing and sales and a number of its products have FDA certificates to foreign governments and certificates of exportability. BioCheck’s clinical diagnostic kits have been registered in Brazil, China, India, Italy, Taiwan, Turkey, and the United Kingdom, and BioCheck’s distributors deliver its products to countries in Central and South America, Europe, the Middle East, and Asia.

BioCheck Clinical Diagnostics

The clinical diagnostics market consists of companies that develop and manufacture a wide array of instruments, immunoassays reagents and data analysis tools. Diagnostic instruments are the key hardware components, such as automated immunoassay analyzers, used in the automatic processing of the diagnostic tests. Reagents are the bioactive test ingredients which, when combined with the biologically derived samples, provide the diagnostic test results. The analysis tools, such as software programs and applications, assist the researchers and clinicians in the interpretation of data collected from high-volume analyzers and reagents.

BioCheck focuses primarily on the immunoassay segment of the clinical diagnostics market. The simplified, basic components of any immunoassay system are: an antigen, an antibody specific to this antigen, and a system to measure the amount of the antigen in a given sample. The commonly used immunoassays share four common components required to produce a high quality immunoassay product: a supply of high-purity antigens, a supply of high quality, specific monoclonal or polyclonal antibodies, a stable detection system, and a precise method for separating the bound detection system at the end of the reaction. The ability to develop, isolate and maintain the antibodies is a critical component of immunoassay technology.

BioCheck’s primary product line consists of enzyme linked immunoassay, or ELISA, kits that are widely used in medical laboratory settings. An ELISA test consists of linking an antibody or antigen to an enzyme in order to detect a match between the antibody and antigen. An ELISA test is used to detect specific antigens in a biological sample and the presence of antibodies attached to specific antigenic sites on proteins or other molecules in a biological sample.

The primary antibody development platform of BioCheck utilizes hybridoma technology. This process creates monoclonal antibodies to precisely measure very low concentrations of proteins in blood and plasma. The ability to express, isolate and maintain high-quality antibodies is a critical component of immunoassay test kit technology. BioCheck uses standard chromatography technology and its proprietary antibody conjugation methods for its antibody purification services and antibody conjugates. We believe that BioCheck’s products and services exceed industry average standards for stability and purity.

Test kits manufactured by BioCheck identify the existence, and in some cases the amount, of a specific molecule, or marker, that is an indicator of a condition or disease state. These test kits are applicable to cardiac markers; tumor markers for liver, ovarian, breast, prostate and gastrointestinal conditions; infectious diseases including pregnancy-related panel screens for toxoplasmosis, rubella, cytomegalovirus, and the herpes virus; thyroid function; steroids including Estradiol, Progesterone, Testosterone, and Estriol; and fertility hormones.

BioCheck’s revenues from product shipments were $3.7 million in 2006, $3.5 million in 2005 and $3.9 million in 2004.

BioCheck Research Reagents and Assay Kits

BioCheck currently has several products under development for cancer, cardiac/inflammatory and angiogenesis research applications. A research assay and reagents for the detection of HMGA2, a marker for aggressive breast cancer have been marketed since July 2006. Myeloperoxidase is an inflammatory protein that has utility as a prognostic marker for cardiac events. A new myeloperoxidase research assay has been developed that resulted in commercial sales in November 2006.   Id proteins play a central role in cell differentiation, and Id1 and Id3 play a central and critical role in tumor related angiogenesis. BioCheck has developed research assays and rabbit monoclonal antibodies for the detection of human and mouse Id proteins. These Id protein assays and reagents were available for commercial launch in the fourth quarter of 2006.

BioCheck Cardiovascular Markers

Coronary heart disease, or CHD, is the most common form of heart disease caused by a narrowing of the coronary arteries that feed the heart. It is the number one cause of mortality for both men and women in the U.S. Approximately seven million Americans suffer from CHD and more than 500,000 Americans die of heart attacks caused by CHD every year. The National Heart, Lung, and Blood Institute sponsored a multi-center epidemiologic study in 2003. Increased levels of lipoprotein-associated phospholipase, or Lp-PLA2, in patients followed in this study have been linked to increased risk of CHD. In collaboration with diaDexus, BioCheck has developed and manufactures an FDA cleared clinical diagnostic test for Lp-PLA2 called the PLAC test. While the PLAC test is not a stand-alone test for predicting CHD, it provides supportive evidence when used with clinical evaluation and other tools for patient risk assessment. An elevated PLAC level with an LDL-cholesterol level of less than 130 mg/dL suggests that patients have two to three times the risk of having coronary heart disease when compared with patients having lower PLAC test results. BioCheck manufactures the PLAC test and diaDexus promotes and sells it to the medical community. BioCheck’s revenues from PLAC test manufacturing and services were approximately $520,000 in 2006, $340,000 in 2005 and $580,000 in 2004, however, OXIS management does not expect that BioCheck’s sales to diaDexus will be a significant source of revenue in 2007.

BioCheck Research Services

In addition to clinical and research assay products, BioCheck provides various research services to pharmaceutical and diagnostic companies worldwide. Research services consist primarily of highly specialized laboratory testing that enhances the speed, and lowers the clinical risk, of the pharmaceutical development process. The services include custom immunoassay development, antibody purification and conjugation, and immunoassay assembly.

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Custom Immunoassay Development. With over 30 years of experience and the development over 40 immunoassay products, BioCheck’s in-house research and development team provides antibodies and antigens, and assists biotechnology and pharmaceutical customers with the development of their immunoassay test kits.

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Antibody Purification and Conjugation. Using chromatography technology and proprietary antibody conjugation methods, BioCheck offers antibody purification services and antibody conjugates. Stability testing has indicated that BioCheck’s conjugates remain active for five years.

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Immunoassay Assembly Services. Having developed over 40 immunoassay products, BioCheck has exceptional test kit packaging experience and can provide custom immunoassay assembly services for our customers.

Further Information Regarding OXIS and BioCheck

Research and Development

BioCheck invested $518,000, $432,000 and $726,000 in research and development in the years 2006, 2005 and 2004, respectively. As of December 31, 2006, BioCheck employed five employees in research and development. During 2006, BioCheck’s research staff was primarily used to produce compounds for diagnostic use and optimize methods for binding these compounds to biological reagents such as antibodies. BioCheck employs a proprietary process for antibody conjugation resulting in highly stable products. BioCheck also developed proprietary clinical diagnostics tests that include promising new angiogenesis tumor markers and an aggressive breast cancer marker, which were launched in the fourth quarter of 2006.

Angiogenesis Tumor Markers

 In April 2004, BioCheck entered into a development and marketing agreement with AngioGenex for the diagnostic/prognostic applications of Id proteins in angiogenesis, which is the formation of blood vessels. The therapeutic and diagnostic applications of this process were patented by Memorial Sloan-Kettering Cancer Center and Albert Einstein Medical College and licensed to AngioGenex. The diagnostic application was subsequently licensed to BioCheck.

Id genes are expressed at high levels to produce Id proteins in many tissues during human embryonic development, but are generally not expressed, or expressed at very low levels, in adults except in some tumor cell types and tumor blood vessels. Id1, Id2 and Id3 proteins have been closely implicated in tumor-associated angiogenesis. Interfering with the action of the Id proteins may prove to be very effective in preventing the growth and metastases of both early and established tumors. The effectiveness of this approach has been demonstrated in commercially available therapeutic drugs, such as Avastin™, which targets the vascular endothelial growth factor. Such therapeutics have been modestly effective, suggesting the need for research and development to identify more powerful and specific agents for cancer therapy.

BioCheck’s goal is to clinically validate an Id-based diagnostic/prognostic product in collaboration with AngioGenex. During 2006, BioCheck’s research staff continued to work on the clinical validation of potential diagnostic products based on Id proteins related to tumor angiogenesis. Monoclonal antibodies to the Id proteins are required in order to develop highly sensitive ELISA diagnostic and prognostic tests. BioCheck has developed rabbit monoclonal anti-Id1, Id2 and Id3 antibodies that can be used in cell and tissue extracts through commonly utilized detection methods including Western Blot analysis, immunohistochemistry staining and ELISA tests. Western Blot analysis is a method of separating proteins by mass through a gel based process. Immunohistochemistry staining is a process of localizing proteins in cells by tagging their respective antibodies with color producing tags. ELISA tests are used for measuring the amount of Id1, Id2 and Id3 proteins in cell culture supernatants, and cell and tissue extracts.

Aggressive Breast Cancer Marker

In 2005, BioCheck entered into a development and marketing agreement with HMGene, Inc., or HMGene, based in Piscataway, New Jersey for the development and manufacturing of an ELISA test for the HMGA2 gene. The HMGA2 gene has been implicated in aggressive forms of breast cancer. The detection technology for tissue staining and peripheral blood samples related to the HMGA2 gene has been patented by HMGene and licensed to BioCheck for the development of rabbit polyclonal and monoclonal anti-HMGA2 antibodies. These antibodies can be used for Western Blot analyses, immunohistochemistry staining and ELISA assays.

While we believe that these are potentially promising diagnostic products, no assurances can be given that the company will have sufficient funding and resources to continue research, development and commercialization of these technologies.

Patents and Trademarks

OXIS Patent Portfolio

We are substantially dependent on our ability to obtain and maintain patents and proprietary rights for our marketed products and to avoid infringing the proprietary rights of others. We have an extensive portfolio of patents for diagnostic assays and several series of small molecular weight molecules to detect, treat and monitor diseases associated with damage from free radicals and reactive oxygen species. This portfolio provides opportunities to apply our technologies to a wide range of diseases and conditions of oxidative stress.

We currently hold a total of 90 patents, 29 of which have been granted by the U.S. Patent and Trademark Office, and 61 of which have been granted by foreign regulatory agencies. We also have 26 patent applications pending, including 8 filed in the U.S. and 18 file internationally.

Patent coverage includes aspects of all four of our classes of small molecular weight antioxidant molecules. We hold the patents and patent applications for the protective effect of Ergothioneine on mitochondria, the commercial preparation process and the neuroprotectant methods and compositions of Ergothioneine.   We have sublicensed to HaptoGuard, Inc. three patents and one patent application related to BXT-51072. Our assays for markers of oxidative stress are generally protected by trade secrets, and to some extent, patents. Five U.S. patents and eight international patents have been issued with respect to these assays. The oxidative stress assays are sold under the registered trademark Bioxytech®. Associated foreign patents have been issued in most cases and foreign patent applications have been filed associated with the listed patents and patent applications.

Below we have listed selected patents and patent applications relating to our core business including marketed products and sublicenses.

OXIS Research Assay Patents

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U.S. Patent 5,726,063 issued March 10, 1998 for “Method of Colorimetric Analysis of Malonic Dialdehyde and 4-Hydroxy-2-Enaldehydes as Indexes of Lipid Peroxidation, Kits for Carrying Out Said Method, Substituted Indoles for Use in Said Method and their Preparation” will expire on May 6, 2014.

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U.S. Patent 5,543,298 issued August 6, 1996 for “Method for Assaying the SOD Activity by Using a Self-Oxidizable Compound Necessary for its Implementation, Self-Oxidizable Compounds and Preparation Thereof” will expire on August 6, 2013.

•	U.S. Patent 6,235,495 issued May 1, 2001 for “Methods for the Quantiation of In Vivo Levels of Oxidized Glutathione” will expire on November 12, 2019.
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U.S. Patent 5,861,262 issued January 19, 1999 for “Method of the Specific Immunoassay of Human Plasma Glutathione Peroxidase, Kit for its Implementation, Oligopeptides and Antibodies Specific for the Method” will expire on January 19, 2016.

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U.S. Patent 5,817, 520 issued October 6, 1998 for “Spectrophotometric Methods for Assaying Total Mercaptans, Reduced Glutathione (GSH) and Mercaptans other than GSH in an Aqueous Medium, Reagents and Kits for Implementing Same” will expire on December 15, 2012.

OXIS Ergothioneine Patents
•	U.S. Patent 5,438,151 issued August 1, 1995 entitled “Process for the Preparation of Ergothioneine” will expire on February 8, 2014.
•	U.S. Patent 6,103,746 issued August 8, 2000 entitled “Methods and Compositions for the Protection of Mitochondria” will expire on February 19, 2018.
•	Patent Application Serial No. 60/367,845 filed March 26, 2002 entitled “Neuroprotectant Methods, Compositions and Screening Methods Thereof”.

Selected Licensed BXT-51072 Patents
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U.S. Patent 5,968,920 issued October 19, 1999 entitled “Novel Compounds having a Benzoisoelen-Azoline and -Azine Structure, Method for Preparing Same and Therapeutic Uses Thereof” will expire on April 7, 2015.

•	U.S. Patent 6,093,532 issued July 25, 2000 entitled “Method for Storing a Biological Organ Transplant Graft Using a Benzisoelen-Azoline or -Azine Compound” will expire on April 7, 2015.
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U.S. Patent 5,973,009 issued October 26, 1999 entitled “Aromatic Diselenides and Selenosulfides, their Preparation and their Uses, more Particularly their Therapeutic Use” will expire on December 23, 2017.

•	U.S. Patent 6,525,040 issued February 25, 2003 entitled “Cyclic Organoselenium Compounds, their Preparation and their Uses” will expire on December 23, 2017.

These patents can expire earlier if they are abandoned or are not adequately maintained. We cannot assure you that corresponding patents will be issued or that the scope of the coverage claimed in our patent applications will not be significantly reduced prior to any patent being issued.

BioCheck Patent Applications and Other Rights

As of December 31, 2006, BioCheck had filed two patent applications covering research and diagnostic assays to detect Id1 and Id2 related to tumor angiogenesis. Angiogenesis is the formation of blood vessels in tumors.

In April 2004, AngioGenex, Inc. (“AngioGenex”), based in New York City, and BioCheck entered into an agreement to develop cancer diagnostic and prognostic products based on the Id-gene platform technology licensed exclusively to AngioGenex by the Albert Einstein College of Medicine and the Memorial Sloan Kettering Cancer Center. The agreement assigns to BioCheck exclusive rights to develop and market diagnostics based on AngioGenex’s Id technology in return for royalties.

A critical component of the clinical validation of an Id protein-based diagnostic/prognostic product is the development of monoclonal antibodies, or mAbs, to the Id proteins. Id proteins play a significant role in the process of tumor related angiogenesis and other functions related to blood vessel formation. BioCheck has developed rabbit monoclonal anti-Id1, Id2 and Id3 antibodies for Western Blot analyses and immunohistochemistry staining, and ELISA tests for measuring Id1, Id2 and Id3 in cell culture supernatants, and cell and tissue extracts.

AngioGenex and BioCheck have filed joint patent applications for the mAbs to the Id proteins. Under the joint patent application, BioCheck has the exclusive rights to the diagnostic applications of the Id proteins while AngioGenex owns the rights for the therapeutic drug applications. U.S. Provisional Application Serial No. 60/691,060 was filed on June 16, 2005 related to the Id1 protein, titled “Novel Rabbit Monoclonal Antibodies to Id1”. The patent application related to the Id3 protein, titled “Rabbit Monoclonal Antibody Against Human Id3 Protein” was filed on January 27, 2006.

BioCheck has filed a patent application for a clinical diagnostic related to the troponin protein complex. Certain types of troponin including cardiac troponin I and T are highly sensitive and specific indicators of damage to the heart muscle. Myocardial infarction, or a heart attack, can be differentiated from unstable angina, or pain, by measuring troponin in the blood in patients with chest pain. Patent application serial number 11/116,290 was filed April 28, 2005 titled “Immunoassay for Cardiac Troponin-I in Non-Human Mammalian Species.” John Chen is a co-inventor of the immunoassay that is the subject of this patent application.

Competition

According to Boston Biomedical Consultants and Morgan Stanley Research estimates, the worldwide clinical diagnostics market including instruments, immunoassays, rapid diagnostic tests and data analysis tools was approximately $22 billion in sales revenue in 2004 and increased approximately 9% from the previous year Competition in the clinical diagnostics market is intense and highly fragmented, with the largest competitor, Roche Diagnostics, holding a 16% market share.

BioCheck’s direct competitors are developers and manufacturers of research and clinical diagnostic products and include, but are not limited to, Adaltis Inc., BioSource International, Inc., Diagnostic Products Corporation, Monobind, Inc. and BioClone Australia Pty Ltd.

In order to continue to successfully market BioCheck’s products and services, the company will be required to demonstrate that its immunoassay products meet or exceed the industry standards for quality as measured by high levels of purity, stability, precision of measurement and cost effectiveness. The company’s competitors may succeed in developing or marketing products that are more effective or commercially attractive. The launch of these competitive products may adversely impact the market pricing for BioCheck’s products as some of these competitors have substantially greater financial, technical, research and development resources and more established marketing, sales, distribution and service organizations.

Government Regulation

In the United States, our current products and manufacturing practices are not subject to regulation by the United States Food and Drug Administration, or FDA, pursuant to the Federal Food, Drug and Cosmetic Act as it relates to research products. Development, manufacture and marketing of clinical diagnostic products which we are currently pursuing and therapeutic compounds are regulated by the FDA. We believe that we currently are in compliance with all such regulations and intend that in the future all of our diagnostic and therapeutic developments will be in compliance with these regulations, as needed.

Employees

As of December 31, 2006, we had six full time employees, including one scientist in manufacturing/research and development, one employee in marketing and two employees in administrative and operational support. On December 6, 2005, we initiated a relocation plan to cease our operations in Portland, Oregon and relocate to Foster City, California at premises adjacent to those of BioCheck. We decided to relocate after reviewing and evaluating all aspects of our operations to determine the profitability and viability of continuing in the Portland, Oregon location. As part of the relocation that was effective February 15, 2006, we offered all regular full-time employees who were not relocated to Foster City, California severance benefits under an employee incentive package estimated to cost approximately $119,000. None of our employees are subject to a collective bargaining agreement. We believe our relationship with our employees is good, and we have never experienced an employee-related work stoppage.

As of December 31, 2006, BioCheck employed 24 full-time employees. Included among BioCheck’s full-time are 14 technicians in manufacturing, five scientists and research associates in research and development, two specialists in quality control functions, and professionals in administrative and operational support.

Facilities

In December 6, 2005 we purchased 51% of BioCheck and initiated a transition plan to consolidate all operations at BioCheck’s manufacturing facility. Consequently, during 2006, we entered into a three-year lease agreement commencing on April 1, 2006 for 4,136 square feet of space immediately adjacent to BioCheck at 323 Vintage Park Drive, Suite B, Foster City, CA 94404. These premises serve to accommodate the relocation and consolidation of our corporate headquarters and operations.

BioCheck occupies approximately 15,000 square feet of administrative, laboratory and manufacturing space located at Vintage Park, 323 Vintage Park Drive, Foster City, CA 94404, pursuant to a lease expiring in December 2008. The facility has been certified according to the U.S. Food and Drug Administration, or FDA, Good Manufacturing Practice standards, which are subject to annual audits by the FDA. In addition, the facility has been certified to meet the highest international manufacturing standard (ISO 13485) generally accepted in Europe and Asia, according to the International Organization for Standardization, or ISO. BioCheck believes that it is in compliance with all other regulatory certifications applicable to its line of business, including Device Manufacturing License for the state of California, Registration of Device Establishment, Certificate of Foreign Government and Certificate of Exportability.

LEGAL PROCEEDINGS

A former member of our board of directors, Steven T. Guillen, was terminated from his position as our President and Chief Executive Officer on September 15, 2006. Mr. Guillen subsequently filed a lawsuit against us and up to 25 unnamed additional defendants. The complaint alleges breaches of contract relating to Mr. Guillen’s employment agreement and a promissory note that is in default, breach of implied covenant of good faith and fair dealing, wrongful termination and violation of the California Labor Code in relation to the non-payment of back pay. On March 10, 2006, we received $200,000 in exchange for an unsecured promissory note with Mr. Guillen. Interest and principal were due on September 10, 2006 and at September 30, 2006 were in default. On November 2, 2006, we repaid Mr. Guillen the principal and accrued interest due on the promissory note in the amount of $209,000 and back pay with penalties and accrued interest of $96,000.

Separation Agreement with Steve Guillen. In March 2007, we and Mr. Guillen executed and delivered a Confidential Separation Agreement (dated February 12, 2007), under which we agreed to pay Mr. Guillen the sum of $250,000 equal monthly installments of $10,000 each, subject to standard payroll deductions and withholdings. Under the agreement, these payments accelerate in the event we raise additional equity financing of $1 to 2 million. We also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares. Mr. Guillen would have the right to exercise his options until the later of the fifth anniversary of the date that the compensation committee of the Company approved Mr. Guillen’s stock options, or February 15, 2010. We also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. In exchange for these payments and benefits, Mr. Guillen and OXIS agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with us. A copy of the separation agreement is included as Exhibit 10.43 filed with our annual report on Form 10-KSB. For additional information regarding the Settlement, see our current report on Form 8-K filed with the SEC on May 3, 2007.

No other director, officer or affiliate of ours, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries in reference to pending litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis or plan of operation should be read in conjunction with the financial statements and related notes. This discussion contains forward-looking statements based upon our current expectations and involves risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risks Related to Our Business,” “Business” and elsewhere in this document. See the paragraphs following the heading “Forward-Looking Statements” for additional discussion.

Management’s Discussion and Analysis or Plan of Operation is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

The following discussion and analysis or plan of operation should be read in conjunction with the consolidated financial statements and related notes. This discussion contains forward-looking statements based upon our current expectations and involves risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risks Related to Our Business,” “Business” and elsewhere in this document. See the paragraphs following the heading “Forward-Looking Statements” for additional discussion.

Management’s Discussion and Analysis or Plan of Operation is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

Introduction

We incurred net losses of $4.9 million in 2006 and $3.1 million in 2005. BioCheck generated a net profit of $0.3 million in 2006 and $0.2 million in 2005. This amount of profit generated from BioCheck is not enough to offset our current losses. Our 2006 net loss includes an expense of $1.6 million for an expense related to the convertible debentures issued in October 2006. Our plan is to increase revenues to generate sufficient gross profit in excess of selling, general and administrative, and research and development expenses in order to achieve profitability. However, we can not assure you that we will accomplish this task and there are many factors that may prevent us from reaching our goal of profitability.

On a consolidated basis, we had cash and cash equivalents of $1,208,000 at December 31, 2006 of which $792,000 was held by BioCheck. The cash held by us of $416,000 at December 31, 2006 is not sufficient to sustain our operations through the first half of 2007 without additional financings. Since BioCheck has been and is expected to continue to be cash flow positive, management believes that BioCheck’s cash will be sufficient to sustain BioCheck’s operating activities for the next 12 months. We cannot access the cash held by our majority-held subsidiary, BioCheck, to pay for our parent level operating expenses. During March 2006, we received $200,000 from Steven T. Guillen, our President and Chief Executive Officer in exchange for a promissory note and we entered into a Promissory Note, or Note, with Fagan Capital, Inc., pursuant to which Fagan Capital loaned us $400,000. Both of these notes were repaid from the proceeds of our $1,350,000 convertible debenture offering in October 2006.

The current rate of cash usage at our parent level raises substantial doubt about our ability to continue as a going concern, absent any new sources of significant cash flows. In an effort to mitigate this near-term concern, we obtained debt financing in which we received proceeds of $1,350,000 in October 2006 and we are seeking additional equity financing to obtain sufficient funds to sustain operations and purchase the remaining 49% of BioCheck for approximately $3.0 million. From this debt financing, $635,000 was used to repay existing debt, accrued interest and related legal fees. We plan to increase revenues by introducing new research assays and reagents as well as by out-licensing compounds from our antioxidant library. However, we cannot provide assurance that we will successfully obtain equity financing, if any, sufficient to finance our goals or that we will increase product related revenues. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

Overview

OXIS International, Inc. focuses on the research and development of technologies and therapeutic products in the field of oxidative stress/inflammatory reaction, diseases that are associated with damage from free radicals and reactive oxygen species. Biological free radicals are the result of naturally occurring processes such as oxygen metabolism and inflammatory reactions. Free radicals react with key organic substances such as lipids, proteins and DNA. Oxidation of these biomolecules can damage them, disturbing normal functions and may contribute to a variety of disease states. Organ systems that are predisposed to oxidative stress and damage are the pulmonary system, the brain, the eye, circulatory system, and reproductive systems. A prime objective of OXIS is to use its broad portfolio of oxidative stress biomarkers and look for an association between reactive biomarker signals and various disease etiologies and conditions

We presently derive our revenues primarily from sales of research diagnostic reagents and assays to medical research laboratories. Our diagnostic products include approximately 25 research reagents and assays to measure markers of oxidative stress.   We hold the rights to four therapeutic classes of compounds in the area of oxidative stress and inflammation. One such compound is L-Ergothioneine, a potent antioxidant produced by OXIS, that may be appropriate for sale over-the-counter as a dietary supplement. In September 2005 we acquired a 51% interest in and have the option to purchase the remaining 49% of BioCheck, Inc.

Our majority-held subsidiary, BioCheck, Inc. is a leading producer of clinical diagnostic assays, including high quality enzyme immunoassay research services and immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones designed to improve the accuracy, efficiency, and cost-effectiveness of in vitro (outside the body) diagnostic testing in clinical laboratories. BioCheck focuses primarily on the immunoassay segment of the clinical diagnostics market. BioCheck offers over 40 clinical diagnostic assays manufactured in its 15,000 square-foot, U.S. Food and Drug Administration, or FDA, certified Good Manufacturing Practices device-manufacturing facility in Foster City, California.

Current significant financial and operating events and strategies are summarized as follows:

Relocation of Operations

On December 6, 2005, we initiated a relocation plan to cease our operations in Portland, Oregon and relocate to Foster City, California. We decided to relocate after reviewing and evaluating all aspects of our operations to determine the profitability and viability of continuing in the Portland, Oregon location. During February 2006, we signed a lease agreement for approximately 4,000 square feet of space located immediately adjacent to those of BioCheck and relocated our manufacturing operations to Foster City, California. On February 15, 2006, we ceased operations at the Portland, Oregon facility and most of the Portland, Oregon employees were terminated. In connection with the relocation, we accrued $119,000 during 2005 for employee severances offered to all regular full-time employees who were not relocated to Foster City, California.

Product Development

During 2006, we expanded our product portfolio of research assay kits for the research markets with the addition of eight new assay products.  Given the availability of sufficient capital resources, we plan to pursue research and development of additional oxidative stress cardiac markers.  We are planning to expand our cardiovascular and inflammatory products and assays through the combination of our MPO assay with other in-house assays and new assays in development.  We also believe that our Ergothioneine compound may be well suited for development as a nutraceutical supplement that can be sold over the counter.  We are currently testing Ergothioneine produced in bulk to ensure that its purity level is acceptable. Given the availability of sufficient capital resources and the successful scale-up to a bulk manufacturing process that ensures an acceptable level of purity, we intend to pursue the development of Ergothioneine for use in the over the counter market, however, there can be no assurance as to when or if we will launch Ergotheioneine on a commercial basis as a nutraceutical.

BioCheck currently has several products under development for cancer, cardiac/inflammatory and angiogenesis research applications. Among these products, BioCheck has marketed the following ELISA kits to the research market in 2006:

•	Reagents for the detection of HMGA2, a marker for aggressive breast cancer (in July 2006);

•	Research assays for the detection of HMGA2;

•	Myeloperoxidase, an inflammatory protein that has utility as a prognostic marker for cardiac events; and

•	A new myeloperoxidase research assay.

In addition, BioCheck has developed research assays and rabbit monoclonal antibodies for the detection of human and mouse Id proteins. Id proteins play a central role in cell differentiation, and Id1 and Id3 play a central and critical role in tumor related angiogenesis.  BioCheck began making Id protein reagents commercially available in January 2007, and it expect that the Id protein assays will be ready for commercial launch during 2007.

Loans and Warrants

On December 6, 2005, we entered into a non-revolving one-year loan agreement with KeyBank, N.A., or KeyBank, and received funds of $3,060,000 to purchase 51% of BioCheck’s common stock. As security for our repayment obligations, we granted a security interest to KeyBank in our $3,060,000 certificate of deposit at KeyBank. This loan was repaid during February 2006 and a new one-year loan agreement for $3,060,000 was entered into with Bridge Bank. As part of the loan arrangement with Bridge Bank, we granted a security interest in a $3,060,000 certificate of deposit moved from KeyBank to Bridge Bank. The loan bears interest at 3.0% and the certificate of deposit bears interest at 1.0%. This loan was paid in full in February 2007 primarily with the proceeds of non-renewal of the certificate of deposit.

On March 10, 2006, we received $200,000 in exchange for an unsecured promissory note with Steven T. Guillen, our president and chief executive officer at that time. The related party note bore interest at 7.0%. Interest and principal were due on September 10, 2006. Mr. Guillen’s employment was terminated on September 15, 2006. On November 2, 2006, the Company paid to Mr. Guillen amounts owing under the note.

On March 31, 2006, we issued a $400,000 unsecured promissory note to Fagan Capital, Inc., or Fagan Capital. Interest accrued at an annual rate of 8.0% and interest and principal were due on June 2, 2006. On July 26, 2006, Fagan Capital extended the maturity date of the promissory note to June 1, 2007 and we issued to Fagan Capital a warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. On October 25, 2006, the Company prepaid the principal, accrued interest and legal fees due pursuant to the Renewal Note in the amount of $426,000 and the Company undertook to finalize a registration rights agreement covering the shares underlying the common stock purchase warrant within 7 days of the prepayment of the Renewal Note.

Convertible Debenture and Warrant Financing

On October 25, 2006, we entered into a Securities Purchase Agreement, or Purchase Agreement, with four accredited investors, or the Purchasers. In conjunction with the signing of the Purchase Agreement, we issued Secured Convertible debentures, or debentures, and Series A, B, C, D, and E common stock warrants, and we also provided the investors with registration rights under a registration rights agreement, and a security interest in our assets under a security agreement to secure the performance of our obligations under the debentures.

Pursuant to the terms of the Purchase Agreement, we issued the debentures in an aggregate principal amount of $1,694,250 to the Purchasers. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this prospectus as the “conversion price”). Beginning on the first of the month following the earlier of the effective date of the registration statement to be filed pursuant to the registration rights agreement and February 1, 2007, we will amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount.

The performance of our duties and obligations under the debentures are secured by substantially all of our assets under a security agreement. As additional security to the debenture holders, we have also pledged the shares we hold in our subsidiaries, including 51% of BioCheck, Inc., and all of the shares of capital stock of our wholly-owned subsidiaries, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited. In addition, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited, have each entered into a subsidiary guarantee under which these subsidiaries have guaranteed the performance, at the parent level, of our obligations under the debentures.

Under the debentures, we agreed that we will not incur additional indebtedness for borrowed money, other than the Bridge Bank Promissory Note which has now been paid off. We also covenant that we will not pledge, grant or convey any new liens on its assets. The obligation to pay all unpaid principal will be accelerated upon an event of default, including upon failure to perform its obligations under the Debenture covenants, failure to make required payments, default on any of the Transaction Documents or any other material agreement, lease, document or instrument to which we are obligated, the bankruptcy of OXIS or related events. The Purchasers have a right of first refusal to participate in up to 100% of any future financing undertaken by us until the later of the date that the debentures are no longer outstanding and the one year anniversary of the effective date of the registration statement. We are restricted from issuing shares of common stock or instruments convertible into common stock for 90 days after the effective date of the registration statement with certain exceptions. We are also prohibited from affecting any subsequent financing involving a variable rate transaction until such time as no Purchaser holds any of the debentures. In addition, until such time as any Purchaser holds any of the securities issued in the Debenture transaction, if we issue or sell any common stock or instruments convertible into common stock which a Purchaser reasonably believes is on terms more favorable to such investors than the terms pursuant to the Transaction Documents, we are obligated to amend the terms of the Transaction Documents to such Purchaser the benefit of such better terms. We may prepay the entire outstanding principal amount of the debentures, plus accrued interest and other amounts payable, at our option at any time without penalty, provided that a registration statement is available for the resale of shares underlying the debentures and warrants, as more fully described in the debentures. The purpose of this Debenture transaction is to provide us with intermediate term financing as we seek longer term financing.

On October 25, 2006 in conjunction with the signing of the Purchase Agreement, we issued to the Purchasers five year Series A warrants to purchase an aggregate of 2,420,357 shares of common stock at an initial exercise price of $0.35 per share, one year Series B warrants to purchase 2,420,357 shares of common stock at an initial exercise price of $0.385 per share, and two year Series C warrants to purchase an aggregate of 4,840,714 shares of common stock at an initial exercise price of $0.35 per share. In addition, we issued to the Purchasers Series D and E warrants which become exercisable on a pro-rata basis only upon the exercise of the Series C warrants. The six year Series D warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.35 per share. The six year Series E warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.385 per share. The initial exercise prices for each warrant are adjustable pursuant to a full ratchet anti-dilution provision and upon the occurrence of a stock split or a related event.

Pursuant to the registration rights agreement, we filed a registration statement covering the public resale of the shares underlying the Series A, B, C, D and E warrants and the debentures. This registration statement was declared effective by the Securities and Exchange Commission in February 2007.

Under the security agreement, we agreed to grant to each of the investors a security interest in substantially all of our assets. We also agreed to pledge our respective ownership interests in our wholly-owned subsidiaries, OXIS Therapeutics, OXIS Isle of Man, and our partial subsidiary, BioCheck, Inc. OXIS Therapeutics and OXIS Isle of Man also provided a subsidiary guarantee to the Purchasers in connection with the transaction.

Stockholder Approval

On August 1, 2006, at the OXIS 2006 Annual Meeting of Stockholders, the five nominated directors were re-elected, the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 95,000,000 to 150,000,000 was approved, and the proposal to increase the number of shares reserved for issuance under the OXIS 2003 Stock Incentive Plan from 3,600,000 shares to 5,600,000 shares was also approved by the stockholders.

License Agreement with Alteon

OXIS entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. with an effective date of April 5, 2007. Pursuant to the license agreement OXIS grants Alteon an exclusive, sole, worldwide license to develop, manufacture and market BXT-51072 and related compounds covered by certain patent rights, with the right to sublicense. This license agreement amends and supersedes the Exclusive License and Supply Agreement previously entered into between OXIS and HaptoGuard, Inc. (now part of Alteon) on September 28, 2004, as amended. Alteon’s lead compound under the previous license, ALT-2074 (formerly BXT 51072) is currently in a Phase 2 clinical study for cardiovascular indications and is one of a family of licensed compounds that are orally bioavailable organoselenium compounds that have demonstrated potent anti-oxidant and anti-inflammatory properties in clinical and preclinical studies. Unlike the previous license agreement with HaptoGuard, in this Amended and Restated Exclusive License Agreement, the license is not limited in relation to particular clinical indications. Under the license agreement, Alteon is responsible for funding product development programs with respect to the licensed compounds. OXIS shall receive a non-refundable up-front license fee of $500,000 and Alteon is obligated to pay royalties on net sales of licensed products, with certain adjustments under certain conditions, as well as additional fees for the achievement of certain development and regulatory approval milestones. There can be no assurances that royalty payments will result or that milestone payments will be realized. In addition, within 14 days of the effective date of the license agreement, Alteon will purchase shares of common stock at a premium to the market price in the aggregate amount of $500,000. Alteon shall control, prosecute and maintain all licensed patents and shall be responsible for all costs and expenses in connection with the filing, prosecution and maintenance of the licensed patents.

As a part of the agreement, Alteon agreed to make an equity investment in our common stock, at a per-share price equal to 125% of the ten-day average trading price following the effective date of the agreement and no less than $0.24 per share, resulting in net proceeds to us of $500,000.

We have the right to terminate the license agreement if Alteon fails to pay us any required payments under the license agreement and such failure is not cured after written notice. Alteon may terminate the agreement by providing us with 180 days’ written notice. Either party may terminate the agreement upon 30 days’ written notice upon certain events relating to the other party’s bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party’s uncured breach of any material provision of the agreement. Otherwise, the license agreement terminates upon the expiration of the underlying patents relating to the licensed compounds, on a country by country basis.

Agreements with Ambient Advisors LLC

On May 12, 2006, we entered into an engagement letter with Ambient Advisors LLC, (“Ambient Advisors”). Gary M. Post, a member of the board of directors, is the manager of Ambient Advisors. Ambient Advisors provided certain services pertaining to strategic planning, investor communications and financing strategies and other projects at the request of our chief executive officer for a one year period in return for monthly compensation of $5,000. We granted Ambient Advisors a ten year warrant to purchase 108,000 shares of OXIS common stock at an exercise price of $0.39 per share, with 9,000 shares becoming exercisable each month over the term of the agreement. On October 12, 2006, we mutually agreed with Gary M. Post to terminate the engagement letter with Ambient Advisors LLC, effective October 15, 2006, replace it with a new consulting agreement and accelerate the vesting of the warrant to be fully vested effective October 15, 2006.

On November 6, 2006, we entered into an advisory agreement with Ambient Advisors that commenced retroactively at October 15, 2006, or the Commencement Date. Ambient Advisors will provide certain services pertaining to operations, strategic planning, financial planning and budgeting, investor relations, corporate finance and such additional roles and responsibilities as requested for a three year period from the Commencement Date, after this period on a year-to-year basis. Ambient Advisors will receive annual compensation in the amount of $83,333, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Ambient Advisors received a ten year warrant to purchase 173,608 shares of common stock with an exercise price of $0.20 per share, vesting immediately. As part of the compensation, we granted Ambient Advisors a ten year common stock purchase warrant to purchase 550,000 shares of OXIS common stock at an exercise price of $0.20 per share, vesting as follows: (i) 275,000 warrant shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 275,000 warrant shares vesting in eight quarterly installments over two years. Additionally, OXIS granted Ambient Advisors, as a sign on bonus, a non-qualified option to purchase 333,333 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date. During the three year term of the agreement, Ambient Advisors will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the board of directors and its compensation committee. During the remainder of calendar year 2006, Ambient Advisors’ bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the term of the agreement will be in a similar target range. The bonuses payable hereunder will be paid in cash, although at Ambient Advisors’ sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Ambient Advisors of the bonus for a particular year.

Appointment of New President and Chief Executive Officer

On September 15, 2006, our board of directors appointed Marvin S. Hausman, M.D. as President and Chief Executive Officer of OXIS. Dr. Hausman remains the Chairman of the board of directors.

On October 12, 2006, we mutually agreed with Marvin S. Hausman, M.D. to terminate the consulting agreement with NW Medical Research Partners, of which Dr. Hausman is the sole member and manager, effective October 15, 2006. Under the consulting agreement dated October 1, 2005, Dr. Hausman provided certain services pertaining to licensing of intellectual property, development of potential products, financing activities and other issues at the request of our Chief Executive Officer. In conjunction with the termination of the consulting agreement, the board of directors approved the issuance of 330,769 shares of restricted common stock to Dr. Hausman in lieu of cash payment of $67,000 in fees and expenses due under the consulting agreement to the date of termination.

On November 6, 2006, we entered into an employment agreement with Dr. Hausman that commenced retroactively at October 15, 2006. Dr. Hausman will serve as our President and Chief Executive Officer for a three year period from the commencement date of October 15, 2006, and after this period on a year-to-year basis. Dr. Hausman will receive annual compensation in the amount of $250,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance is authorized by the board of directors, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Hausman was issued 347,222 restricted shares of common stock. During the three year term of the agreement, Dr. Hausman will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the board of directors and its compensation committee. During the remainder of calendar year 2006, Dr. Hausman’s bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of his base salary, and the bonus for subsequent years of the term of the agreement will be in a similar target range. The bonuses payable hereunder will be paid in cash, although at Dr. Hausman’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Hausman of the bonus for a particular year. Once we have raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 25, 2006) or in a strategic transaction, Dr. Hausman may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on our regular pay cycle for professional employees. As part of the compensation, we granted Dr. Hausman a ten year a non-qualified option to purchase 495,000 shares of OXIS common stock at an exercise price of $0.20 per share, vesting as follows: (i) 247,500 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 247,500 option shares vesting in eight quarterly installments over two years. Additionally, we granted Dr. Hausman, as a sign on bonus, 500,000 restricted shares of common stock and a ten year common stock purchase warrant to purchase 1,505,000 shares at an exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date.

We are providing Dr. Hausman with an annual office expense allowance of $50,000, for the costs of maintaining an office in the Stevenson, Washington area, payable quarterly in advance in the form of common stock, at a price equal to 85% of the market price. For the first installment, representing $12,500 of the office expense allowance, Dr. Hausman was issued 69,444 restricted shares of common stock. Once we have completed a qualifying financing, the office expense allowance will be paid in cash in advance, commencing for the quarter next following the quarter in which the Qualifying Financing occurred. Additionally, Dr. Hausman will receive family health and dental insurance benefits and short-term and long-term disability policies.

Consulting Agreement with John E. Repine, M.D.

On November 6, 2006, we entered into a consulting agreement with John E. Repine, M.D. that commenced retroactively at October 15, 2006.

Dr. Repine will advise us concerning matters of antioxidant and inflammation research and potential acquisitions (including products/compounds/intellectual property, companies), product research and development, and the development and establishment of reference labs for oxidative stress and inflammatory reactions for a three year period from the commencement date of October 15, 2006, and after this period on a year-to-year basis. Dr. Repine will receive annual compensation in the amount of $36,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Repine received 50,000 restricted shares of common stock. As part of the compensation under the consulting agreement, OXIS granted Dr. Repine a ten year stock option to purchase 200,000 shares of OXIS common stock at an exercise price of $0.20 per share, vesting as follows: (i) 100,000 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 100,000 option shares vesting in eight quarterly installments over two years. Additionally, we granted Dr. Repine, as a sign on bonus, a non-qualified option to purchase 200,000 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date. During the term of the consulting agreement, Dr. Repine is eligible to receive annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by our Chief Executive Officer. Each bonus payable will be paid in cash, although at Dr. Repine’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Repine of the particular bonus.

Preferred Stock Conversion

During 2005, 85,678 shares of common stock were issued for the conversion and cancellation of all 428,389 outstanding shares of Series B Preferred Stock that were valued at $4,000.

Note Conversion

During April 2005, 459,355 shares of common stock were issued for cancellation of a note payable for $160,000 and accrued interest of $84,000.

Management Team and Board of Directors

On February 28, 2005, Steve T. Guillen was appointed as our President and Chief Executive Officer. Mr. Guillen replaced Marvin S. Hausman, M.D., as acting Chief Executive Officer and Dr. Hausman remained as Chairman of the board of directors. During October 2005 John Repine, M.D., Chief Executive Officer, President and Scientific Director of the Webb-Waring Institute for Cancer, Aging and Antioxidant Research joined our board of directors. Effective December 6, 2005, Dr. John Chen entered into an executive employment agreement with us as President of BioCheck. Michael D. Centron was appointed as our Vice President and Chief Financial Officer during January 2006, replacing Dr. Hausman as acting Chief Financial Officer. During February 2006, Randall Moeckli was appointed as our Senior Director of Sales and Marketing. On March 15, 2006, Gary M. Post, Managing Director of Ambient Advisors, LLC, joined our board of directors. Timothy C. Rodell, M.D., declined to stand for re-election at the Annual Meeting of Stockholders held on August 1, 2006. On September 15, 2006, Steven T. Guillen’s employment as the Company’s President and Chief Executive Officer was terminated. Mr. Guillen remained a member of the board of directors. On September 15, 2006, Marvin S. Hausman, M.D., was appointed by the board of directors as President and Chief Executive Officer of the Company. Dr. Hausman remains Chairman of the board of directors. Mr. Centron resigned as an officer and employee effective November 15, 2006. On April 12, 2007, Mr. Guillen resigned from the board of directors.

Loan Repayment

On June 1, 2004, we received $1,200,000 in exchange for a note and entered into a loan agreement with our majority stockholder at that time, Axonyx, Inc. We repaid the note on January 6, 2005.

Acquisition of BioCheck

On September 19, 2005, we entered into a stock purchase agreement with BioCheck and its stockholders to purchase all of its common stock for $6.0 million in cash. BioCheck is a leading producer of enzyme immunoassay diagnostic kits for clinical laboratories. On December 6, 2005, we purchased 51% of the shares of BioCheck’s common stock from each of its stockholders on a pro rata basis for $3,060,000 in cash. This acquisition was accounted for by the purchase method of accounting according to Statement of Financial Accounting Standards No. 141, “Business Combinations.” The consolidated statements of operations include the results of operations of BioCheck from December 6, 2005, the date of acquisition, and the consolidated balance sheets include the assets and liabilities of BioCheck at December 31, 2005 and December 31, 2006. The purchase price of $3,337,000 was based on cash paid to BioCheck’s stockholders of $3,060,000, legal expense of $155,000 and a finder’s fee of $122,000. Pursuant to the stock purchase agreement, OXIS will use its reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings.

Mutual Services Agreement with BioCheck

On June 23, 2006, we entered into a mutual services agreement with BioCheck. Each of OXIS and BioCheck will provide certain services to the other corporation to be charged monthly at an hourly rate with an overhead surcharge. The services that BioCheck will provide include assisting in manufacturing the bulk of our research assay test kits, assisting in packaging and shipping such research assay test kits to our customers, and undertaking research and development of certain new OXIS research assay test kits on a case-by-case basis to be agreed upon between the parties. We will provide services to BioCheck, including marketing and sales, website management and materials requirement and control systems.

The agreement terminates on December 6, 2009, or earlier upon mutual consent of the parties, upon 90 day prior written notice by either party, by either party if a monthly billing is unpaid after 60 days if a 15 day notice and opportunity to cure has been provided, or upon a material breach of the Agreement after 30 days’ notice and opportunity to cure the breach.

Results of Operations

Our revenues and expenses increased substantially from 2005 to 2006 with the consolidation of all of BioCheck’s results of operations for the year ended December 31, 2006. Only one month of BioCheck’s revenues and expenses are included in the results of operations for the year ended December 31, 2005 because they were not acquired until December 6, 2005.

Revenues

The following table presents the changes in revenues from 2005 to 2006:

			Increase (Decrease) from 2005
	2006	2005	Amount	%
Product revenues	$5,201,000	$2,397,000	$2,804,000	117%
License revenues	575,000	100,000	475,000	475%
Total revenues	$5,776,000	$2,497,000	$3,279,000	131%

For the year ended December 31, 2006 the increase in revenues was primarily attributable to the consolidation of $4,282,000 of revenues from BioCheck partially offset by a $729,000 decrease in sales from the OXIS parent company. The decrease in OXIS parent company sales is attributable to lower sales volume that was caused, in part, by the interruption arising from moving operations from Portland, Oregon to Foster City, California and consolidating our product offerings. We expect 2007 product revenues to increase modestly from 2006 as we introduce new products such as our improved MPO. We intend to develop new diagnostic test kits and evaluate our product offerings, pricing and distribution network with the plan of increasing sales volume.

Cost of Product Revenues

The following table presents the changes in cost of product revenues from 2005 to 2006:

			Increase (Decrease) from 2005
	2006	2005	Amount	%
Cost of product revenues	$3,084,000	$1,345,000	$1,739,000	129%

      For the year ended December 31, 2006, the increase in cost of product revenues is attributable to the consolidation of $2,203,000 of costs from the operations of BioCheck that were partially offset by a decrease from the OXIS parent company due to the decrease in sales.

Gross profit of $2,692,000 in 2006 was significantly higher than the gross profit of $1,152,000 in 2005 because the additional gross profits generated from BioCheck. Gross profit as a percentage of revenues remained constant at approximately 46%.

Research and Development Expenses

The following table presents the changes in research and development expenses from 2005 to 2006:

			Increase (Decrease) from 2005
	2006	2005	Amount	%
Research and development	$708,000	$499,000	$209,000	42%

For the year ended December 31, 2006, the increase in research and development expenses is primarily attributable to the consolidation of $518,000 of costs from the operations of BioCheck and increased patent amortization expense of $94,000. The increase was partially offset by decreased salary and benefits costs and direct project expenses. We expect 2007 research and development costs to be approximately the same as 2006. However, the actual amount of research and development expenses will fluctuate with the availability of funding.

Selling, General and Administrative Expenses

The following table presents the changes in selling, general and administrative expenses from 2005 to 2006:

			Increase (Decrease) from 2005
	2006	2005	Amount	%
Selling, general and administrative	$4,654,000	$2,342,000	$2,312,000	99%

For the year ended December 31, 2006, the increase in selling, general and administrative expenses is primarily attributed to the consolidation of costs from the operations of BioCheck of $1,170,000, severance charges and increased costs for accounting, legal, stockholder communication and investor relations activities; labor and related costs including contract labor and associated transportation costs; and non-cash compensation. We expect 2007 selling, general and administrative expenses to be approximately the same as 2006.

Purchased In-process Research and Development

In connection with our acquisition of 51% of the outstanding shares of BioCheck on December 6, 2005, $1.5 million of purchased in-process research and development was identified as an intangible asset. The applicable research projects were subsequently deemed not to have future uses or markets. As such, this identified intangible asset was expensed in 2005 at the date of acquisition.
Financing Fees

In connection with the $1,350,000 convertible debenture in October 2006, we incurred non-cash financing charges of $1,674,000 related to the warrants and beneficial conversion feature of the notes.

Interest Expense

Interest expense of $484,000 during the year ended December 31, 2006 was primarily due to the loan with KeyBank that was transferred to Bridge Bank incurred in connection with the BioCheck acquisition, the addition of new debt of $600,000 in March 2006 and the convertible debenture in October 2006 and non-cash financing expense of $166,000 related to the renewal of a note with Fagan Capital.

Liquidity and Capital Resources

On a consolidated basis, we had cash and cash equivalents of $1,208,000 at December 31, 2006 of which $792,000 was held by BioCheck. The cash held by us of $416,000 at December 31, 2006 is not sufficient to sustain our operations through the first half of 2007 without additional financings. Since BioCheck has been and is expected to continue to be cash flow positive, management believes that BioCheck’s cash will be sufficient to sustain BioCheck’s operating activities for the next 12 months. We cannot access the cash held by our majority-held subsidiary, BioCheck, to pay for our parent level operating expenses. During March 2006, we received $200,000 from Steven T. Guillen, our President and Chief Executive Officer in exchange for a promissory note and we entered into a Promissory Note, or Note, with Fagan Capital, Inc., pursuant to which Fagan Capital loaned us $400,000. Both of these notes were repaid from the proceeds of our $1,350,000 convertible debenture offering in October 2006. In addition, in connection with the license agreement between Alteon and us, Alteon agreed to make an equity investment in our common stock, at a per-share price equal to 125% of the ten-day average trading price following the effective date of the agreement and no less than $0.24 per share, resulting in net proceeds to us of $500,000.

The current rate of cash usage at our parent level raises substantial doubt about our ability to continue as a going concern, absent any new sources of significant cash flows. In an effort to mitigate this near-term concern, we obtained debt financing in which we received proceeds of $1,350,000 in October 2006 and we are seeking additional equity financing to obtain sufficient funds to sustain operations . From this debt financing, $635,000 was used to repay existing debt, accrued interest and related legal fees. We plan to increase revenues by introducing new products. However, we cannot provide assurance that we will successfully obtain equity or other financing, if any, sufficient to finance our goals or that we will increase product related revenues. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

During 2005 we spent $3.2 million on the acquisition of 51% of BioCheck’s common stock and $3.1 million on a restricted certificate of deposit at KeyBank, which was used as collateral under the loan agreement with KeyBank. Capital expenditures were $64,000 and $33,000 in 2006 and 2005 respectively. We had no commitments for capital expenditure at December 31, 2006. We anticipate that in 2007 the BioCheck manufacturing facility in Foster City, California will require expenditures to support our business objective. We spent $44,000 and $172,000 to file patents in 2006 and 2005, respectively.

Net cash provided by financing activities

On June 1, 2004, we received $1,200,000 in exchange for a note and entered into a loan agreement with our majority stockholder at the time, Axonyx, Inc. We repaid the note on January 6, 2005. In a $6,500,000 private placement of our common stock on December 30, 2004, we received net proceeds of $5,818,000 in exchange for 12,264,158 shares of common stock which were issuable at December 31, 2004.

On December 2, 2005, we entered into non-revolving one-year loan agreement with KeyBank in the amount of $3,060,000, for the purpose of completing the initial closing of the BioCheck acquisition. This loan was repaid during February 2006 and a new one-year loan agreement for $3,060,000 was entered into at Bridge Bank. Steven T. Guillen, our -president and chief executive officer at that time, purchased 600,000 shares of common stock for $240,000, pursuant to the terms of an employment agreement on February 28, 2005. This loan has since been repaid.

On October 25, 2006, we completed a private placement of debentures and warrants under a securities purchase agreement with four accredited investors. In this financing we issued secured convertible debentures in an aggregate principal amount of $1,694,250 (referred to in this prospectus as the “debentures”), and Series A, B, C, D, and E common stock warrants (referred to in this prospectus as the “warrants”). We also provided the investors registration rights under a registration rights agreement, and a security interest in our assets under a security agreement to secure performance of our duties and obligations under the debentures. Under the warrants, the investors have the right to purchase an aggregate of approximately 14.5 million shares of our common stock, at initial exercise prices ranging from $0.35 to $0.385 per share, and these exercise prices are adjustable according to a full ratchet anti-dilution provision, i.e., the exercise price may be adjusted downward in the event that we conduct a financing at a price per share below $0.35 or $0.385 per share, respectively. The Series D and E warrants are only exercisable pro rata subsequent to the exercise of the Series C warrants. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this prospectus as the “conversion price”). Beginning on the first of the month following the earlier of the effective date of the registration statement to be filed pursuant to the registration rights agreement and February 1, 2007, we will amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount.

On March 10, 2006, we received $200,000 in exchange for an unsecured promissory note with Steven T. Guillen, our president and chief executive officer at that time. The related party note bears interest at 7.0%. Interest and principal were due on September 10, 2006. Mr. Guillen’s employment was terminated on September 15, 2006. We were in default on this note at December 31, 2006. Subsequent to December 31, 2006, Mr. Guillen sued the Company for payment of interest and principal due under the note. On November 2, 2006, we repaid the principal and accrued interest due on the promissory note with Mr. Guillen in the amount of $209,000.

On March 31, 2006, we issued a $400,000 unsecured promissory note to Fagan Capital. Interest accrues at an annual rate of 8.0% and interest and principal were due on June 2, 2006. On July 26, 2006, Fagan Capital extended the maturity date of the promissory note to June 1, 2007 and we issued to Fagan Capital a warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. On October 25, 2006, we prepaid the principal, accrued interest and legal fees due in the amount of $426,000.

Commitments and Contingencies

Our partial subsidiary, BioCheck, leases facilities under operating leases in Foster City, California that expire in December 2008. During 2004, BioCheck entered into a sublease of an unused Foster City, California facility to the end of the lease term in 2008 that reduced our operating lease commitments. Net minimum lease payments to which we are committed under these leases at December 31, 2005 are $227,000 in 2006, $201,000 in 2007 and $208,000 in 2008. In addition, we entered into an operating lease for 4,136 square feet of space adjacent to space occupied by our BioCheck subsidiary in Foster City, California starting on April 1, 2006 and ending on March 31, 2009. The annual base rent under the lease agreement begins at $62,000 per year and increases incrementally to $66,000 by the end of the lease term.

On September 19, 2005, we entered into a stock purchase agreement with BioCheck and its stockholders to purchase all of its common stock for $6.0 million in cash. On December 6, 2005, we purchased 51% of the common stock of BioCheck. Pursuant to the stock purchase agreement, we will use our reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings. The purchase price will be increased by an additional 8% per annum from December 6, 2005. If we have not purchased all of the outstanding shares of BioCheck within twelve months of December 6, 2005, the earnings before interest, taxes, depreciation and amortization expenses, if any, of BioCheck, will be used to repurchase the remaining outstanding BioCheck shares at one or more additional closings.

As described above, on October 25, 2006 we completed a convertible debenture and warrant financing under a securities purchase agreement with accredited investors. In this financing, we issued secured convertible debentures in an aggregate principal amount of $1,694,250. We also provided the investors registration rights under a registration rights agreement, and a security interest in our assets under a security agreement to secure to secure the performance of our duties and obligations under the debentures. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this prospectus as the “conversion price”). Beginning on the first of the month following the earlier of the effective date of the registration statement to be filed pursuant to the registration rights agreement and February 1, 2007, we will amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount.

The performance of our duties and obligations under the debentures are secured by substantially all of our assets under a security agreement. As additional security to the debenture holders, we have also pledged the shares we hold in our subsidiaries, including 51% of BioCheck, Inc., and all of the shares of capital stock of our wholly-owned subsidiaries, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited. In addition, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited, have each entered into a subsidiary guarantee under which these subsidiaries have guaranteed the performance, at the parent level, of our obligations under the debentures.

Critical Accounting Policies

Our accounting policies are explained in Note 1 to the audited consolidated financial statements for the year ended December 31, 2006 included in this Form 10KSB. We consider the following accounting policies to be critical given they involve estimates and judgments made by management and are important for our investors’ understanding of our operating results and financial condition.

Basis of Consolidation

The consolidated financial statements contained in this prospectus include the accounts of OXIS International, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated. On December 6, 2005, we purchased 51% of the common stock of BioCheck. This acquisition was accounted for by the purchase method of accounting according to Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations.” The consolidated statements of operations include the results of operations of BioCheck from December 6, 2005, the date of acquisition, and the consolidated balance sheets include the assets and liabilities of BioCheck at December 31, 2006.
Revenue Recognition

We manufacture, or have manufactured on a contract basis, research and diagnostic assays and fine chemicals, which are our primary products sold to customers. Revenue from the sale of our products, including shipping fees, is recognized when title to the products is transferred to the customer which usually occurs upon shipment or delivery, depending upon the terms of the sales order and when collectibility is reasonably assured. Revenue from sales to distributors of our products is recognized, net of allowances, upon delivery of product to the distributors. According to the terms of individual distributor contracts, a distributor may return product up to a maximum amount and under certain conditions contained in its contract. Allowances are calculated based upon historical data, current economic conditions and the underlying contractual terms. Our mix of product sales are substantially at risk to market conditions and demand, which may change at anytime.

We recognize license fee revenue for licenses to our intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless we have continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. We consider all arrangements with payment terms extending beyond 12 months not to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured or over the period of the obligation, as applicable, and the amount of the variable fee is recognized as revenue when it is fixed and determinable. We recognize royalty revenue based on reported sales by third party licensees of products containing our materials, software and intellectual property. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

Inventories

Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the products and production requirements. Demand for our products can fluctuate significantly. Factors which could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, our estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. Our estimates are based upon our understanding of historical relationships which can change at anytime.

Long-Lived Assets

Our long-lived assets include property, plant and equipment, capitalized costs of filing patent applications and goodwill and other assets. See Notes 1, 4, 5 and 6 to the audited consolidated financial statements for the year ended December 31, 2005 included in this prospectus for more detail regarding our long-lived assets. We evaluate our long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Estimates of future cash flows and timing of events for evaluating long-lived assets for impairment are based upon management’s judgment. If any of our intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value.

Applicable long-lived assets are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management’s judgment. Goodwill and other assets are not amortized.

Certain Expenses and Liabilities

On an ongoing basis, management evaluates its estimates related to certain expenses and accrued liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Share-Based Compensation

In December 2004, the FASB issued SFAS 123R, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB Opinion No. 25. SFAS 123R establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity’s financial statements over the period during which the employee is required to provide services in exchange for the award. Management implemented SFAS 123R effective January 1, 2006. Methodologies used for calculations such as the Black-Scholes option-pricing models and variables such as volatility and expected life are based upon management’s judgment. Such methodologies and variables are reviewed and updated periodically for appropriateness and affect the amount of recorded charges.

Inflation

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Changes or Disagreements with Accountants

There were no changes in, or disagreements with, our independent registered public accounting firm during 2005 or 2006.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information with respect to each of our directors and executive officers as of April 30, 2007.

Name	Age	Principal Occupation	Served as Director Since
Marvin S. Hausman, M.D. (2)	65	President, Chief Executive Officer and Chairman of the Board	2004
S. Colin Neill (1) (3)	60	Secretary, Director	2004
John E. Repine, M.D. (1)	62	Director	2005
Gary M. Post (1)	58	Director	2006
Matthew Spolar	33	Director	2007

(1)	Member of the Audit Committee.
(2)

Appointed President and Chief Executive Officer on September 15, 2006. Member of the Compensation Committee. In addition, on November 15, 2006, following the resignation of Michael Centron as our Vice President and Chief Financial Officer, Dr. Hausman has assumed the role of chief financial and accounting officer on an interim basis.

(3)	Member of the Nominating Committee.

Marvin S. Hausman, M.D., President, Chief Executive Officer and Chairman of the Board. Dr. Hausman was appointed to the board of directors on August 20, 2004. Previously, Dr. Hausman served on the board of directors from March 2002 to November 2003. On December 10, 2004, the board of directors appointed Marvin S. Hausman, M.D. to serve as Chairman of the Board, Acting Chief Executive Officer and Acting Chief Financial Officer of OXIS. On February 28, 2005, Dr. Hausman ceased to be the Company’s Chief Executive Officer. On September 15, 2006, Dr. Hausman was appointed to serve as President and Chief Executive Officer by the board of directors. Dr. Hausman served as a director and as Chairman of the Board of Axonyx from 1997 until the merger of Axonyx into TorreyPines Therapeutics in October 2006, and had served as President and Chief Executive Officer of Axonyx from 1997 until September 2003 and March 2005, respectively. Dr. Hausman is currently a member of the board of directors of TorreyPines Therapeutics. Dr. Hausman served as our Acting Chief Financial Officer until January 6, 2006 when Michael D. Centron was appointed as our Chief Financial Officer. Dr. Hausman currently owns approximately 2.8% of the outstanding common stock of OXIS, and Torrey Pines Therapeutics currently owns approximately 33% of the outstanding common stock of OXIS. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products which was subsequently acquired by King Pharmaceuticals. He has thirty years’ experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb.

Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the board of directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001.

S. Colin Neill, Secretary and Director. Mr. Neill was appointed to the board of directors in April 2004. He has served as Secretary of OXIS since January 2005. Mr. Neill has been the Senior Vice President and Chief Financial Officer of Pharmos Corporation since October 2006. Mr. Neill joined Axonyx in September 2003 as Chief Financial Officer and Treasurer and served in that capacity until October 2006 when Axonyx was acquired by TorreyPines Therapeutics. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a publicly traded global contract research organization in the drug development business, from 1998 until its sale in April 2001. Prior to that, Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc. Mr. Neill’s experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a U.S. subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a British owned industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

Gary M. Post, Director. Mr. Post has served as a director of OXIS since March 15, 2006 and currently, though an advisory agreement, serves part-time as Acting Chief Operating Officer of the Company. Since 1999 Mr. Post has been the Managing Director and Investment Principal of Ambient Advisors, LLC. Ambient Advisors primarily invests its own and its partners’ capital in private and public companies with a particular interest in the health care and life sciences sector and certain other special situations. Ambient Advisors also actively advises these companies, sometimes taking interim management roles. In his capacity as Managing Director at Ambient Advisors, Mr. Post has acted as an interim Chief Executive Officer in two private early to mid stage companies that Ambient had invested in, Opticon Medical, Inc., a medical device company and OccMeds Billing Services, Inc., a worker’s compensation pharmacy payment processing company. Mr. Post also served as a President and CEO of VoIP, Inc., a leading provider of Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers during 2006 and continues as a member of the VoIP, Inc. Board of Directors. Mr. Post holds a MBA from the U.C.L.A. Graduate School of Management and an A.B. in Economics from Stanford University.

John E. Repine, M.D., Director. Dr. Repine has served as a director of OXIS since October 2005. Since 1996, Dr. Repine has been the James J. Waring Professor of Medicine and Pediatrics at the University of Colorado Health Sciences Center. Since 1993, Dr. Repine has been the Chief Executive Officer and President of the Webb-Waring Institute for Cancer, Aging and Antioxidant Research.   Dr. Repine graduated from the School of Medicine and completed training in internal medicine and pulmonary medicine at the University of Minnesota.  Dr. Repine has received many national awards for his research including an Established Investigator Award from the American Heart Association, the Alton Ochsner Award Relating Smoking and Health and the Senior Scholar in Aging Award from the Ellison Medical Foundation. Dr. Repine was the Principal Investigator for 10 years for one of six National Specialized Centers of Research (SCOR) of the National Institutes of Health for the Study of Acute Lung Injury.  Dr. Repine is a recognized expert in the study of vascular disorders, inflammation, oxidants and antioxidants.  Dr. Repine has served in various capacities with a number of biotechnology companies.

Matthew Spolar, Director. Mr. Spolar has served as a director of OXIS since January 2007, and currently serves as Vice President, Product Technology for Atkins Nutritionals, Inc., a market-leading portable nutrition foods company. Since 1999, Mr. Spolar has spearheaded new product development, product optimization, scientific affairs, quality systems management, and technical production support for Atkins. Mr. Spolar helped to arrange an acquisition of Atkins by Parthenon Capital and Goldman Sachs in October, 2003 for more than $500 million, participated in improving the company's balance sheet through a pre-packaged bankruptcy where two-thirds of liabilities were exchanged for equity, and witnessed the company's emergence from bankruptcy just six months later. Prior to joining Atkins, Mr. Spolar served as an analyst with Datamonitor, Inc., a global management consultancy, where he specialized in providing information solutions for Fortune 500 consumer packaged goods companies. Mr. Spolar was awarded BS and MS degrees in Food Science from the Pennsylvania State University.

Audit Committee and Audit Committee Financial Expert

We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors. We do, however, have an audit committee consisting of three members of our board of directors, including S. Colin Neill, John E. Repine, M.D., and Gary M. Post. The board of directors has determined that S. Colin Neill, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. In addition, the board of directors has determined that each of the members of the audit committee is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each member of the audit committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations as an audit committee member.

EXECUTIVE COMPENSATION

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage the Company for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, bonuses and a stock option program.

The following table sets forth compensation information for services rendered to us by certain executive officers (collectively, the Company’s “Named Executive Officers”) in all capacities, other than as directors, during each of the prior three fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Shares issued in lieu of compensation are listed in the year the salary was due.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards		Option/ Warrant Awards (1)	Non-Equity Incentive Plan Compen-sation	All Other Compensation		Total

Dr. Marvin S. Hausman (2)	2006	$52,083	(3)	$—	$164,977	(4)	$208,870	$—	$—		$425,930
Chairman of the Board,	2005	$—	(3)	$—	$—		$10,297	$—	$15,000	(5)	$25,297
Chief Executive Officer
Acting Chief
Financial Officer

Michael Centron (6)	2006	$133,466		$—	$—		$29,908	$—	$5,240	(7)	$168,614
Former Chief	2005	$—		$—	$—		$—	$—	$—		$—
Financial Officer

Steven T. Guillen (8)	2006	$190,000		$—	$—		$68,772	$—	$29,417	(9)	$288,189
Former President, Chief Executive	2005	$209,000		$—	$—		$111,510	$—	$7,000	(10)	$327,510
Officer and Former Director

(1)

Reflects dollar amount expensed by the company during applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires the company to determine the overall value of the options as of the date of grant based upon the Black Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time in service based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.

(2)

Dr. Hausman served as Acting Chief Executive Officer from December 8, 2004 to February 28, 2005 and as Acting Chief Financial Officer from December 8, 2004 until January 6, 2006. On September 15, 2006, Dr. Hausman was appointed as Chairman of the board of directors and our President and Chief Executive Officer.

(3)

Dr. Hausman did not receive a cash salary for his services as Chairman and Acting President, Chief Executive Officer and Chief Financial Officer in 2004 or 2005. See Director Compensation below for Dr. Hausman’s compensation as a director. In 2006, under the terms of Dr. Hausman’s employment agreement with us, Dr. Hausman may elect to receive his salary in the form of common stock at a price equal to 85% of the market price (the average closing price for the five trading days preceding the measurement date), or in the form of a ten year warrant to purchase 1.5 times the number of shares he would have received in the foregoing, at an exercise price equal to such market price.

(4)

Dr. Hausman was issued 330,769 shares of common stock on October 12, 2006, as payment for compensation and expenses owed by us to NW Medical Research Partners, Inc., of which Dr. Hausman is the sole member and manager. The amount owed was $67,477, and the shares were valued at approximately $0.204 per share, and are not subject to repurchase. Also includes dollar amount expensed by the company during 2006 for financial statement reporting purposes pursuant for FAS 123R in connection with a grant to Dr. Hausman of 500,000 restricted shares of common stock vesting over a 180 day period, for agreeing to serve as our Chief Executive Officer and President.

(5)	Dr. Hausman earned $15,000 pursuant to a consulting agreement with NW Medical Research Partners, Inc. Dr. Hausman is the sole member and manager of NW Medical Research Partners.
(6)	Mr. Centron served as our Chief Financial Officer from January 6, 2006 to November 15, 2006.
(7)	Includes $3,779 paid to Mr. Centron as a consultant following his departure as an employee, and $1,461 paid by the Company into a medical spending account.
(8)	Mr. Guillen served as President, Chief Executive Officer and Director from February 28, 2005 to September 15, 2006. Mr. Guillen resigned from the board of directors on April 12, 2007.
(9)

Includes $4,250 car allowance, $2,000 for matching contribution under our 401(k) plan, $21,792 in penalties and interest paid by the Company in connection with back salary, and $1,375 paid by the Company into a medical spending account.

(10)	Includes $5,000 car allowance and $2,000 for matching contribution under our 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	( $ )		(#)	($)	(#)	($)
Dr. Marvin S. Hausman	30,000	—	—	$0.22	06/14/12	416,667	$95,833	—	$—
	5,000	—	—	$0.42	06/18/13
	11,695	—	—	$0.57	12/03/13
	50,000	—	—	$0.59	10/11/14
	5,000	—	—	$0.34	06/22/15
	108,000	—	—	$0.37	10/05/15
	—	500,000	—	$0.29	12/28/15
	5,000	—	—	$0.27	07/31/16
	—	495,000	—	$0.20	11/05/16
	501,667	1,003,333	—	$0.20	11/05/16

Michael Centron	150,000	37,500	—	$0.30	01/05/16	—	—	—	$—
	100,000	75,000	—	$0.27	07/31/16

Steven T. Guillen	250,000	250,000	—	$0.40	02/28/15	—	—	—	$—
	50,000	50,000	—	$0.40	02/28/15
	275,000	225,000	—	$0.29	02/28/15

Aggregated Option Exercises During 2006 and Fiscal Year-End Option Table

The following table summarizes information regarding stock options exercised by the Named Executive Officers in 2006 and the value of unexercised “in-the-money” options they held at December 31, 2006.

	Shares of Common Stock Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2006			Value of Unexercised In-the-Money Options at December 31, 2006 (3)
Name	on Exercise	Realized	Exercisable	Unexercisable		Exercisable	Unexercisable
Marvin S. Hausman, M.D.	—	—	711,361	2,003,334	(1)	$2,508	7,492
Steven T. Guillen	—	—	575,000	525,000	(2)	—	—

(1)

Options for 12,500 shares of common stock became exercisable on October 12, 2006. Options for 5,000 shares of common stock became exercisable on June 22, 2006. Options for 9,000 shares of common stock became exercisable on January 5, 2006 and monthly for 8 months after this date. Options for 300,000 shares of common stock become exercisable on February 27, 2007. Options for 100,000 shares of common stock become exercisable on December 28, 2007 and December 28, 2008. Options for 5,000 shares become exercisable on August 1, 2007. Options for 247,500 shares become exercisable in quarterly installments starting on February 6, 2007 for a one year period; options for an additional 247,500 shares become exercisable in eight quarterly installments over the following two years. A warrant for the purchase of an aggregate of 1,505,000 shares of common stock becomes exercisable in six consecutive monthly installments beginning on November 14, 2006.

(2)

Options for 150,000 shares of common stock became exercisable on February 28, 2006, with an additional 150,000 shares to become exercisable annually for two years after this date, so long as Mr. Guillen continues to serve in the capacity of either an employee, outside director or consultant. Options for 200,000 shares of common stock became exercisable upon grant of a non-qualified stock option on December 28, 2005. Options for an additional 75,000 shares of common stock became exercisable on December 28, 2006, and continue to become exercisable annually for three years after this date so long as Mr. Guillen continues to serve in the capacity of either an employee, outside director or consultant. Pursuant to a Settlement Agreement with Mr. Guillen dated February 12, 2007, we agreed to accelerate the vesting of Mr. Guillen’s options, which took effect in March 2007.

(3)

In-the-money options represents unexercised options having a per share exercise price below $0.205, the closing price of our common stock at December 29, 2006. The value of unexercised in-the-money options equals the number of in-the-money options multiplied by the excess of $0.205 over the per-share exercise prices of the options. The value of unexercised in-the-money options at December 31, 2006, may never be realized by the option holders.

Director Compensation

We pay an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chair. During 2006, while we did not make payments under this policy, such expenses were accrued. We do not pay meeting fees but directors are reimbursed for their expenses incurred in attending meetings. Employee directors receive no other compensation as directors.

Under our 2003 Stock Incentive Plan, non-employee directors are automatically awarded options to purchase 30,000 shares of common stock upon becoming directors and automatically awarded options to purchase 5,000 shares of common stock annually after this date.

The following table represents stock options that were granted during 2006 to non-employee directors.

Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
S. Colin Neill	$6,000	$—		$11,858		$—	$—	$17,858
John E. Repine, M.D	$5,000	$7,785	(2)	$21,874	(3)	$—	$—	$34,659
Gary Post	$5,000	$—		$101,138	(4)	$—	$—	$106,138

(1)	Accrued but not paid.
(2)
Includes 39,925 shares of common stock valued at $7,785 on the date of the grant, as compensation under a consulting agreement between us and Dr. Repine, for the period between October 15, 2006 and December 31, 2006.

(3)
In addition to automatic annual option grants made to all directors for their service on the board, includes the value of an option for the purchase of up to 9,787 shares of common stock at an exercise price of $0.24 per share, immediately exercisable, in lieu of cash payment under a consulting agreement between us and Mr. Repine.

(4)
In addition to automatic annual option grants made to all directors for their service on the board, includes the value of following options and warrants granted to Mr. Post under an advisory agreement between us and him: (i) a ten-year option for the purchase of up to 333,333 shares of common stock, with an exercise price of $0.20 per share, which vests and becomes exercisable in six equal installments over a 180 day period beginning November 14, 2006, (ii) a ten-year warrant for the purchase of 173,608 shares of common stock, with an exercise price of $0.20 per share, fully vested and immediately exercisable, (iii) a ten-year warrant for the purchase of 550,000 shares of common stock, with an exercise price of $0.20 per share, which vests and becomes exercisable with respect to 225,000 shares in four quarterly installments from January 15, 2007 to January 15, 2008, and which vests and becomes exercisable with respect to an additional 225,000 shares in eight equal installments from January 15, 2008 to January 15, 2010, and (iv) a ten-year option for the purchase of 156,250 shares with an exercise price of $0.24 per share, fully vested and immediately exercisable.

Employment Agreements

On November 6, 2006, we entered into an employment agreement with Dr. Hausman that commenced retroactively at October 15, 2006, referred to as the commencement date. Under the terms of our agreement:

•	Dr. Hausman will serve as our President and Chief Executive Officer for a three year term from the commencement date of his employment, and after this period, on a year-to-year basis;
•

Dr. Hausman will receive annual compensation in the amount of $250,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance is authorized by the board of directors, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received;

•	For the initial quarterly payment, Dr. Hausman was issued 347,222 restricted shares of common stock;
•

During the three year term of the agreement, Dr. Hausman will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the board of directors and its compensation committee;

•

During the remainder of calendar year 2006, Dr. Hausman’s bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of his base salary, and the bonus for subsequent years of the term of the agreement will be in a similar target range;

•

The bonuses payable will be paid in cash, although at Dr. Hausman’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Hausman of the bonus for a particular year;

•

Once we have raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 25, 2006) or in a strategic transaction, Dr. Hausman may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on our regular pay cycle for professional employees;

•

As part of his compensation, we granted Dr. Hausman a ten year a non-qualified option to purchase 495,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 247,500 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 247,500 option shares vesting in eight quarterly installments over two years;

•

Additionally, we granted Dr. Hausman, as a sign on bonus, 500,000 restricted shares of common stock and a ten year common stock purchase warrant to purchase 1,505,000 shares at an exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date;

•

We are providing Dr. Hausman with an annual office expense allowance of $50,000, for the costs of maintaining an office in the Stevenson, Washington area, payable quarterly in advance in the form of common stock, at a price equal to 85% of the market price;

•	For the first installment, representing $12,500 of the above office expense allowance, Dr. Hausman was issued 69,444 restricted shares of common stock;

•
Once we have completed a qualifying financing, the above office expense allowance will be paid in cash in advance, commencing for the quarter next following the quarter in which the Qualifying Financing occurred.

•	Additionally, Dr. Hausman will receive family health and dental insurance benefits and short-term and long-term disability policies;
•

Upon termination for cause, all compensation due to Dr. Hausman under the agreement will cease, other than a right to participate in continued group health insurance for a certain period of time (this applies to all terminations, except if Dr, Hausman terminates without good reason) and any unexercised portions of his stock options shall expire upon such termination;

•

In the event that we terminate Dr. Hausman’s employment within one year of a change of control, Dr. Hausman shall receive an amount equal to twelve months of his base salary for the then current term of the agreement (which is in addition to the base salary paid to Dr. Hausman after our delivery of notice of termination and the actual date of termination) plus an amount equal to his bonus in the prior year (and if occurring before the determination of the 2007 bonus, an amount equal to 50% of the then current base salary), and the full vesting of Dr. Hausman’s stock options, and extended exercisability of the options until their respective expiration dates.

•

In the event that we terminate our relationship with Dr. Hausman, including a non-renewal of the agreement by us, but other than upon a change of control, death, disability or cause, Dr. Hausman shall receive the following: (i) if employment was terminated during the calendar year 2006, an amount equal to six months of the then current base salary; if employment was terminated commencing in the calendar year 2007 or if we elect not to renew the agreement, an amount equal to twelve months of base salary for the then current term of the agreement plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary); (ii) if employment was terminated during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter or if we elect not to renew the agreement following the initial three year term or any additional term, all stock options granted to Dr. Hausman (including without limitation the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates.

•

In the event Dr. Hausman terminates his relationship with us for good reason within one (1) year of the occurrence of the event which established good reason, or for good reason within one year of a change of control, Dr. Hausman shall receive the following: (i) if the termination occurred during the calendar year 2006 for good reason, an amount equal to six months of base salary; if the termination occurred during the calendar year 2006 due to a change of control, an amount equal to twelve months of base salary; if termination for good reason occurred during the calendar year 2007 or thereafter, an amount equal to twelve months of the then current base salary plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary); (ii) if termination occurred during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates, except that if termination is by Dr. Hausman for good reason subsequent to a change of control, then 100% of any option grants to Dr. Hausman (including, without limitation, the Initial Option Grant) shall vest and shall remain exercisable until its respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter, all stock options granted to Dr. Hausman (including, without limitation, the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates.

On January 6, 2006 we signed a Letter Agreement with Michael D. Centron under which he would serve as our Vice President and chief financial officer. On the same day our board of directors ratified the Letter Agreement and granted stock options to Mr. Centron pursuant to the terms of the Letter Agreement. Mr. Centron resigned as an officer and employee effective November 15, 2006.

On February 28, 2005, we entered into a Letter Agreement, effective as of February 28, 2005, with Steven T. Guillen under which he was hired as our President and Chief Executive Officer. On September 15, 2006, Mr. Guillen’s employment as President and Chief Executive Officer was terminated by the board of directors. On March 8, 2007, we entered into a Separation Agreement with Mr. Guillen under which, among other things, Mr. Guillen agreed to resign from the board of directors. For further information regarding related matters involving Mr. Guillen, see the section entitled “Legal Proceedings” on page 46 of this Prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting and Employment Agreements with President, CEO and Chairman

On October 12, 2006, we mutually agreed with Marvin S. Hausman, M.D. to terminate the consulting agreement with NW Medical Research Partners, of which Dr. Hausman is the sole member and manager, effective October 15, 2006. Under the consulting agreement dated October 1, 2005, Dr. Hausman provided certain services pertaining to licensing of intellectual property, development of potential products, financing activities and other issues. In conjunction with the termination of the consulting agreement, the board of directors approved the issuance of 330,769 shares of restricted common stock to Dr. Hausman in lieu of cash payment of $67,000 in fees and expenses due under the consulting agreement to the date of termination.

On November 6, 2006, we entered into an employment agreement with Dr. Hausman that commenced retroactively at October 15, 2006, described in the section of this Prospectus entitled “Employment Agreements” beginning on page 74 of this Prospectus, which is incorporated by reference.

Engagement Letter and Advisory Agreement with Director

On May 12, 2006, we entered into an engagement letter with Ambient Advisors LLC. Gary M. Post, a member of our board of directors, is the manager of Ambient Advisors. Ambient Advisors provided certain services pertaining to strategic planning, investor communications and financing strategies and other projects at the request of our chief executive officer for a one year period in return for monthly compensation of $5,000. We granted Ambient Advisors a ten year warrant to purchase 108,000 shares of our common stock at an exercise price of $0.39 per share, with 9,000 shares becoming exercisable each month over the term of the agreement. On October 12, 2006, we mutually agreed with Gary M. Post to terminate the engagement letter with Ambient Advisors LLC, effective October 15, 2006, replace it with a new consulting agreement and accelerate the vesting of the warrant to be fully vested effective October 15, 2006.

On November 6, 2006, we entered into an advisory agreement with Ambient Advisors that commenced retroactively at October 15, 2006. Ambient Advisors will provide certain services pertaining to operations, strategic planning, financial planning and budgeting, investor relations, corporate finance and such additional roles and responsibilities as requested for a three year period beginning from October 15, 2006, and after this date on a year-to-year basis. Ambient Advisors will receive annual compensation in the amount of $83,333, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006 or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Ambient Advisors received a ten year warrant to purchase 173,608 shares of common stock with an exercise price of $0.20 per share, vesting immediately. As part of the compensation, we granted Ambient Advisors a ten year common stock purchase warrant to purchase 550,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 275,000 warrant shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 275,000 warrant shares vesting in eight quarterly installments over two years. Additionally, we granted Ambient Advisors, as a sign on bonus, a non-qualified option to purchase 333,333 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the commencement date of the agreement on October 15, 2006. During the three year term of the agreement, Ambient Advisors will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by our board of directors or compensation committee. During the remainder of calendar year 2006, Ambient Advisors’ bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the term of the agreement will be in a similar target range. The bonuses payable under our agreement with Ambient Advisors will be paid in cash, although at Ambient Advisors’ sole option, they may elect to receive compensation in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Ambient Advisors of the bonus for a particular year.

If we terminate our agreement with Ambient Advisors without cause after the six month anniversary of November 6, 2006, Ambient Advisors shall receive an amount equal to twelve months of the advisory fee in a lump sum payment and all outstanding stock options shall become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates. If we terminate our agreement with Ambient Advisors without cause prior the six month anniversary of November 6, 2006, Ambient Advisors will be paid any expenses due to it and all vested stock options and warrants shall remain exercisable through their respective expiration dates. If we terminate Ambient Advisors for cause, Ambient Advisors will not be entitled to any further payments of its advisory fee, and any unexercised stock options will expire. If Ambient Advisors resigns for whatever reason, or if Gary M. Post dies or becomes disabled, Ambient Advisors will not be entitled to any further payments of the advisory fee under our agreement, all unvested stock options and warrants will expire, and all vested stock options and warrants will remain exercisable until their respective expiration dates.

Consulting Agreement with Director

On November 6, 2006, we entered into a consulting agreement with John E. Repine, M.D. that commenced retroactively at October 15, 2006, or the Commencement Date. Dr. Repine is a member of our board of directors.

Under our consulting agreement with Dr. Repine, he advises us concerning matters of antioxidant and inflammation research and potential acquisitions (including products/compounds/intellectual property, companies), product research and development, and the development and establishment of reference labs for oxidative stress and inflammatory reactions. Our agreement has a three year term commencing on October 15, 2006, and is renewable on an annual basis following this initial term. Dr. Repine receives annual compensation in the amount of $36,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Repine received 50,000 restricted shares of common stock. As part of the compensation under the consulting agreement, we granted Dr. Repine a ten year stock option to purchase 200,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 100,000 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 100,000 option shares vesting in eight quarterly installments over two years. Additionally, we granted Dr. Repine, as a sign on bonus, a non-qualified option to purchase 200,000 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180 th day after the commencement date of October 15, 2006. During the term of the consulting agreement, Dr. Repine is eligible to receive annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by our Chief Executive Officer. Each bonus payable will be paid in cash, although at Dr. Repine’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Repine of the particular bonus.

If we terminate the Consulting Agreement without cause after the six month anniversary of November 6, 2006, Dr. Repine will receive an amount equal to twelve months of the advisory fee in a lump sum payment and all outstanding stock options will become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates. If we terminate our agreement with Dr. Repine without cause prior the six month anniversary of November 6, 2006, Dr. Repine will be paid any expenses due to him and all vested stock options and warrants shall remain exercisable through their respective expiration dates. If we terminate Dr. Repine for cause, Dr. Repine shall not be entitled to any further payments of his advisory fee hereunder, and any unexercised stock options shall expire. If Dr. Repine resigns for whatever reason, or if he dies or becomes disabled, Dr. Repine shall not be entitled to any further payments of the consulting fee hereunder, all unvested stock options and warrants shall expire, and all vested stock options and warrants shall remain exercisable until their respective expiration dates.

Agreements with Former President, CEO and Director

On March 10, 2006, we received $200,000 in exchange for an unsecured promissory note with Mr. Guillen, our president and chief executive officer at that time. The related party note bears interest at 7.0%. Interest and principal were due on September 10, 2006. Mr. Guillen’s employment was terminated on September 15, 2006. We were in default on this note at September 30, 2006. After September 30, 2006, Mr. Guillen sued the Company for payment of interest and principal due under the note. On November 2, 2006, the Company paid to Mr. Guillen amounts owing under the note.

On March 8, 2007, we and Mr. Guillen entered into a Confidential Separation Agreement (dated February 12, 2007), under which we agreed to pay Mr. Guillen the sum of $250,000 in twelve equal monthly installments, subject to standard payroll deductions and withholdings. We also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares. We entered into a registration rights agreement with Mr. Guillen to grant these rights, a copy of which is included as an exhibit to our current report on Form 8-K filed with the SEC on May 3, 2007. Mr. Guillen would have the right to exercise his options until September of 2009. We also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. In exchange for these payments and benefits, Mr. Guillen and OXIS agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with us. A copy of the separation agreement is included as Exhibit 10.43 to our annual report on Form 10-KSB filed with the SEC on April 17, 2007.

Letter Agreement with Vice President and Chief Financial Officer

On January 6, 2006, we entered into the Letter Agreement with Michael D. Centron as described in the section above entitled “Employment Agreements” beginning on page 74 of this Prospectus, incorporated by reference.

Convertible Debenture and Warrant Financing

On October 25, 2006, pursuant to the terms of a securities purchase agreement with four accredited investors, we issued debentures in an aggregate principal amount of $1,694,250, with an original issue discount of 20.318%, resulting in proceeds to us of $1,350,000. In addition, investors in our private placement on October 25, 2006 were issued Series A, B, C, D and E common stock warrants for the purchase of a maximum of up to approximately 14.5 million shares of our common stock, as described in the section entitled “Recent Convertible Debenture and Warrant Financing” on page 3 of this Prospectus, incorporated by reference. Included among the investors in our October 25, 2006 convertible debenture and warrant financing were Bristol Investment Fund, Ltd., Alpha Capital Anstalt, and Whalehaven Capital Fund Limited, each of which beneficially owns over 5% of our issued and outstanding capital stock.

Indemnification of Officers and Directors

As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been our directors or officers to the fullest extent permitted by Delaware law. Further, we have entered into an indemnification agreement with each of our directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

Exclusion of Liability

Pursuant to the Delaware General Corporation Law, our Certificate of Incorporation excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or any transaction from which a director receives an improper personal benefit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known by us with respect to the beneficial ownership of our common stock as of December 31, 2006 by (i) each person who is known by us to own beneficially more than 5% of common stock, (ii) each of the Named Executive Officers (see the section above entitled “Executive Compensation”), (iii) each of our directors and (iv) all of our current officers and directors as a group. Except as otherwise listed below, the address of each person is c/o OXIS International, Inc., 323 Vintage Park Drive, Suite B, Foster City, California 94404.

The percentage of shares beneficially owned is based on 44,527,476 shares of common stock outstanding as of December 31, 2006. Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of December 31, 2006 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Outstanding Common Stock
TorreyPines Therapeutics, Inc. (1) 11085 N. Torrey Pines Road La Jolla, CA 92037	16,386,647	36.80%
Bristol Investment Fund, Ltd. (2) Bristol Capital Advisors, LLC 10990 Wilshire Boulevard, Suite 1410 Los Angeles, CA 90024	13,472,994	25.57%
Alpha Capital Anstalt (3) c/o LH Financial 150 Central Park South, 2nd Floor New York, NY 10019	5,737,143	12.01%
Whalehaven Capital Fund Limited (4) 3rd Floor, 14 Par-La-Ville Rd. P. O. Box HM1027 Hamilton HMDX Bermuda	4,302,857	9.01%
Cranshire Capital, LP (5) 3100 Dundee Rd., Suite 703 Northbrook, IL 60062	4,717,791	9.99%
Marvin S. Hausman, M.D. (6)	17,410,717	38.22%
S. Colin Neill (7)	181,875	*
Steven T. Guillen (8)	1,175,000	2.61%
John E. Repine, M.D. (9)	233,387	0.52%
Gary M. Post (10)	688,275	1.52%
Executive officers and directors as a group — 5 persons (11)	19,689,254	41.73%

*	Less than one percent.

(1)

Based in part on a Schedule 13D/A filed with the SEC on March 5, 2004, filed on behalf of Axonyx Inc., which was acquired by TorreyPines Therapeutics in October 2006, and Dr. Hausman. Pursuant to the Schedule 13D/A Axonyx has sole voting power as to 13,982,567 and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared voting power as to 16,386,647 shares. In addition, Axonyx has sole dispositive power as to 13,982,567 shares and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared dispositive power as to 16,386,647 shares. Axonyx in the Schedule 13D/A disclaims beneficial ownership of Dr. Hausman’s shares.

(2)

The holdings of Bristol Investment Fund, Ltd. include 3,867,925 shares of common stock, 1,434,286 shares issuable upon the voluntary conversion by Bristol Investment Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share, warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 2,151,429 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 717,143 shares of common stock at a purchase price of $0.385 per share. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.

(3)

The holdings of Alpha Capital Anstalt include 1,434,286 shares issuable upon the voluntary conversion by Alpha Capital Anstalt of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 2,151,429 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 717,143 shares of common stock at a purchase price of $0.385 per share.

(4)

The holdings of Whalehaven Capital Fund Limited include 1,075,714 shares issuable upon the voluntary conversion by Whalehaven Capital Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 1,613,571 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 537,857 shares of common stock at a purchase price of $0.385 per share.

(5)

The holdings of Cranshire Capital, LP. include 896,429 shares issuable upon the voluntary conversion by Cranshire Capital of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 283,019 shares of common stock at a price of $0.66 per share, warrants to purchase 283,019 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 1,344,643 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 448,214 shares of common stock at a purchase price of $0.385 per share. Mitchell P. Kopin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole investment power and voting control over the securities held by Cranshire Capital, L.P.

(6)

The holdings of Marvin S. Hausman, M.D. include 2,404,080 shares of common stock, 271,570 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 31, 2006, 752,500 warrant shares exercisable currently or within 60 days of December 31, 2006, and 13,982,567 shares held by TorreyPine Therapeutics, which acquired Axonyx Inc. in October 2006. Dr. Hausman has sole dispositive power as to 2,404,080 shares and shared dispositive power as to 16,386,647 shares, including 13,982,567 shares held by TorreyPine Therapeutics. Dr. Hausman is a director of TorreyPine Therapeutics. Dr. Hausman in the Schedule 13D/A disclaims beneficial ownership of TorreyPine’s shares.

(7)
The holdings of S. Colin Neill include 135,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 1, 2006, and 46,875 warrant shares exercisable currently or within 60 days of December 31, 2006.

(8)	The holdings of Steven T. Guillen include 600,000 shares of common stock and 575,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 31, 2006.
(9)

The holdings of director John E. Repine include 50,000 shares of common stock and 183,387 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 31, 2006.

(10)

The holdings of director Gary M. Post include 337,917 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 31, 2006 and 350,358 warrant shares exercisable currently or within 60 days of December 31, 2006.

(11)

The holdings of the executive officers and directors as a group include an aggregate 17,036,647 shares of common stock, 1,502,874 shares issuable upon exercise of options that are exercisable currently or within 60 days of December 31, 2006 and 1,149,733 warrant shares exercisable currently or within 60 days of December 31, 2006.

Series C Preferred Stock

The following table sets forth certain information, as of December 31, 2006, with respect to persons known by us to be the beneficial owner of more than five percent (5%) of the OXIS Series C Preferred Stock.

Name and address	Number of Shares of Series C Preferred Stock Beneficially Owned	Percent of class (1)

American Health Care Fund, L.P.	77,000	80%
2748 Adeline, Suite A
Berkeley, CA 94703 (1)

Megapolis BV	19,230	20%
Javastraaat 10
2585 The Hague, Netherlands (1)

(1)
As required by SEC rules, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

Equity Compensation Plan Information

The following is a summary of our equity compensation plans at December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	2,578,019	$0.46	962,233
Equity compensation plans not approved by security holders (2)	3,029,370	$0.22	—
Total	5,607,389		962,233

(1)

As of December 31, 2006, we had options issued and outstanding to purchase 2,261,730 shares of common stock under our 2003 Stock Incentive Plan and 316,289 shares of common stock under the 1994 Stock Incentive Plan. Our 1994 Stock Incentive Plan terminated on April 30, 2004 and no additional grants may be made under that plan. As approved by stockholders, we may grant additional options to purchase up to 962,233 shares of common stock under our 2003 Stock Incentive Plan as of December 31, 2006. The number of shares reserved for issuance pursuant to options under the 2003 Stock Incentive Plan was increased by 300,000 shares on January 1, 2006 pursuant to an evergreen provision in the stock option plan. On August 1, 2006, at the OXIS 2006 Annual Meeting of Stockholders, a proposal to increase the number of shares reserved for issuance under the OXIS 2003 Stock Incentive Plan from 3,600,000 shares to 5,600,000 shares was approved by the stockholders.

(2)

As of December 31, 2006, we had options and warrants issued and outstanding for the purchase of an aggregate of 3,029,370 shares of our common stock to officers, directors, consultants and advisors outside of our 1994 Stock Incentive Plan and our 2003 Stock Incentive Plan, which were issued on a case by case basis at the discretion of the board of directors.

DESCRIPTION OF SECURITIES

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part or have been incorporated by reference from earlier filing with the SEC.

Our authorized capital stock consists of 165,000,000 shares of stock. We are authorized to issue two classes of stock that consist of 15,000,000 shares of preferred stock with a par value of $0.01 per share and 150,000,000 shares of common stock with a par value of $0.001 per share.

Common Stock

Each issued and outstanding share of our common stock is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of its common stock are entitled to their pro rata share of all assets.

Preferred Stock

Our preferred stock may be divided into such number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As long as they stay within the limits and restrictions of any prior resolution or resolutions originally fixing the number of shares constituting any series of preferred stock, our board of directors may increase or decrease (but not below the number of shares of such series outstanding at that time) the number of shares of any series subsequent to the issue of shares of that series.

As of the date of this prospectus 96,230 shares of Series C Preferred Stock are outstanding. Each issued and outstanding share of our Series C Preferred Stock is fully paid and non-assessable.

Conversion Rights

Each share of Series C Preferred Stock was initially convertible into one share of our common stock. On October 21, 1998, however, we effected a 1-for-5 reverse stock split of our shares of common stock. While the reverse stock split did not affect the number of shares of Series C Preferred Stock outstanding, it did affect the conversion ratio for such shares. As a result of the reverse stock split, each share of Series C Preferred Stock is currently convertible into 0.2889 shares of our common stock. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 nor more than .2889 common shares for each Series C Preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends.

We have a right to convert shares of Series C Preferred into shares of common stock automatically if at any time the average closing bid price of our common stock for 15 consecutive trading days is equal to or greater than $2.60.

Voting Rights

Shares of Series C Preferred Stock generally vote with shares of common stock, and have a number of votes equal to the number of shares of common stock into which they could convert. As such, on most matters shares of Series C Preferred Stock have 1/5th of a vote per share.

Holders of a majority of the outstanding shares of Series C Preferred Stock voting separately as a separate class, must consent prior to us taking any action which alters or changes any of the rights, privileges or preferences of the Series C Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

If we propose to merge or consolidate with or into another corporation, or sell, lease or convey all or substantially all of its assets, we are required to send to holders of Series C Preferred Stock notice of the proposal at least twenty (20) days prior to taking such action.

Liquidation Preference

Shares of Series C Preferred Stock participate on an equal basis with the holders of the common stock (as if the Series C Preferred Stock had converted into common stock) in any distribution of any of the assets or surplus funds of our company.

Convertible Debentures

On October 25, 2006, we issued we issued convertible debentures with an aggregate principal amount of $1,694,250 to the Purchasers. The debentures were issued with an original issue discount of 20.318%, and resulted in proceeds to us of $1,350,000. The debentures are convertible, at the option of the holders, at any time into shares of common stock at $0.35 per share, as adjusted in accordance with a full ratchet anti-dilution provision (referred to in this prospectus as the “conversion price”). Beginning on the first of the month following the earlier of the effective date of the registration statement to be filed pursuant to the registration rights agreement and February 1, 2007, we will amortize the debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If we choose to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the conversion price then in effect and 85% of the weighted average price for the ten trading days prior to the due date of the Monthly Redemption Amount.

The performance of our duties and obligations under the debentures are secured by substantially all of our assets under a security agreement. As additional security to the debenture holders, we have also pledged the shares we hold in our subsidiaries, including 51% of BioCheck, Inc., and all of the shares of capital stock of our wholly-owned subsidiaries, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited. In addition, OXIS Therapeutics, Inc. and OXIS Isle of Man Limited, have each entered into a subsidiary guarantee under which these subsidiaries have guaranteed the performance, at the parent level, of our obligations under the debentures.

Warrants

      On October 25, 2006 in conjunction with the issuance of the debentures on the same date, we also issued (1) five year Series A warrants to purchase an aggregate of 2,420,357 shares of common stock at an initial exercise price of $0.35 per share, (2) one year Series B warrants to purchase 2,420,357 shares of common stock at an initial exercise price of $0.385 per share, (3) two year Series C warrants to purchase an aggregate of 4,840,714 shares of common stock at an initial exercise price of $0.35 per share, (4) six year Series D warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.35 per share, which become exercisable on a pro-rata basis only upon the exercise of the Series C warrants, and (5) six year Series E warrants to purchase 2,420,357 shares of common stock with an initial exercise price of $0.385 per share, which similar to the Series D warrants, become exercisable on a pro-rata basis only upon the exercise of the Series C warrants. The initial exercise prices for each warrant are adjustable pursuant to a full ratchet anti-dilution provision and upon the occurrence of a stock split or a related event.

     On January 6, 2005, the Company issued to the purchasers in the private placement transaction warrants to purchase an additional 12,264,158 shares of the common stock of the Company, 50% at an exercise price of $0.66 per share and 50% at an exercise price of $1.00 per share. These warrants were issued in conjunction with a private placement of $6.5 million of its securities involving the sale of 12,264,158 shares of its common stock at $0.53 per share, which closed on or around January 6, 2005. Upon the closing of the January 2005 private placement transaction, as partial consideration for services rendered as the placement agent for the private placement transaction, the Company issued to Rodman & Renshaw, LLC a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $0.66 per share and a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $1.00 per share.

Registration Rights

We agreed to register securities issued or issuable pursuant to our October 2006 private placement, and our January 2005 private placement, on an appropriate registration statement (e.g., Form SB-2) with the SEC. The registration statement on Form SB-2 covering resale of securities issued or issuable pursuant to our January 2005 private placement was declared effective on or around May 25, 2005. The registration statement on Form SB-2 covering securities issued or issuable pursuant to our October 2006 private placement was declared effective on February 13, 2007. Since the shares of common stock that are issued or issuable upon conversion of debentures or exercise of warrants, have been registered under these registration statements, the holders of these securities may sell these shares of common stock from time to time at their discretion. We have paid all registration expenses related to the registration of these shares of common stock, and have agreed to pay the expenses of maintaining the effectiveness of such registration until all of the underlying shares can be sold by the selling shareholders without restriction pursuant to Rule 144(k) under the Securities Act.

Anti-Takeover Provisions and Delaware Law

Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:
•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

•

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

•

Stockholder Meetings.    Our charter documents provide that a special meeting of stockholders may be called only by the chairman of the board, by our president, or by a resolution adopted by a majority of our board of directors.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•	No Stockholder Action by Written Consent. Under our certificate of incorporation, our stockholders may not act by written consent without a meeting.
•

Board of Directors.   Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution by the board of directors. In addition, subject to any rights of holders of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and not by the stockholders. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director. Subject to the rights of holders of preferred stock, generally any director may be removed from office by the affirmative vote of the holders of at least a majority of our outstanding common stock.

•

Supermajority Approval of Certain Corporate Actions.    Under our certificate of incorporation, the affirmative vote of two-thirds of our outstanding stock is required for us to take the following actions: (a) to approve the lease, sale, exchange or transfer or other disposition of all or substantially all of our assets or business to a related company or its affiliate; to consolidate or merge with a related company or its affiliate; or to acquire substantially all of the assets of a corporation, or the securities representing such assets, in which we are the acquiring corporation and our voting shares are issued or transferred to a related company or its affiliate, or to stockholders of a related company, its affiliate or an associated person; (b) to approve any agreement providing for any action in (a), or (c) to amend our certificate of incorporation to change the provisions of the section that requires supermajority approval of such actions. For purposes of this section, “related company” is defined as any person or entity which together with affiliates or associated persons, owns 10% of our outstanding shares. In addition, with respect to any such transaction, our stockholders will be entitled to dissenting stockholder rights under Section 262 of the Delaware General Corporation Law or as provided for in our certificate of incorporation.

•

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted and makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors’ decision regarding a takeover.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:
•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;
•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	in general, any transaction that has the effect of increasing the proportionate share of our stock of any class or series to be owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person. Upon its acquisition of our common stock in 2004, Axonyx and its affiliates (including certain of the members of our board of directors) became “interested stockholders” pursuant to Section 203.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporate Law and the terms of indemnity agreements entered into by us provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Certificate of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $ 4,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 LEGAL MATTERS

The validity of the shares of common stock being offered was passed upon for us by Richardson & Patel LLP, Los Angeles, California.

EXPERTS

Our audited financial statements at December 31, 2005 appearing in this prospectus and registration statement have been audited by Williams & Webster, P.S., as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OXIS International, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.oxis.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

Contents

Page
Report of Independent Registered Public Accounting Firm
Williams & Webster, P.S.	F-1
Consolidated Financial Statements
Balance Sheets as of December 31, 2006 and 2005	F-2
Statements of Operations For Years Ended December 31, 2006 and 2005	F-3
Statement of Stockholders’ Equity (Deficit) For Years Ended December 31, 2006 and 2005	F-4
Statements of Cash Flows For Years Ended December 31, 2006 and 2005	F-5
Notes To Consolidated Financial Statements	F-6

Board of Directors
OXIS International, Inc.
Foster City, California

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of OXIS International, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OXIS International, Inc., and subsidiaries as of December 31, 2006 and 2005 and the results of its operations, stockholders' equity (deficit) and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant and ongoing operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, Oxis International, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 4, 2007

OXIS International, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2006 and 2005
	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,208,000	$614,000
Accounts receivable, net	732,000	865,000
Inventory	561,000	650,000
Prepaid expenses and other current assets	130,000	238,000
Deferred tax assets	10,000	14,000
Restricted cash	3,060,000	3,060,000
Total Current Assets	5,701,000	5,441,000
Property, plant and equipment, net	244,000	243,000
Patents, net	761,000	831,000
Goodwill and other assets, net	1,291,000	1,291,000
Total Other Assets	2,296,000	2,365,000
TOTAL ASSETS	$7,997,000	$7,806,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$714,000	$505,000
Accrued expenses	838,000	468,000
Accounts payable to related party	49,000	194,000
Warrant liability	2,314,000	—
Accrued derivative liability	678,000	—
Notes Payable	3,060,000	3,060,000
Total Current Liabilities	7,653,000	4,227,000
Long-term deferred taxes	25,000	41,000
Convertible debentures, net of discounts of $1,226,000	124,000	—
Total Liabilities	7,802,000	4,268,000
Minority interest	770,000	604,000
Commitments and Contingencies	—	—
Stockholders’ Equity (Deficit):
Convertible preferred stock - $0.01 par value; 15,000,000 shares authorized:
Series B - 0 and 0 shares issued and outstanding at December 31, 2006 and 2005, respectively (aggregate liquidation preference of $1,000)	—	—
Series C - 96,230 shares issued and outstanding	1,000	1,000
Common stock - $0.001 par value; 150,000,000 shares authorized; 44,527,476 and 42,538,397 shares issued and outstanding at December 31, 2006 and 2005	45,000	43,000
Additional paid-in capital	70,115,000	68,686,000
Accumulated deficit	(70,319,000)	(65,379,000)
Accumulated other comprehensive loss	(417,000)	(417,000)
Total stockholders’ equity (deficit)	(575,000)	2,934,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,997,000	$7,806,000

The accompanying notes are an integral part of these consolidated financial statements.

OXIS International, Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005
Revenue:
Product revenues	$5,201,000	$2,397,000
License revenues	575,000	100,000
TOTAL REVENUE	5,776,000	2,497,000
Cost of Product Revenue	3.084,000	1,345,000
Gross Profit	2,692,000	1,152,000
Operating Expenses:
Research and development	708,000	499,000
Selling, general and administrative	4,654,000	2,342,000
Purchased in-process research and development	—	1,500,000
Total Operating Expenses	5,362,000	4,341,000
Loss from Operations	(2,670,000)	(3,189,000)
Other Income (expense):
Interest income	80,000	110,000
Other income	62,000	4,000
Financing cost related to convertible debentures	(1,674,000)	—
Change in value of warrant and derivative liabilities	32,000	—
Interest expense	(484,000)	(26,000)
Total Other Income (Expense)	(1,984,000)	88,000
Minority Interest in Subsidiary	(166,000)	(6,000)
Loss before provision for income taxes	(4,820,000)	(3,107,000)
Provision for income taxes	120,000	2,000
Net Loss	$(4,940,000)	$(3,109,000)
Loss Per Share - Basic and Diluted	$(0.11)	$(0.07)
Weighted Average Shares Outstanding - Basic and Diluted	43,059,701	42,213,275

The accompanying notes are an integral part of these consolidated financial statements.

OXIS International, Inc. and Subsidiaries
Consolidated Statement of Stockholders’ Equity (Deficit)
Years Ended December 31, 2006 and 2005

							Accumulated	Total
					Additional		Other	Stockholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance, December 31, 2004	524,619	5,000	41,071,198	41,000	68,437,000	(62,270,000)	(417,000)	5,796,000
Cost of registration statement related
to private placement					(302,000)			(302,000)
Exercise of stock options			322,166		45,000			45,000
Issuance of common stock			600,000	1,000	239,000			240,000
Stock compensation expense for
options issued to non-employees					20,000			20,000
Conversion of shareholder note payable
into common stock			459,355	1,000	243,000			244,000
Conversion of Series B preferred stock
into common stock	(428,389)	(4,000)	85,678		4,000			—
Net loss						(3,109,000)		(3,109,000)
Balance, December 31, 2005	96,230	1,000	42,538,397	43,000	68,686,000	(65,379,000)	(417,000)	2,934,000
Exercise of stock options			528,588	1,000	69,000			70,000
Issuance of common stock for services and accounts payable			1,460,491	1,000	292,000			293,000
Fair value of warrants issued with debt					166,000			166,000
Stock compensation expense for
options issued to employees and non-employees					692,000			692,000
Repricing of warrants					210,000			210,000
Net loss						(4,940,000)		(4,940,000)
Balance, December 31, 2006	96,230	$1,000	44,527,476	$45,000	$70,115,000	$(70,319,000)	$(417,000)	$(575,000)

The accompanying notes are an integral part of these consolidated financial statements.

OXIS International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,940,000)	$(3,109,000)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	63,000	28,000
Amortization of intangible assets	114,000	126,000
Accretion of interest on discounted note payable	166,000	—
Common stock issued to vendor for accounts payable	21,000	—
Stock compensation expense for options issued to employees and non-employees	692,000	—
Purchased in-process research and development expense	—	1,500,000
Repricing of warrants	210,000	—
Write-off of capitalized patent costs	—	105,000
Stock compensation expense	272,000	20,000
Amortization of debt discounts	124,000	—
Change in value of warrant and derivative liabilities	(32,000)	—
Financing cost related to convertible debentures	1,674,000	—
Change in deferred taxes	(12,000)	—
Minority interest in subsidiary	166,000	6,000
Changes in operating assets and liabilities:
Accounts receivable	133,000	(26,000)
Inventory	89,000	(108,000)
Prepaid expense and other current assets	155,000	(62,000)
Other assets	—	—
Accounts payable	209,000	(152,000)
Accrued expenses	370,000	(431,000)
Accounts payable to related party	(145,000)	10,000
Net cash used in operating activities	(671,000)	(2,093,000)
CASH FLOW INVESTING ACTIVITIES:
Acquisition of common shares of subsidiary	—	(3,215,000)
Investment in restricted certificate of deposit	(3,060,000)	(3,060,000)
Proceeds from restricted certificate of deposit	3,060,000	—
Cash acquired in business combination	—	407,000
Capital expenditures	(64,000)	(33,000)
Increase in patents	(44,000)	(172,000)
Net cash used in investing activities	(108,000)	(6,073,000)
CASH FLOW FROM FINANCING ACTIVITIES:
Collection of private placement proceeds receivable, net of registration statement costs	—	1,948,000
Proceeds from issuance of common stock	—	240,000
Proceeds from issuance of convertible debenture	1,350,000	—
Payment of offering costs and expenses	(47,000)	—
Proceeds from exercise of stock options	70,000	45,000
Proceeds from short-term borrowing	3,666,000	3,060,000
Repayment of short-term borrowings	(3,666,000)	(1,200,000)
Net cash provided by financing activities	1,373,000	4,093,000
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	594,000	(4,073,000)
CASH AND CASH EQUIVALENTS, Beginning of year	614,000	4,687,000
CASH AND CASH EQUIVALENTS, End of year	$1,208,000	$614,000

The accompanying notes are an integral part of these consolidated financial statements

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

1.	The Company and Summary of Significant Accounting Policies

OXIS International, Inc. with its subsidiaries (collectively, “OXIS” or the "Company") is a clinical diagnostics company engaged in the development of clinical and research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and diseases associated with oxidative stress. OXIS derives its revenues primarily from sales of research diagnostic assays to research laboratories during 2006. The Company's diagnostic products include twenty-five research assays to measure markers of oxidative stress.

In 1965, the corporate predecessor of OXIS, Diagnostic Data, Inc. was incorporated in the State of California. Diagnostic Data changed its incorporation to the State of Delaware in 1972; and changed its name to DDI Pharmaceuticals, Inc. in 1985. In 1994, DDI Pharmaceuticals merged with International BioClinical, Inc. and Bioxytech S.A. and changed its name to OXIS International, Inc. The Company's principal executive offices were relocated to Foster City, California from Portland, Oregon on February 15, 2006.

On September 19, 2005, the Company entered into a stock purchase agreement with BioCheck, Inc. (“BioCheck”) and certain stockholders of BioCheck to purchase all of the common stock of BioCheck for $6.0 million in cash. On December 6, 2005, the Company purchased 51% of the common stock of BioCheck from each of the shareholders of BioCheck on a pro rata basis, for $3,060,000 in cash. The consolidated statement of operations for the year ended December 31, 2005 includes the results of operations of BioCheck from December 6, 2005, the date of acquisition.

The Company incurred net losses of $4,940,000 in 2006 and $3,109,000 in 2005. BioCheck generated a profit of $338,000 in 2006. The Company recently obtained debt financing in the amount of $1,350,000. Such financing resulted in a non-cash financing charges of $1,674,000. The Company's plan is to increase revenues to generate sufficient gross profit in excess of selling, general and administrative, and research and development expenses in order to achieve profitability. However, the Company can not assure you that it will accomplish this task and there are many factors that may prevent the Company from reaching its goal of profitability.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $70,319,000 through December 31, 2006. On a consolidated basis, the Company had cash and cash equivalents of $1,208,000 at December 31, 2006 of which $792,000 was held by BioCheck. Since BioCheck has been and is expected to continue to be cash flow positive, management believes that its cash will be sufficient to sustain its operating activities. The cash held by the OXIS parent company of $416,000 at December 31, 2006 is not sufficient to sustain its operations through the first half of 2007 without additional financings. An estimated $1,000,000 is believed necessary to continue operations through the next fiscal year and approximately $3,000,000 is required to purchase the remaining 49% of BioCheck. The Company is seeking additional loan and equity financings to obtain sufficient funds to sustain operations, implement its marketing campaign and purchase the remaining 49% of BioCheck. The Company plans to increase revenues by its marketing campaign and the introduction of new products. However, the Company may not successfully obtain debt or equity financing, if any, sufficient to finance its goals or to increase product related revenues, as such events are subject to factors beyond the Company’s control. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Accounts receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The following table summarizes the activity for the Company's allowance for doubtful accounts:

	Balance at Beginning of Period	Increases Additions	Decreases	Balance at End of Period
Year ended December 31, 2005	$7,000	$--	$(5,000)	$2,000
Year ended December 31, 2006	2,000	25,000	--	27,000

Advertising and promotional fees

Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company's advertising expenses were $2,000 and $51,000 for the years ended December 31, 2006 and 2005, respectively.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Basis of Consolidation and Comprehensive Income

The accompanying consolidated financial statements include the accounts of OXIS International, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated. The Company's financial statements are prepared using the accrual method of accounting. On December 6, 2005, the Company purchased 51% of the common stock of BioCheck. The consolidated statement of operations for the year ended December 31, 2005 includes the results of operations of BioCheck from December 6, 2005, the date of acquisition. The foreign subsidiaries' assets and liabilities are translated at the exchange rates at the end of the year, and their statements of operations are translated at the average exchange rates during each year. Gains and losses resulting from foreign currency translation are recorded as other comprehensive income or loss and accumulated as a separate component of shareholders' equity. There were no items of other comprehensive income or loss in 2006 or 2005 and, therefore, comprehensive loss is the same as net loss for 2006 and 2005.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk

Revenues from sales to one of the Company's distributors located outside of the United States were 2% and 15% of total revenues during 2006 and 2005, respectively. Approximately 39% of the Company's revenues were attributed to 10 customers in 2006 and 38% of the Company's sales revenues were attributed to six customers in 2005.

The Company's cash and cash equivalents, marketable securities and accounts receivable are monitored for exposure to concentrations of credit risk. Cash equivalents and marketable securities consist of high quality credit instruments and management regularly monitors their composition and maturities. The Company maintains cash in money market accounts and a bank certificate of deposit. Management monitors the amount of credit exposure related to accounts receivable on an ongoing basis and generally requires no collateral from customers. The Company maintains allowances for estimated probable losses, when applicable.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Derivative instruments

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. During 2006 and 2005, the Company has not engaged in any transactions that would be considered to contain derivative instruments, except for the convertible debenture issued in 2006.

Fair value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, inventory, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The fair value of debt is based upon current interest rates for debt instruments with comparable maturities and characteristics and approximates the carrying amount.

Goodwill

In connection with the acquisition of BioCheck, the Company recorded goodwill equal to the excess of the fair value of the consideration given over the estimated fair value of the assets and liabilities received. The goodwill was primarily attributed to the reputation of the principals and the cGMP/ISO 9000 compliant manufacturing facilities in Foster City, California.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Inventories

Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. The Company periodically reviews its reserves for slow moving and obsolete inventory and believes that such reserves are adequate at December 31, 2006 and 2005.

    In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs-- an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

Impairment of Long Lived Assets

The Company's long-lived assets include capitalized patents, goodwill, property and equipment related to the Company's manufacturing facilities in California. The Company evaluates its long-lived assets for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If any of the Company's long-lived assets are considered to be impaired, the amount of impairment to be recognized is equal to the excess of the carrying amount of the assets over the fair value of the assets.

Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company relocated manufacturing and administrative functions from Portland, Oregon to Foster City, California during the first quarter of 2006 and closed the Portland, Oregon facility. Certain assets were disposed of or sold during 2006, most of which were fully depreciated.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

In connection with the acquisition of BioCheck, the Company recorded goodwill equal to the excess of the fair value of the consideration given over the estimated fair value of the assets and liabilities received. The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) that discontinued the amortization of goodwill and requires the testing of goodwill for impairment annually, or sooner, if indicators of potential impairment exist, based upon a fair value approach. In accordance with SFAS No. 142, OXIS performed an impairment test of goodwill as of December 31, 2006 and found no evidence of impairment. The Company evaluated several factors to determine the fair value of the BioCheck business including projected cash flows from product sales and cash receipts expected from those sales.

Income Taxes

The Company accounts for income taxes using the asset and liability approach whereby deferred income tax assets and liabilities are recognized for the estimated future tax effects, based on current enacted tax laws, of temporary differences between financial and tax reporting for current and prior periods. Deferred tax assets are reduced, if necessary, by a valuation allowance if the corresponding future tax benefits may not be realized.

       Net Loss Per Share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period, plus the potential dilutive effect of common shares issuable upon exercise or conversion of outstanding stock options and warrants during the period. The weighted average number of potentially dilutive common shares are 808,327 in 2006 and 1,217,435 in 2005. These shares were excluded from diluted loss per share because of their anti-dilutive effect.

Patents

Acquired patents are capitalized at their acquisition cost or fair value. The legal costs, patent registration fees and models and drawings required for filing patent applications are capitalized if they relate to commercially viable technologies. Commercially viable technologies are those technologies that are projected to generate future positive cash flows in the near term. Legal costs associated with patent applications that are not determined to be commercially viable are expensed as incurred. All research and development costs incurred in developing the patentable idea are expensed as incurred. Legal fees from the costs incurred in successful defense to the extent of an evident increase in the value of the patents are capitalized.

Capitalized cost for pending patents are amortized on a straight-line basis over the remaining twenty year legal life of each patent after the costs have been incurred. Once each patent is issued, capitalized costs are amortized on a straight-line basis over the shorter of the patent's remaining statutory life, estimated economic life or ten years.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

 Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which are 3 to 10 years for machinery and equipment, the shorter of the lease term or estimated economic life for leasehold improvements. For the Company's BioCheck subsidiary, depreciation has been computed on a double-declining basis over the estimated useful lives of the assets, which generally has been 7 years for machinery and equipment, and 39 years for leasehold improvements.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the Company’s financial statements.

    In March 2006, the FASB issued SFAS 156 “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement: (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract, (2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; (3) permits an entity to choose the ‘amortization method’ or ‘fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities; (4) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial statements.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−An amendment of FASB Statements No. 87, 88, 106, and 132(R)." One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the company’s financial statements.

    FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109.”  Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. While the Company’s analysis of the impact of adopting Interpretation 48 is not yet complete, management does not currently anticipate it will have a material impact on the Company’s financial statements.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its financial statements.

Reclassifications

Certain 2005 amounts have been reclassified to conform to the 2006 presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

Research and Development

Research and development costs are expensed as incurred and reported as research and development expense.

Restricted Cash

The Company invested $3,060,000 of cash into a 30-day certificate of deposit at KeyBank, N.A. (“KeyBank”) and entered into a $3,060,000 non-revolving one-year loan agreement with KeyBank on December 2, 2005 for the purpose of completing the initial closing of the BioCheck acquisition. The Company granted a security interest in its $3,060,000 certificate of deposit to KeyBank under the loan agreement. This loan agreement was subsequently transferred to Bridge Bank. Consequently, the certificate of deposit is classified as restricted cash on the consolidated balance sheet at December 31, 2006 as the cash is restricted as to use. In February 2007, the Company used the proceeds from the certificate of deposit to pay off the loan with Bridge Bank.

Revenue Recognition

The Company manufactures, or has manufactured on a contract basis, research and diagnostic assays and fine chemicals, which are its primary products sold to customers. Revenue from the sale of the Company's products, including shipping fees, if any, is recognized when title to the products is transferred to the customer which usually occurs upon shipment or delivery, depending upon the terms of the sales order and when collectibility is reasonably assured. Revenue from sales to distributors of the Company's products is recognized, net of allowances, upon delivery of product to the distributors. According to the terms of individual distributor contracts, a distributor may return product up to a maximum amount and under certain conditions contained in its contract. Allowances are calculated based upon historical data, current economic conditions and the underlying contractual terms.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The Company recognizes license fee revenue for licenses to its intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless the Company has continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. The Company considers all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured or over the period of the obligation, as applicable, and the amount of the variable fee is recognized as revenue when it is fixed and determinable. The Company recognizes royalty revenue based on reported sales by third party licensees of products containing its materials, software and intellectual property. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

Stock-Based Compensation

The Company has historically accounted for stock options granted to employees and directors and other share-based employee compensation plans using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. As such, the Company recognized compensation expense for stock options only if the quoted market value of the Company’s common stock exceeded the exercise price of the option on the grant date. Any compensation expense realized using this intrinsic value method is being amortized over the vesting period of the option.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R, which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost is to be recognized in the entity’s financial statements over the period during which the employee is required to provide services in exchange for the award.

Management implemented SFAS 123R effective January 1, 2006, using the modified prospective application method. Under the modified prospective application method, SFAS 123R applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. Additionally, compensation costs for the portion of awards for which the requisite service has not been rendered that are outstanding as of January 1, 2006 are recognized as the requisite service is rendered on or after January 1, 2006. The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for proforma disclosures under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The compensation cost for awards issued prior to January 1, 2006 attributed to services performed in years after January 1, 2006 uses the attribution method applied prior to January 1, 2006 according to SFAS 123, except that the method of recognizing forfeitures only as they occur was not continued.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The recognition of share-based employee compensation costs during 2006 had no related tax effect since the Company provides a valuation allowance equal to its net deferred tax assets. The adoption of SFAS 123R had no effect on cash flow from operations, cash flow from financing activities and basic and diluted earnings per share. The effect of adoption of SFAS 123R on the results of operations for the year ended December 31, 2006 was:

	Loss from Operations	Loss Before Provision for Income Taxes	Net Loss
Results as reported	$(2,670,000)	$(4,820,000)	$(4,940,000)
Additional compensation expense - effect of adoption of SFAS 123R	314,000	314,000	314,000
Proforma results applying the original provisions of SFAS 123 using the intrinsic value method of APB 25	$(2,356,000)	$(4,506,000)	$(4,626,000)

The following table presents the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to share-based awards to employees prior to January 1, 2006:

For the year ended December 31, 2005

Net loss as reported	$(3,109,000)
Stock based employee compensation expense determined using the fair value method for all awards	(195,000)
Pro forma net loss	$(3,304,000)
Pro forma loss per share:	$(0.08)
Net loss per share:	$(0.07)

Basic and diluted as reported	$(0.07)
Basic and diluted pro forma	$(0.08)

The fair values of employee stock options are estimated for the calculation of for the pro forma adjustments in the above table at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions during 2006 and 2005: expected volatility of 158 % and 170%, respectively; average risk-free interest rate of 4.9% and 4.22%, respectively; initial expected life of 4.45 years and 6.0 years, respectively; no expected dividend yield; and amortized over the vesting period of typically one to four years.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The Company undertook a comprehensive study of options issued from 1994 through 2001 to determine historical patterns of options being exercised and forfeited. The results of this study were used as a source to estimate expected life and forfeiture rates. The new estimated life of 4.45 years was applied only to determine the fair value of awards issued after January 1, 2006. The estimated forfeiture rate of 40% was applied to all awards that vested after January 1, 2006, including awards issued prior to that date, to determine awards expected to be exercised.

Stock options issued to non-employees as consideration for services provided to the Company have been accounted for under the fair value method in accordance with SFAS 123 and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires that compensation expense be recognized for all such options.

Use of Estimates

The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities revenues and expenses and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2. Acquisition of BioCheck

On September 19, 2005, the Company entered into a stock purchase agreement with BioCheck and certain stockholders of BioCheck to purchase all of the common stock of BioCheck for $6,000,000 in cash. BioCheck was a privately held California corporation engaged in the development of immunoassays, with a number of clinical diagnostic tests that have been approved by the United States Food and Drug Administration. On December 6, 2005, the Company purchased 51% of the common stock of BioCheck from each of the shareholders of BioCheck on a pro rata basis, for $3,060,000 in cash. This acquisition was accounted for by the purchase method of accounting according to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

Pursuant to the stock purchase agreement, OXIS will use its reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings. The purchase price for any BioCheck shares purchased after the initial closing will be increased by an additional 8% per annum from December 6, 2005. If OXIS has not purchased all of the outstanding shares of BioCheck within twelve months of December 6, 2005, the earnings before interest, taxes, depreciation and amortization expenses, if any, of BioCheck, will be used to repurchase the remaining outstanding BioCheck shares at one or more additional closings. The purchase of the remaining outstanding shares of BioCheck acquisition will be accounted for the same as the initial purchase of 51% of BioCheck using the purchase method of accounting according to SFAS No. 141. The additional purchase price will be allocated over the purchased assets of BioCheck and the consolidated statement of operations will continue to include the results of operations of BioCheck reduced by the minority interest, if any, in BioCheck. The Company may obtain additional independent valuations of BioCheck's assets related to the acquisition of the remaining 49% of BioCheck and additional acquisition costs may be incurred. Such information and costs may affect the disclosures as presented herein.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The primary reasons for the acquisition was BioCheck's products under development, cGMP/ISO 9000 facilities and sales volume in growing markets. In addition, BioCheck's management has a core competency and a proven scientific and business development track record in developing and manufacturing of high-quality immunoassay products. Senior management has several decades of combined research and development, clinical and operational experience in the biotechnology and pharmaceutical industries.

    The purchase price of $3,337,000 was based on cash paid to BioCheck's shareholders of $3,060,000, legal expense of $155,000 and a finder's fee of $122,000. The consolidated statement of operations for the year ended December 31, 2005 includes the results of operations of BioCheck, the date of acquisition.

The allocation of the cost of the acquisition at December 6, 2005 was as follows:

Cash	$407,000
Accounts receivable	610,000
Inventory	296,000
Other current assets	62,000
Property, plant and equipment	177,000
In-process research and development (expensed)	1,500,000
Patents and other assets	107,000
Goodwill	1,199,000
Minority interest	(598,000)
Assumed liabilities	(423,000)
Total acquisition costs	$3,337,000

The intangible assets included in-process research and development, patents and goodwill. The intangibles assets were valued using applicable costs incurred by BioCheck prior to the acquisition and an independent report prepared prior to the acquisition that valued the BioCheck business.

Purchased in-process research and development was expensed at the date of acquisition and presented on the statement of operations as purchased in-process research and development. It represents the value of purchased in-process research and development projects that had not reached technological feasibility at the date of acquisition. These projects relate to the development of specific immunoassays including the Id-protein based diagnostic/prognostic product and HMGA2 gene breast cancer marker. This technology can only be used for detection of the target protein. No alternative future uses or markets were identified for these projects because of the applicability to specific disease markers.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Patents were capitalized and will be amortized according to the Company's patent amortization policy over 20 years for pending patents from the date of filing and 10 years after the patents are issued.

The goodwill was attributed to the reputation of the principals and the cGMP/ISO 9000 compliant manufacturing facility in Foster City, California. Goodwill is expected to be deductible for tax purposes. Such amounts were tested for impairment on the date of acquisition resulting in no impairment charge and will be tested at least annually thereafter.

The following unaudited pro forma information gives effect to the acquisition of BioCheck as if the acquisition had occurred on January 1, 2005.

2005
Revenues	$6,299,000
Net loss	$(1,492,000)
Net loss per share - basic and diluted	$(0.04)

3. Inventories

	December 31,
	2006	2005
Raw materials	$83,000	$304,000
Work in process	110,000	185,000
Finished goods	368,000	161,000
	$561,000	$650,000

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

4. Property, Plant and Equipment

	December 31,
	2006	2005
Laboratory and manufacturing equipment	$798,000	$1,165,000
Furniture and office equipment	225,000	408,000
Leasehold improvements	73,000	105,000
	1,096,000	1,678,000
Accumulated depreciation	(852,000)	(1,435,000)
	$244,000	$243,000

Depreciation expense was $63,000 and $28,000 during 2006 and 2005, respectively.

5. Patents

	December 31,
	2006	2005
Capitalized patent costs	$1,158,000	$1,114,000
Accumulated amortization	(397,000)	(283,000)
	$761,000	$831,000

Periodically, the Company reviews its patent portfolio and has determined that certain patent applications no longer possessed commercial viability or were abandoned since they were inconsistent with the Company's business development strategy. As a result, research and development expense included charges of $105,000 in 2005 for the write-off of capitalized patent costs. Research and development expense includes patent amortization charges of $114,000 and $126,000 in 2006 and 2005, respectively.

The following table presents expected future amortization of patent costs that may change according to the Company's amortization policy upon additional patents being issued or allowed:

2007	$125,000
2008	114,000
2009	97,000
2010	94,000
2011	94,000
Thereafter	237,000
Total amortization	$761,000

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

6. Goodwill and Other Assets

	December 31,
	2006	2005
Goodwill	$1,199,000	$1,199,000
Strategic investments	75,000	75,000
Lease deposits	17,000	17,000
	$1,291,000	$1,291,000

In connection with the acquisition of BioCheck, the Company recorded goodwill equal to the excess of the fair value of the consideration given over the estimated fair value of the assets and liabilities received. The goodwill was primarily attributed to the reputation of BioCheck's CEO and the cGMP/ISO 9000 compliant manufacturing facilities in Foster City, California. Strategic investments are investments by BioCheck in two private start-up companies. One of those companies has not yet commenced operations. The Company is aware of private sales in the other company's stock that exceeded the per share purchase price of its investment. Lease deposits are cash deposits held as security for facility leases in Foster City, California.

7. Debt

Note payable

	December 31,
	2006	2005
Note payable to KeyBank, N.A.	$-	$3,060,000
Note payable to Bridge Bank	3,060,000	-
Total debt	$3,060,000	$3,060,000

On December 2, 2005, the Company entered into a non-revolving one-year loan agreement with KeyBank in the amount of $3,060,000, for the purpose of completing the initial closing of the BioCheck acquisition. The Company granted a security interest in its $3,060,000 certificate of deposit at KeyBank under the loan agreement. The loan bore interest at an annual rate that was 2.0% greater than the interest rate on the certificate of deposit. The Company’s $3,060,000 loan with KeyBank was repaid during February 2006 and a new one-year loan agreement was entered into with Bridge Bank. The Company has granted a security interest in its $3,060,000 certificate of deposit transferred from KeyBank to Bridge Bank. The loan bears interest at 3.0% and the certificate of deposit bears interest at 1.0%. This loan was repaid in full in February 2007.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

On March 10, 2006, the Company received $200,000 in exchange for an unsecured promissory note in favor of the Company’s president and chief executive officer at that time. All principal and interest on this related party note were due on September 10, 2006. The executive, whose employment with the Company was terminated on September 15, 2006, sued the Company for payment of interest and principal due under the note. On November 2, 2006, the Company repaid the principal and accrued interest due on the promissory note in the amount of $209,000. The purpose of this loan was to provide the Company with short term financing as it sought longer term financing.

On March 31, 2006, the Company issued a $400,000 unsecured promissory note to Fagan Capital, Inc. (“Fagan Capital”). Interest accrued at an annual rate of 8.0% and interest and principal were initially due on June 2, 2006. The purpose of this loan was to provide the Company with short term financing as it sought longer term financing. On July 26, 2006, Fagan Capital extended the maturity date of the promissory note by entering into a renewal and modification promissory note (“Renewal Note”). The Renewal Note had a principal amount of $406,000, comprised of the principal amount of the original promissory note plus accrued interest of $6,000. The effective date of the Renewal Note was June 2, 2006. On October 25, 2006, the Company paid to Fagan Capital amounts owing under the Renewal Note.

In conjunction with the issuance of the Renewal Note, on July 26, 2006 the Company issued to Fagan Capital a common stock purchase warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. The exercise price is adjustable pursuant to certain anti-dilution provisions and upon the occurrence of a stock split. The common stock purchase warrant expires on June 1, 2014. On October 23, 2006, the parties signed a registration rights agreement covering the shares underlying the common stock purchase warrant. This warrant was valued using the Black-Scholes option-pricing model and the proceeds of $406,000 were allocated to the warrant and note based on their relative fair values. This resulted in the note being recorded as a liability at a discounted value of $240,000 and the warrant being record as equity under additional paid-in capital at a value of $166,000. The discounted note will accrete to its maturity value over the life of the loan. This resulted in a non-cash interest expense of $166,000 during the year ended December 31, 2006.

Convertible debentures

On October 25, 2006, the Company entered into a securities purchase agreement (“Purchase Agreement”) with four accredited investors (the “Purchasers”). In conjunction with the signing of the Purchase Agreement, the Company issued secured convertible debentures (“Debentures”) and Series A, B, C, D, and E common stock warrants (“Warrants”) to the Purchasers, and the parties also entered into a registration rights agreement and a security agreement (collectively, the “Transaction Documents”).

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Pursuant to the terms of the Purchase Agreement, the Company issued the Debentures in an aggregate principal amount of $1,694,250 to the Purchasers. The Debentures are subject to an original issue discount of 20.318% resulting in proceeds to the Company of $1,350,000 from the transaction. The Debentures mature on October 25, 2008, but may be prepaid by the Company at any time provided that the common stock issuable upon conversion and exercise of the Warrants is covered by an effective registration statement. The Debentures are convertible, at the option of the Purchasers, at any time, into shares of common stock at $0.35 per share, as adjusted pursuant to a full ratchet anti-dilution provision (the “Conversion Price”). Beginning on the first of the month following the earlier of the effective date of the registration statement to be filed pursuant to the registration rights agreement and February 1, 2007, the Company shall amortize the Debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date (the “Monthly Redemption Amounts”). The Monthly Redemption Amounts can be paid in cash or in shares, subject to certain restrictions. If the Company chooses to make any Monthly Redemption Amount payment in shares of common stock, the price per share is the lesser of the Conversion Price then in effect and 85% of the weighted average price for the 10 trading days prior to the due date of the Monthly Redemption Amount.

Pursuant to the Debentures, the Company covenants that it will not incur additional indebtedness for borrowed money, other than its current Bridge Bank promissory note. The Company also covenants that it will not pledge, grant or convey any new liens on its assets. The obligation to pay all unpaid principal will be accelerated upon an event of default, including upon failure to perform its obligations under the Debenture covenants, failure to make required payments, default on any of the Transaction Documents or any other material agreement, lease, document or instrument to which the Company is obligated, the bankruptcy of the Company or related events. The Purchasers have a right of first refusal to participate in up to 100% of any future financing undertaken by the Company until the later of the date that the Debentures are no longer outstanding and the one year anniversary of the effective date of the registration statement. The Company is restricted from issuing shares of common stock or instruments convertible into common stock for 90 days after the effective date of the registration statement with certain exceptions. the Company is also prohibited from effecting any subsequent financing involving a variable rate transaction until such time as no Purchaser holds any of the Debentures. In addition, until such time as any Purchaser holds any of the securities issued in the Debenture transaction, if the Company issues or sells any common stock or instruments convertible into common stock which a Purchaser reasonably believes is on terms more favorable to such investors than the terms pursuant to the Transaction Documents, the Company is obligated to amend the terms of the Transaction Documents to such Purchaser the benefit of such better terms. The Company may prepay the entire outstanding principal amount of the Debentures, plus accrued interest and other amounts payable, at its option at any time without penalty, provided that a registration statement is available for the resale of shares underlying the Debentures and Warrants, as more fully described in the Debentures. The purpose of this Debenture transaction is to provide the corporation with intermediate term financing as it seeks longer term financing.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

  On October 25, 2006, in conjunction with the signing of the Purchase Agreement, the Company issued to the Purchasers five year Series A Warrants to purchase an aggregate of 2,420,357 shares of common stock at an initial exercise price of $0.35 per share, one year Series B Warrants to purchase 2,420,357 shares of common stock at an initial exercise price of $0.385 per share, and two year Series C Warrants to purchase an aggregate of 4,840,714 shares of common stock at an initial exercise price of $0.35 per share. In addition, the Company issued to the Purchasers Series D and E Warrants which become exercisable on a pro-rata basis only upon the exercise of the Series C Warrants. The six year Series D Warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.35 per share. The six year Series E Warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.385 per share. The initial exercise prices for each warrant are adjustable pursuant to a full ratchet anti-dilution provision and upon the occurrence of a stock split or a related event.

Pursuant to the registration rights agreement, the Company must file a registration statement covering the public resale of the shares underlying the Series A, B, C, D and E Warrants and the Debentures within 45 days of the closing of the transaction and cause the registration to be declared effective within 120 days of the closing date. The registration statement was filed and declared effective within the 120 of the closing date. Cash liquidated damages equal to 2% of the face value of the Debentures per month are payable to the purchasers for any failure to timely file or obtain an effective registration statement.

   Pursuant to the Security Agreement, the Company agreed to grant the purchasers, pari passu, a security interest in substantially all of the Company’s assets. The Company also agreed to pledge its respective ownership interests in its wholly-owned subsidiaries, OXIS Therapeutics, OXIS Isle of Man, and its partial subsidiary, BioCheck, Inc. In addition, OXIS Therapeutics and OXIS Isle of Man each provided a subsidiary guarantee to the Purchasers in connection with the transaction.

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a “conventional convertible debt instrument” since the debt is not convertible into a fixed number of shares. The Monthly Redemption Amounts can be paid with common stock at a conversion price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon “net-share settlement” is essentially indeterminate.  Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability.  This beneficial conversion liability has been calculated to be $690,000 on October 25, 2006.  In addition, since the convertible debenture is convertible into an indeterminate number of shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants issues in this transaction into common stock. Therefore, the warrants issued in connection with this transaction have a fair value of $2,334,000 at October 20, 2006.  The value of the warrant was calculated using the Black-Scholes model using the following assumptions: Discount rate of 4.5%, volatility of 158% and expected term of 1 to 6 years.  The fair value of the beneficial conversion feature and the warrant liability will be adjusted to fair value on each balance sheet date with the change being shown as a component of net loss.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible debentures were $690,000 and $2,334,000, respectively.  The first $1,350,000 of these discounts has been shown as a discount to the convertible debentures which will be amortized over the term of the convertible debenture and the excess of $1,674,000 has been shown as financing costs in the accompanying statement of operations.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

At December 31, 2006, the Company determined the fair value of the beneficial conversion feature and the warrants were $678,000 and $2,314,000, respectively. The aggregate decrease in fair value of these two liabilities from inception of the convertible debentures to December 31, 2006 of $32,000 is shown as other income in the accompanying consolidated statements of operations. The fair value of beneficial conversion feature and the warrants will be determined at each balance sheet date with the change from the prior period being reported as other income (expense).

8. Commitments and Contingencies

The following table presents future non-cancelable minimum payments under all of the Company's operating leases at December 31, 2006:

	Operating Leases
	Minimum Rental	Sublease Rental	Net Rental Payments
2007	$257,000	$(38,000)	$219,000
2008	265,000	(38,000)	227,000
2009	50,000	(6,000)	44,000
	$572,000	$(82,000)	$490,000

The Company leases a facility under an operating lease in Foster City, California that expires in 2009. Rental expenses of $237,000 and $138,000 were incurred during 2006 and 2005, respectively. During 2004, BioCheck entered into a sublease of an unused Foster City, California facility to the end of the lease term that reduced the Company's operating lease commitments.

On September 19, 2005, the Company entered into a stock purchase agreement with BioCheck, and its stockholders to purchase all of its common stock for $6.0 million in cash. On December 6, 2005, the Company purchased 51% of the common stock of BioCheck. Pursuant to the stock purchase agreement, the Company will use its reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings. The purchase price will be increased by an additional 8% per annum from December 6, 2005. If the Company has not purchased all of the outstanding shares of BioCheck within twelve months of December 6, 2005, the earnings before interest, taxes, depreciation and amortization expenses, if any, of BioCheck, will be used to repurchase the remaining outstanding BioCheck shares at one or more additional closings.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

In 1995, the Company consummated the acquisition of Therox Pharmaceuticals, Inc. (“Therox”) wherein Therox was merged with and into a wholly owned subsidiary of the Company. In addition to the issuance of its common stock to Therox shareholders, the Company agreed to make payments of up to $2,000,000 to the Therox stockholders based on the successful commercialization of Therox technologies. As of December 31, 2006, no additional payments have been made. The Company has not recorded a liability associated with this agreement because the Company does not believe that it has successfully commercialized any of the acquired Therox technologies.

The Company and its subsidiaries are also parties to various other claims in the ordinary course of business. The Company does not believe that there will be any material impact on the Company's financial position, results of operations or cash flows as a result of these claims.

9. Stockholders' Equity

Common Stock

Each share of common stock is entitled to one vote at the Company's annual meeting of stockholders.

The Company’s chief executive officer, a director and shareholder, Dr. Hausman, was issued 330,769 shares of common stock on October 12, 2006, as payment for compensation and expenses owed by us to NW Medical Research Partners, Inc., of which Dr. Hausman is the sole member and manager. The amount owed was $67,000, and the shares were valued at approximately $0.204 per share. In November 2006, the Company also issued to Dr. Hausman a total of 916,666 shares of common stock valued at $174,000 for payment for salary, bonus and office allowance.
On November 6, 2006, the Company entered into a consulting agreement with Dr. Repine (“Repine Consulting Agreement”), under which the Company issued 50,000 shares of common stock to Dr. Repine for payment of consulting services valued at $9,000.

In addition to the shares issued above to officers and directors of the Company, during the year ended December 31, 2006, the Company issued a total of 163,056 shares of common stock for services and accounts payable valued at $43,000.

The Company's former president and chief executive officer purchased 600,000 shares of common stock for $240,000, pursuant to the terms of an employment agreement on February 28, 2005 at the closing price of the Company's common stock on that date. During April 2005, 459,355 shares of common stock were issued to a note holder for cancellation of a note payable and accrued interest. During the third quarter of 2005, 85,678 shares of common stock were issued for the conversion and cancellation of all 428,389 outstanding shares of Series B preferred stock.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Preferred Stock

During the third quarter of 2005, 85,678 shares of common stock were issued for the conversion and cancellation of all 428,389 outstanding shares of Series B preferred stock that were valued at $4,000. The Series B preferred stock had certain preferential rights with respect to liquidation and dividends. Holders of Series B preferred stock were entitled to noncumulative annual dividends at the rate of $0.115 per share if and when declared by the Company's board of directors. No dividends to Series B preferred stockholders were issued or unpaid during 2006 or 2005.

The 96,230 shares of Series C preferred stock are convertible into 27,800 shares of the Company's common stock at the option of the holders at any time. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 or more than .2889 common shares for each Series C preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends. The Company has the right to automatically convert the Series C preferred stock into common stock if the Company lists its shares of common stock on the Nasdaq National Market and the average closing bid price of the Company's common stock on the Nasdaq National Market for 15 consecutive trading days exceeds $13.00. Each share of Series C preferred stock is entitled to the number of votes equal to .26 divided by the average closing bid price of the Company's common stock during the fifteen consecutive trading days immediately prior to the date such shares of Series C preferred stock were purchased. In the event of liquidation, the holders of the Series C preferred stock shall participate on an equal basis with the holders of the common stock (as if the Series C preferred stock had converted into common stock) in any distribution of any of the assets or surplus funds of the Company. The holders of Series C preferred stock are entitled to noncumulative dividends if and when declared by the Company's board of directors. No dividends to Series C preferred stockholders were issued or unpaid during 2006 and 2005.

Common Stock Warrants

The Company reserved 1,472,969 shares of common stock for issuance upon the exercise of a warrants granted in connection with the Company's January 14, 2004 promissory convertible notes. Warrants to purchase 712,500 shares of common stock are currently exercisable at $0.50 per share and expire on January 14, 2009. The exercise price is subject to adjustments for stock splits, combinations, reclassifications and similar events. As of December 31, 2006, no such adjustments have occurred. Certain piggy-back registration rights apply to the shares underlying these warrants.

On December 30, 2004, as an incentive for the seven lenders to convert their notes to common stock, the Company issued additional warrants that are currently exercisable to purchase 760,469 shares of common stock at an exercise price of $1.00 per share that expire on December 29, 2009. The exercise prices are subject to adjustments for stock splits, combinations, reclassifications and similar events. As of December 31, 2006, these warrants remain unexercised. The fair value of the shares issuable under these warrants was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 73%; risk-free interest rate of 4.25%; initial expected life of five years and no expected dividend yield. The resulting fair values of $159,000 related to the initial warrants and $202,000 related to the incentive warrants were recorded during 2004 as financing fees in the consolidated statement of operations.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

   The Company reserved 12,877,366 shares of common stock for issuance upon the exercise of a warrants granted on January 6, 2005 in connection with the Company's private placement of common stock. The warrants are currently exercisable at an exercise price of $0.66 per share to purchase 6,438,685 shares of common stock and $1.00 per share to purchase 6,438,681 shares of common stock. The exercise prices are subject to adjustments for stock splits, combinations, reclassifications and similar events, and the warrants expire on January 6, 2010. As of December 31, 2006, these warrants remain unexercised. The Company has granted the warrant holder certain registration rights with respect to the shares issuable upon exercise of the warrant.

  Warrants to purchase 367,500 shares of common stock are currently exercisable at $1.00 per share and expire on March 1, 2007. These warrants were issued to Meridian Investment on March 1, 2002 in conjunction with a debt financing. The exercise price of these warrants is subject to adjustments for stock splits, dividends, combinations, reclassifications, mergers and similar events. As of December 31, 2006, no such adjustments have occurred.

In conjunction with the issuance of the Renewal Note, on July 26, 2006 (See Note 7) the Company issued to Fagan Capital a common stock purchase warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. The exercise price is adjustable pursuant to certain anti-dilution provisions and upon the occurrence of a stock split. The common stock purchase warrant expires on June 1, 2014. In connection with an anti-dilution in this warrant agreement, the Company was required to issue an additional 1,094,476 warrants to Fagan Capital bring the total to 2,253,333. In addition the Company was required to reduce the exercise price from $0.35 to $0.18. In connection with the issuance of these additional warrants and the re-pricing of the old warrants, the Company took a charge to earnings during the year ended December 31, 2006 of $210,000.

On October 25, 2006, in conjunction with the signing of the Purchase Agreement (See Note 7), the Company issued to the Purchasers five year Series A Warrants to purchase an aggregate of 2,420,357 shares of common stock at an initial exercise price of $0.35 per share, one year Series B Warrants to purchase 2,420,357 shares of common stock at an initial exercise price of $0.385 per share, and two year Series C Warrants to purchase an aggregate of 4,840,714 shares of common stock at an initial exercise price of $0.35 per share. In addition, the Company issued to the Purchasers Series D and E Warrants which become exercisable on a pro-rata basis only upon the exercise of the Series C Warrants. The six year Series D Warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.35 per share. The six year Series E Warrants to purchase 2,420,357 shares of common stock have an initial exercise price of $0.385 per share. The initial exercise prices for each warrant are adjustable pursuant to a full ratchet anti-dilution provision and upon the occurrence of a stock split or a related event.

On May 12, 2006, the Company issued a total of 108,000 warrants to a Company that is controlled by a director of the Company with an exercise price of $0.39. These warrants expire on May 12, 2016 and vest over one year. The fair value of these warrants was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 90%; risk-free interest rate of 4.6%; initial expected life of five years and no expected dividend yield. The fair value of these warrants is being recognized as an expense as the warrants vest. For the year ended December 31, 2006, the Company recognized an expense of $23,000 related to the vesting of these warrants.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

On November 6, 2006, the Company issued a total of 2,416,108 warrants to directors of the Company with an exercise price of $0.20. These warrants expire on November 6, 2016 and vesting ranges from immediately to four years. The fair value of these warrants was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 158%; risk-free interest rate of 5.0%; initial expected life of five years and no expected dividend yield. The fair value of these warrants is being recognized as an expense as the warrants vest. For the year ended December 31, 2006, the Company recognized an expense of $312,000 related to the vesting of these warrants.

As of December 31, 2006, the Company had 34,017,418 warrants outstanding.

Stock Options

The Company has reserved 2,630,000 shares of its common stock at December 31, 2006 for issuance under the 2003 Stock Incentive Plan (the “2003 Plan”). The 2003 Plan, approved by stockholders at the 2003 annual meeting, permits the Company to grant stock options to acquire shares of the Company's common stock, award stock bonuses of the Company's common stock, and grant stock appreciation rights. At December 31, 2006, 368,270 shares of common stock were available for grant and options to purchase 1,981,730 shares of common stock are outstanding under the 2003 Plan. The Company has reserved 2,737,622 shares of its common stock at December 31, 2005 for issuance pursuant to the future exercise of outstanding options granted under the 1994 Stock Incentive Plan (the “1994 Plan”). The 1994 Plan permitted the Company to grant stock options to acquire shares of the Company's common stock, award stock bonuses of the Company's common stock, and grant stock appreciation rights. This Plan expired on April 30, 2003 and no further issuances will occur. Options to purchase 821,309 shares of common stock are outstanding at December 31, 2006 under the 1994 Plan.

In addition, the Company has reserved 3,029,370 shares of its common stock for issuance outside of its stock incentive plans. At December 31, 2006, options to purchase 3,029,370 shares of common stock are outstanding outside of its stock incentive plans.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The following table summarizes all outstanding stock options:

	Number of Options	Weighted Average Exercise Price
Outstanding, December 31, 2004	4,672,863	$0.75
Granted	2,671,000	0.33
Exercised	(322,166)	0.14
Forfeited	(643,907)	0.76
Outstanding, December 31, 2005	6,377,790	0.60
Granted	1,884,370	0.30
Exercised	(528,588)	0.13
Forfeited	(2,126,183)	1.07
Outstanding, December 31, 2006	5,607,389	$0.33

Exercisable options:
December 31, 2005	4,040,290	$0.75
December 31, 2006	2,271,576	$0.42

The weighted-average fair value of options granted was $0.24 in 2006 and $0.31 in 2005.
The following table summarizes outstanding stock options approved and not approved by stockholders:

	Options Approved by Stockholders	Options Not Approved by Stockholders	Total Outstanding Options
Outstanding options:
December 31, 2005	4,874,352	1,503,438	6,377,790
December 31, 2006	2,578,019	3,029,370	5,607,389

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

The following table summarizes information about all outstanding and exercisable stock options at December 31, 2006:

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Options	Weighted-Average Exercise Price
$0.08 to $0.15	328,000	1.24	$0.10	328,000	$0.10
$0.20 to $0.47	4,803,689	8.31	$0.28	1,567,876	$0.31
$0.53 to $0.88	373,950	6.08	$0.62	273,950	$0.63
$1.38 to $3.44	93,750	2.21	$2.48	93,750	$2.48
$4.53 to $11.41	8,000	0.36	$4.53	8,000	$4.53
	5,607,389			2,271,576

Under the Repine Consulting Agreement, as compensation we granted Dr. Repine a ten year stock option to purchase 200,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 100,000 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 100,000 option shares vesting in eight quarterly installments over two years. Additionally, we granted Dr. Repine, as a sign on bonus, a non-qualified option to purchase 200,000 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the commencement date of October 15, 2006.

On November 6, 2006, the Company entered into an executive employment agreement with Dr. Hausman (“Hausman Employment Agreement”), under which Dr. Hausman was granted a ten year a non-qualified option to purchase 495,000 shares of the Company common stock at an exercise price of $0.20 per share, vesting as follows: (i) 247,500 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 247,500 option shares vesting in eight quarterly installments over two years (the “Initial Option Grant”). Additionally, the Company granted Dr. Hausman, as a sign on bonus, 500,000 restricted shares of common stock and a ten year common stock purchase warrant to purchase 1,505,000 shares at an exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Stock Compensation

The Company granted options to consultants to purchase 50,000 and 63,000 shares of the Company's common stock in 2006 and 2005, respectively. The exercise prices per share for options granted were $0.40 in 2006 and $0.37 in 2005. The options have a 10-year life and vest over periods ranging from one to three years. The fair value of each option was estimated on the date of grant and revalued during the vesting period using the Black-Scholes option-pricing model with the following weighted-average assumptions during 2006 and 2005: expected volatility of 90% and 170%, respectively; average risk-free interest rate of 4.64% and 4.54%; initial expected life of ten years; and no expected dividend yield. Stock compensation expense of $6,000 and $20,000 was recorded in 2006 and 2005, respectively.

Future Warrants and Options Issuable to Consultants

Under the Ambient Advisory Agreement with Ambient Advisors, During the three year term of the agreement, Ambient Advisors will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by our board of directors or compensation committee. During the remainder of calendar year 2006, Ambient Advisors’ bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the term of the agreement will be in a similar target range. The bonuses payable under our agreement with Ambient Advisors will be paid in cash, although at Ambient Advisors’ sole option, they may elect to receive compensation in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Ambient Advisors of the bonus for a particular year.

Under the Repine Consulting Agreement, Dr. Repine is eligible to receive annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by our Chief Executive Officer. Each bonus payable will be paid in cash, although at Dr. Repine’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Repine of the particular bonus.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Under the Hausman Employment Agreement, Dr. Hausman will receive annual compensation in the amount of $250,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the Board of Directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Hausman was issued 347,222 restricted shares of common stock. During the three year term of the agreement, Dr. Hausman shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the Board of Directors and its Compensation Committee. The bonuses payable hereunder shall be paid in cash, although at Dr. Hausman’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Hausman of the bonus for a particular year. Once the Company has raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 25, 2006) or in a strategic transaction (in each case, a Qualifying Financing), Dr. Hausman may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on the Company’s regular pay cycle for professional employees.

10. Income Taxes

The Company and BioCheck will file separate federal and state tax returns for 2006 and will continue to file separate tax returns until the Company purchases 80% or more of BioCheck. Deferred tax assets and liabilities as contained on the consolidated balance sheet at December 31, 2006 are attributed solely to BioCheck. The current tax provision for the year ended December 31, 2006 of $112,000 is solely attributed to BioCheck.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005
Deferred Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards. The significant components of net deferred income tax assets for the Company excluding BioCheck are:

	December 31,
	2006	2005
Deferred tax assets:
Federal net operating loss carryforward	$6,589,000	$5,731,000
Temporary deferred tax asset caused by capitalized research and development expenses	5,883,000	5,883,000
Federal R&D tax credit carryforward	235,000	412,000
State net operating loss carryforward and capitalized research and development expenses	1,464,000	1,393,000
Other	80,000	55,000
Deferred tax liabilities - book basis in excess and of noncurrent assets acquired in purchase transactions	(142,000)	(142,000)
Deferred tax assets before valuation	14,109,000	13,332,000
Valuation allowance	(14,109,000)	(13,332,000)
Net deferred income tax assets	$--	$--

The prospective tax benefits of the net operating losses of $15,410,000 which existed at the date of acquisition (September 7, 1994) of the French subsidiary will be recorded as a reduction of income tax expense when and if realized. Due to the closure of the French subsidiary's operations in early 1999, it is unlikely that the Company will ever realize any benefit from the French subsidiary's operating loss carryforwards.

The prospective tax benefits of the net operating losses of $1,032,000 which existed at the date of acquisition (December 31, 1997) of Innovative Medical Systems Corp. will be recorded as a reduction of the net unamortized balance of property, plant and equipment and intangible assets of $465,000 when and if realized.

Statement of Financial Accounting Standards No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets. The change in deferred tax assets and the related valuation allowance at December 31, 2006 was and primarily related to the net increase in net operating losses and decrease in capitalized research and development expense.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Tax Carryforward

At December 31, 2006, the Company had net operating loss carryforwards of approximately $19,378,000 to reduce United States federal taxable income in future years, and research and development tax credit carryforwards of $235,000 to reduce United States federal taxes in future years. These carryforwards expire as follows:

	United States	R&D Tax
	Net Operating	Credit
Year of Expiration	Loss Carryforward	Carryforward
2007	$6,000	$18,000
2008	675,000	6,000
2009	-	30,000
2010	29,000	-
2011-2026	18,668,000	181,000
	$19,378,000	$235,000

During 2002, the Company issued preferred stock with voting rights, which would be regarded as a control change under the Internal Revenue Code (IRC). Under IRC Section 382, a control change will limit the utilization of the net operating losses. The Company has not determined the effects of any limitations on the value of net operating losses or any tax credits outstanding prior to the control change. In addition, any future control change may further limit the extent to which the net operating loss carryforwards can be used to offset future taxable income.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

11. License Agreement

On September 28, 2004, the Company and HaptoGuard Inc, which merged with Alteon, Inc. in 2006 (“Alteon”) entered into a license agreement relating to the Company's proprietary compound BXT 51072 and related compounds.   Under the agreement, Alteon has exclusive worldwide rights to develop, manufacture and market BXT-51072 and related compounds from the Company's library of such antioxidant compounds.  Further, Alteon is responsible for worldwide product development programs with respect to licensed compounds.  Alteon has paid the Company an upfront license fee of $450,000. The agreement provides that Alteon must pay royalties to the Company, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted.  The material milestones under the agreement which would generate future payments are as follows: upon initiation of Phase III clinical trials of the products; upon grant by the Food and Drug Administration (FDA) of marketing approval of the products; upon grant by the European Agency for the Evaluation of Medicinal Products (EMEA) for marketing approval of the products; and upon grant of marketing approval of the products for each additional regulatory territory. The royalties paid by the licensee will begin upon the first commercial sale of the licensed products and will vary based upon formulations. The Company has the right to terminate the agreement if the licensee fails to pay the Company any required payments under the agreement or if the licensee fails to comply with certain plan and timeline requirements relating to the development of the licensed compounds and such failure continues for 30 days after the Company has given notice to the licensee of such failure. Either party may terminate the agreement upon 30 days' written notice upon certain events relating to the other party's bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party's uncured breach of any material provision of the agreement. Otherwise, the agreement terminates when the Company's underlying patents related to the licensed compounds expire.

During December 2005, the Company granted Alteon a six-month extension to begin Phase II, as defined in the original license agreement in exchange for $100,000.

The Company subsequently entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. with an effective date of April 5, 2007. See Note 15, “Subsequent Events.”

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

12.  Geographical Reporting

Revenues attributed to North America include shipments to customers in the United States, Canada and Mexico. Revenues attributed to EMEA include shipments to customers in Europe, Middle East and Africa. Revenues from shipments to customers by geographical region are as follows:

	Year Ended December 31,
	2006	2005
North America	$5,319,000	$1,553,000
EMEA	248,000	493,000
Latin America	-	7,000
Asia Pacific	224,000	344,000
Total	$5,791,000	$2,397,000

Revenues from shipments to countries outside of the United States did not exceed 10% of the Company's consolidated total revenues in 2006 and 2005. None of the Company's consolidated long-lived assets were located outside of the United States.

13. Supplemental Cash Flow Disclosures

The Company granted options to consultants to purchase 50,000 and 63,000 shares of the Company's common stock in 2006 and 2005, respectively. Stock compensation expense of $6,000 and $20,000 was recorded in 2006 and 2005, respectively. Cash interest paid was $5,000 and $11,000 in 2006 and 2005, respectively. The $160,000 notes payable to shareholders and accrued interest of $84,000 were converted into 459,355 shares of common stock during April 2005.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

14. Related Party Transactions

On September 15, 2006, Marvin S. Hausman, M.D. was appointed by the board of directors as president and chief executive officer of the Company. Dr. Hausman remains chairman of the board of directors. On November 6, 2006, the Company entered into an employment agreement with Dr. Hausman. The commencement date of the agreement was set retroactively at October 15, 2006 (the “Commencement Date”). Pursuant to the employment agreement, Dr. Hausman will serve as the President and Chief Executive Officer of the Company for a three year period from the Commencement Date, thereafter on a one year basis. Dr. Hausman will receive annual compensation in the amount of $250,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the Board of Directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Hausman was issued 347,222 restricted shares of common stock. During the three year term of the agreement, Dr. Hausman shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the Board of Directors and its Compensation Committee. During the remainder of calendar year 2006, Dr. Hausman’s bonus shall be pro rated on an annual bonus rate in the range of 25% to 50% of his base salary, and the bonus for subsequent years of the term of the agreement shall be in a similar target range. The bonuses payable hereunder shall be paid in cash, although at Dr. Hausman’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Hausman of the bonus for a particular year. Once the Company has raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 25, 2006) or in a strategic transaction (in each case, a Qualifying Financing), Dr. Hausman may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on the Company’s regular pay cycle for professional employees. As part of the compensation under the employment agreement, the Company granted Dr. Hausman a ten year non-qualified option to purchase 495,000 shares of the Company common stock at an exercise price of $0.20 per share, vesting as follows: (i) 247,500 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 247,500 option shares vesting in eight quarterly installments over two years (the “Initial Option Grant”). Additionally, the Company granted Dr. Hausman, as a sign on bonus, 500,000 restricted shares of common stock and a ten year common stock purchase warrant to purchase 1,505,000 shares at an exercise price of $0.20 per share, vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date. The Company shall provide Dr. Hausman with an annual office expense allowance of $50,000, for the costs of maintaining an office in the Stevenson, Washington area. The office expense allowance shall be payable quarterly in advance in the form of common stock, at a price equal to 85% of the Market Price. For the first installment, representing $12,500 of the office expense allowance, Dr. Hausman was issued 69,444 restricted shares of common stock. Hereafter, the office allowance expense will be paid promptly after the determination of the Market Price on the dates that are three months, six months and nine months from the date hereof, and quarterly thereafter for the duration of the term of the agreement. Notwithstanding the foregoing, once the Company has completed a Qualifying Financing, the office expense allowance will be paid in cash in advance, commencing for the quarter next following the quarter in which the Qualifying Financing occurred. Additionally, Dr. Hausman shall receive family health and dental insurance benefits and short-term and long-term disability policies.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

On November 6, 2006, the Company entered into an advisory agreement with Ambient Advisors LLC (“Ambient Advisors”). Gary M. Post, a member of the board of directors, is the manager of Ambient Advisors. The commencement date of the agreement was set retroactively at October 15, 2006 (the “Commencement Date”). Pursuant to the advisory agreement, Ambient Advisors will provide certain services pertaining to strategic planning, financial planning and budgeting, investor relations, corporate finance and such additional roles and responsibilities as requested for a three year period from the Commencement Date, thereafter on a one year basis. Ambient Advisors will receive annual compensation in the amount of $83,333, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the Board of Directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Ambient Advisors received a ten year warrant to purchase 173,608 shares of common stock with an exercise price of $0.20 per share, vesting immediately. As part of the compensation under the advisory agreement, the Company granted Ambient Advisors a ten year common stock purchase warrant to purchase 550,000 shares of the Company common stock at an exercise price of $0.20 per share, vesting as follows: (i) 275,000 warrant shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 275,000 warrant shares vesting in eight quarterly installments over two years. Additionally, the Company granted Ambient Advisors, as a sign on bonus, a non-qualified option to purchase 333,333 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date. During the three year term of the agreement, Ambient Advisors shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the Board of Directors and its Compensation Committee. During the remainder of calendar year 2006, Ambient Advisors’ bonus shall be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the term of the agreement shall be in a similar target range. The bonuses payable hereunder shall be paid in cash, although at Ambient Advisors’ sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Ambient Advisors of the bonus for a particular year.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

On November 6, 2006, the Company entered into a consulting agreement with John E. Repine, M.D. The commencement date of the agreement was set retroactively at October 15, 2006 (the “Commencement Date”). Pursuant to the consulting agreement, Dr. Repine shall advise the Company concerning matters of antioxidant and inflammation research and potential acquisitions (including products/compounds/ intellectual property, companies), product research and development, and the development and establishment of reference labs for oxidative stress and inflammatory reactions for a three year period from the Commencement Date, thereafter on a one year basis. Dr. Repine will receive annual compensation in the amount of $36,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the Board of Directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received. For the initial quarterly payment, Dr. Repine received 50,000 restricted shares of common stock. As part of the compensation under the consulting agreement, the Company granted Dr. Repine a ten year stock option to purchase 200,000 shares of the Company common stock at an exercise price of $0.20 per share, vesting as follows: (i) 100,000 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 100,000 option shares vesting in eight quarterly installments over two years. Additionally, the Company granted Dr. Repine, as a sign on bonus, a non-qualified option to purchase 200,000 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date. During the term of the consulting agreement, Dr. Repine shall be eligible to receive annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by the Company Chief Executive Officer. Each bonus payable shall be paid in cash, although at Dr. Repine’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Repine of the particular bonus.

Effective December 6, 2005, the Company, BioCheck and Dr. John Chen entered into an executive employment agreement, under which Dr. Chen is employed as president of BioCheck. In the event that BioCheck terminates the employment of Dr. Chen other than for cause, Dr. Chen will be eligible to receive 12 months of his then-current base salary. The Company has granted to Dr. Chen an option to purchase 500,000 shares of common stock at an exercise price of $0.26 per share. Dr. Chen will be eligible for an additional grant of options equal to 250,000 shares of common stock at December 6, 2006 and December 6, 2007, so long as BioCheck's net sales for the then most recently completed fiscal year exceed the net sales of the preceding fiscal year. Stock options vest at 25% per annum subject to continued employment, and all options shall be exercisable for ten years from the date of grant. Dr. Chen shall have a period of 12 months following any termination of employment to exercise vested options. As of December 31, 2006, no additional stock options have been granted to Dr. Chen.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

Further, BioCheck and EverNew Biotech, Inc., a California corporation (“EverNew”), entered into a services agreement dated December 6, 2005 (the “Services Agreement”). The holders of the shares of capital stock of EverNew immediately prior to the Initial Closing are substantially the same set of individuals and entities who held BioCheck's common stock immediately prior to the Initial Closing, including Dr. Chen as a significant shareholder. EverNew is an emerging point-of-care diagnostics company, with a number of products in development. EverNew shall render certain services to BioCheck, including assay research and development work, and BioCheck shall render certain administrative services to EverNew. In consideration of services to be provided by EverNew, BioCheck shall pay to EverNew $12,000 per month, provided, however, if the sum of EverNew's gross revenues for a consecutive three month period during the term of the Services Agreement equals or exceeds $100,000, then BioCheck shall no longer be obligated to pay EverNew any amounts for the remainder of the term of the Services Agreement. Further, in such event, EverNew shall pay BioCheck an amount equal to the EverNew Service Cost per month for the remainder of the term of the Services Agreement, and the EverNew Service Cost for such month shall be reduced by the amount of the BioCheck compensation paid to BioCheck for such month.

In addition, the Company, BioCheck and EverNew entered into an option and reimbursement agreement dated December 6, 2005 (the “Option Agreement”). Pursuant to the terms of the option agreement, EverNew and its shareholders have granted to the Company a call option and a right of first refusal to purchase all of the assets or equity securities of EverNew.
On November 17, 2005, the Company entered into a one year consulting agreement with NW Medical Research Partners, Inc. that was renewable for a second year. Marvin S. Hausman, M.D. is the sole member and manager of NW Medical Research Partners. Dr. Hausman had previously been the Company's interim Chief Executive Officer and was the Company's interim Chief Financial Officer at December 31, 2005. Dr. Hausman is currently the Company’s President and Chief Executive Officer and Chairman of the Company's Board of Directors and a former Chairman and Chief Executive Officer of TorreyPines Therapeutics, Inc., which currently holds approximately 36% of the Company's common stock. Dr. Hausman’s monthly compensation was $5,000 and $500 per hour for any hours over 20 hours per month up to a limit of 50 hours per month. Dr. Hausman was granted a stock option to purchase 108,000 shares of the Company's common stock at an exercise price of $0.37 per share. The option vested monthly over a year. Dr. Hausman was reimbursed for his healthcare insurance. On October 12, 2006, the Company mutually agreed with Dr. Hausman to terminate the consulting agreement with NW Medical Research Partners effective October 15, 2006.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

15. Subsequent Events

Settlement Agreement with Steve Guillen.

In March 2007, the Company and Mr. Guillen executed and delivered a Confidential Separation Agreement (dated February 12, 2007), under which the Company agreed to pay Mr. Guillen the sum of $250,000 in twelve equal monthly installments, subject to standard payroll deductions and withholdings. The Company also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares. Mr. Guillen would have the right to exercise his options until September of 2009. The Company also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. In exchange for these payments and benefits, Mr. Guillen and the Company agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with the Company.

License Agreement with Alteon

The Company entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. with an effective date of April 5, 2007. Pursuant to the license agreement the Company grants Alteon an exclusive, sole, worldwide license to develop, manufacture and market BXT-51072 and related compounds covered by certain patent rights, with the right to sublicense. This license agreement amends and supersedes the Exclusive License and Supply Agreement previously entered into between the Company and HaptoGuard, Inc. (now part of Alteon) on September 28, 2004, as amended. Alteon’s lead compound under the previous license, ALT-2074 (formerly BXT 51072) is currently in a Phase 2 clinical study for cardiovascular indications and is one of a family of licensed compounds that are orally bioavailable organoselenium compounds that have demonstrated potent anti-oxidant and anti-inflammatory properties in clinical and preclinical studies. Unlike the previous license agreement with HaptoGuard, in this Amended and Restated Exclusive License Agreement, the license is not limited in relation to particular clinical indications. Under the license agreement, Alteon is responsible for funding product development programs with respect to the licensed compounds. The Company shall receive a non-refundable up-front license fee of $500,000 and Alteon is obligated to pay royalties on net sales of licensed products, with certain adjustments under certain conditions, as well as additional fees for the achievement of certain development and regulatory approval milestones. There can be no assurances that royalty payments will result or that milestone payments will be realized. In addition, within 14 days of the effective date of the license agreement, Alteon will purchase shares of common stock at a premium to the market price in the aggregate amount of $500,000. Alteon shall control, prosecute and maintain all licensed patents and shall be responsible for all costs and expenses in connection with the filing, prosecution and maintenance of the licensed patents. The Company has the right to terminate the license agreement if Alteon fails to pay the Company any required payments under the license agreement and such failure is not cured after written notice. Alteon may terminate the agreement by providing us with 180 days’ written notice. Either party may terminate the agreement upon 30 days’ written notice upon certain events relating to the other party’s bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party’s uncured breach of any material provision of the agreement. Otherwise, the license agreement terminates upon the expiration of the underlying patents relating to the licensed compounds, on a country by country basis. As a part of the agreement, Alteon agreed to make an equity investment in our common stock, at a per-share price equal to 125% of the ten-day average trading price following the effective date of the agreement and no less than $0.24 per share, resulting in net proceeds to us of $500,000.

OXIS International, Inc. and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended December 31, 2006 and 2005
Resignation of Director

    Effective April 12, 2007, Steven T. Guillen resigned from the Company’s board of directors.